As filed with the Securities and Exchange Commission on October 5, 2006.
                                                     Registration No. 333-130274


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

                             Registration Statement
                        Under the Securities Act of 1933
                      ------------------------------------

                               ERF WIRELESS, INC.
             (Exact name of Registrant as specified in its charter)

           NEVADA                          3570                    76-0196431
(State or other jurisdiction         (Primary Standard          (I.R.S. Employer
    of incorporation or         Industrial Classification         Identification
       organization)                   Code Number)                   Number)

2911 SOUTH SHORE BLVD., SUITE 100, LEAGUE CITY, TEXAS                      77573
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

R. GREG SMITH CEO, ERF WIRELESS, INC, 2911 SOUTH SHORE BLVD., SUITE 100, LEAGUE
                        CITY, TEXAS 77573 , 281-538-2101
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                               THOMAS C. PRITCHARD
                            BREWER & PRITCHARD, P.C.
                           THREE RIVERWAY, SUITE 1800
                              HOUSTON, TEXAS 77056
                              PHONE (713) 209-2950
                               FAX (713) 659-5302
                              ---------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                          CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
                                                     PROPOSED
                                    AMOUNT            MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF              BEING          OFFERING PRICE         AGGREGATE            REGISTRATION
SECURITIES TO BE REGISTERED       REGISTERED        PER SHARE (1)     OFFERING PRICE (2)         FEE (3)
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.001     3,709,999           $3.30             12,242,996                 $2,449
-----------------------------------------------------------------------------------------------------------
TOTAL........................                                                                      $2,449
-----------------------------------------------------------------------------------------------------------

(1)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)      Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c)
         under the Securities Act of 1933, based upon the last sale of the Registrant's common stock on
         December 7, 2005, as reported on the Nasdaq OTC Bulletin Board Exchange.
(3)      Previously paid.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Subject to Completion, Dated ________________, 2006.

Preliminary Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               ERF WIRELESS, INC.

                                2,012,847 SHARES

         This prospectus relates to the offer and sale of shares of ERF Wireless, Inc.'s common stock by the selling stockholders listed on page 23. The shares being registered hereby include:

         o 1,602,848 shares of common stock issuable upon conversion of approximately $1,160,000 principal amount of debt with a conversion price equal to the lesser of (i) $3.50 per share, or (ii) 85% of the average of the three lowest VWAP's, as reported by Bloomberg, during the ten (10) trading days immediately preceding the date of the related notice conversion;

         o 389,999 shares currently issuable upon exercise of stock purchase warrants at per share exercise prices of $3.57; and

         o 20,000 shares of common stock previously issued upon the exercise of stock purchase warrants at $0.20 per share.

         This prospectus relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. This offering is not being underwritten. We have agreed to indemnify certain selling shareholders. Further, we have agreed to pay the expenses related to the registration of the shares being offered, but we will not receive any proceeds from the sale of the shares by the selling stockholders. If the warrants are exercised for cash, we will receive a maximum of $1,392,296.40 of proceeds which we will utilize for working capital purposes.

         Our common stock is currently traded on the Nasdaq OTC Electronic Bulletin Board under the symbol ERFW. On September 25, 2006, the closing price of our common stock was $0.54 per share.

         Investing in our common stock involves risks. You should purchase our shares only if you can afford a complete loss of your investment. WE URGE YOU TO READ THE RISK FACTORS SECTION BEGINNING ON PAGE 8 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this prospectus is _________________, 2006.

TABLE OF CONTENTS

                                                                           Page
Prospectus summary                                                           4
Where you can find more information                                          5
The offering                                                                 6
Risk factors                                                                 8
Special note regarding forward-looking statements                           12
Use of proceeds                                                             14
Market price information and dividend policy                                14
Management's discussion and analysis                                        14
Our business                                                                23
Selling stockholders                                                        28
Plan of distribution                                                        29
Management                                                                  31
Principal stockholders                                                      37
Description of securities                                                   38
Disclosure of Commission position on indemnification
         for Securities Act liabilities                                     42
Experts                                                                     43
Legal matters                                                               43
Change of Accountants                                                       43
Financial Statements                                                       F-1

                               PROSPECTUS SUMMARY

         To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 8 and the financial statements.

SUMMARY OF THE COMPANY

         ERF Wireless, Inc. provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

         The Company has formed four business reporting segments to provide solutions and services to different segments of the wireless industry. The Company's revenues are generated through our four business reporting segments:

         ENTERPRISE NETWORK SERVICES

         The Enterprise Network Services provides a turnkey design and implementation in the area of secure wireless broadband networks for regional banks. The acquisition of the assets of Skyvue USA East Central Texas, Inc., a Texas corporation ("Skyvue"), provided Enterprise Network Services with over three years of experience in designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

         Enterprise Network Services focus is on obtaining design and construction contracts with regional banks in conjunction with long term maintenance and monitoring contracts. Any monitoring contracts will be managed by the Company's Network Operations division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company plans to use the same network under a revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Bundled Wireless Services offering.

         Enterprise Network Services currently has long term maintenance contracts with three (3) banking networks. For the six months ended June 30, 2006 Enterprise Network Services contributed to 67% of the revenues of the Company and 53% of the losses attributable to the Company's business segments.

         BUNDLED WIRELESS SERVICES

         The Bundled Wireless Services was recently formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. The Bundled Wireless Services intends to focus on rural markets. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies throughout North America.

         As of the six months ended June 30, 2006, the Bundled Wireless Services contributed to 4% of the revenues of the Company and 12% of the losses attributable to the Company's business segments. The Company is still in the early stages of developing the Bundled Wireless Services division.

         WIRELESS MESSAGING SERVICES

         The Wireless Messaging Services provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services implements and constructs new wireless broadband networks for the Company. Additionally, Wireless Messaging Services manufactures some paging equipment and has a retail outlet in San Antonio, Texas. The majority of Wireless Messaging Services' contracts are short term.

         Wireless Messaging Services contributed 29% of the Company's revenues for the six months ended June 30, 2006 and 35% of the losses attributable to the Company's business segments.

         NETWORK OPERATIONS

         The Network Operations division was created to provide the overall day-to-day operation and 24/7 monitoring to all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations division may provide monitory for other third parties.

         As of the six months ended June 30, 2006, the Network Operations division's revenues and losses were not material. The Company is still in the early stages of developing the Network Operations division and there is no guarantee that it will be successful.

CORPORATE HISTORY

         The Company was incorporated in Texas as Eastex Chemex Corporation in 1986 and changed its name to Fleetclean Systems, Inc. in 1990. In May 2004, Systom Trust Joint Venture effected a change of control transaction by purchasing from the then largest shareholder and his family 10,783,492 shares of Company common stock for $150,000 and acquiring 1,000,000 shares of Series A Preferred Stock from the Company for $290,700. In September 2004, the Company changed its name to ERF Wireless, reincorporated in Nevada, and effected a 1-for-75 reverse split. Thereafter, the Company's common stock began trading under the new ticker symbol of ERFW on the Nasdaq OTC Electronic Bulletin Board. Unless otherwise reflected herein, all per share numbers give effect to this reverse split. In September 2004, the Company acquired all of the capital stock of Eagle R. F. International in exchange for 1,000,000 shares of its common stock; from a legal perspective, the capital structure of the Company was the surviving entity, while Eagle R.F. International was the surviving entity for accounting purposes.

GENERAL

         Our principal executive offices are located at 2911 South Shore Blvd., Suite 100, League City, Texas 77573, and our telephone number is (281) 538-2101. We maintain a web site at www.erfwireless.com. Information contained on our web site is not part of this prospectus. We make available free of charge through our web site our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such material with or to the SEC.

WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form SB-2 that we have filed registering the common stock to be sold in this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC's web site (http:www.sec.gov). This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. This registration statement, including the exhibits and schedules filed as a part of this registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room at 100 F, Street NE, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

         All references to "we," "our," or "us" refer to ERF Wireless, Inc., a Nevada corporation, and our subsidiaries.

                                  THE OFFERING

Securities offered......................       The selling stockholders are
                                               offering a total of 2,012,847
                                               shares, including a total of
                                               1,602,848 shares underlying
                                               convertible notes and 389,999
                                               shares underlying warrants (if
                                               all the shares, the resale of
                                               which are being registered in
                                               this offering, are issued, they
                                               would represent approximately 11%
                                               of the total number of shares of
                                               common stock outstanding as of
                                               September 25, 2006).

Common stock outstanding before the            As of September 25, 2006, we had
Offering................................       16,656,299 common stock
                                               outstanding, which does not
                                               includes shares issuable upon the
                                               exercise of warrants, the
                                               conversion of outstanding
                                               convertible debt, bonds or Series
                                               A Preferred Stock, all of which
                                               are described in the "Description
                                               of Securities."

Series A Preferred Stock outstanding....       As of September 25, 2006, we had
                                               4,300,108 of Series A Preferred
                                               Stock outstanding.

Use of Proceeds.........................       We will not receive any of the
                                               proceeds from the sale of shares
                                               of our common stock offered by
                                               our selling stockholders. We will
                                               receive the proceeds from the
                                               cash exercise of the warrants
                                               discussed in this prospectus.

Risk Factors ...........................       The securities offered hereby
                                               involve a high degree of risk and
                                               immediate substantial dilution.
                                               See "Risk Factors".

Over-the-Counter Bulletin Board
Symbol..................................       ERFW

SUMMARY FINANCIAL INFORMATION

         The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2005 and 2004 and unaudited quarterly periods ended June 30, 2006 and 2005. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the "Management's Discussion and Analysis" beginning on page14 of this prospectus and our financial statements and related notes beginning on page F-1.

                                                          SIX MONTHS ENDED
                                                          ----------------
                                                              JUNE 30,
                                                              --------
                                                            (UNAUDITED)
                                                            -----------
STATEMENTS OF OPERATIONS DATA:                         2006             2005
                                                       ----             ----
Total Sales                                      $ 1,249,000       $   201,000
Cost of Good Sold                                    887,000           79.,000
Gross Profit                                         362,000           122,000
  % of Total Sales                                        29%               61%
Operating Expenses                                 3,126,000         1,080,000
Loss from Operations                              (2,764,000)         (958,000)
Other income                                         570,000                 0
Net loss                                          (2,194,000)         (958,000)
Unrealized Holding Loss                                    0            (1,000)
Total Other Comprehensive Loss                    (2,194,000)         (957,000)
Deemed Dividend related to preferred                (130,000)         (626,000)
conversion feature
Net Loss Attributable to common shareholders      (2,324,000)       (1,583,000)


                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
STATEMENTS OF OPERATIONS DATA:                        2005              2004
                                                      ----              ----
Total Sales                                   $   643,000          $   325,000
Cost of Good Sold                                 382,000               84,000
Gross Profit                                      261,000              241,000
  % of Total Sales                                   41%0                   74%
Operating Expenses                              3,364,000              960,000
Loss from Operations                           (3,103,000)            (719,000)
Other income                                     (308,000)                   0
Net loss                                       (3,411,000)            (719,000)
Unrealized Holding Loss                                 0                    2
Other Comprehensive Loss                       (3,411,000)            (717,000)


                                             AS OF                 AS OF
 BALANCE SHEET DATA:                     JUNE 30, 2006       DECEMBER 31, 2005
                                          (UNAUDITED)
Working capital                           $(2,163,000           $(1,376,000)
Total assets                              $ 1,290,000           $ 2,090,000
Total liabilities                         $ 2,949,000           $ 2,852,000
Shareholders' equity                      $(1,659,000)          $  (762,000)

                                  RISK FACTORS

         Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

         We have incurred annual operating losses since our inception. As a result, at June 30, 2006, we had an accumulated deficit of $8,589,000. Our gross revenues for the six months ended June 30, 2006, were $1,249,000, with a loss from operations of $2,194,000 and a net loss applicable to common shareholders of $2,324,000.

         As we pursue our business plan, we expect our operating expenses to increase significantly, especially in the areas of sales and marketing. As a result of these expected cost increases, we will need to generate increased revenues to become profitable. Accordingly, we cannot assure you that we will ever become or remain profitable. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, our financial condition will be adversely affected. Our inability to become profitable on a quarterly or annual basis would have a materially adverse effect on our business and financial condition. Also, the market price for our stock could fall.

WE HAVE A LIMITED CASH AND LIQUIDITY POSITION AND WILL NEED TO RAISE ADDITIONAL FUNDS TO FUND OPERATIONS.

         As of June 30, 2006, we had cash balances of $32,000 and a working capital deficit of $2,163,000. We have historically financed our operations through private equity and debt financings. For the six months ended June 30, 2006, we did not generate positive cash flow from our operations. Depending on how our funds are deployed, we may need to raise additional capital as early as the fourth quarter of 2006. Moreover, we anticipate that we will need additional capital in the future to continue to expand our business operations. During the six months ended June 30, 2006, the Company completed a two-year unsecured revolving credit facility with certain shareholders providing up to $3 million line of credit to be used by ERF Wireless for funding general working capital, acquisitions and project financing, including the expansion of the Company's Enterprise Network Solutions being provided to the regional banking market sector. The terms of the two-year unsecured revolving credit facility allows ERF Wireless to draw upon the facility as financing requirements dictate and provides for quarterly interest payments at an annual 6% rate. The loan may be prepaid without penalty or repaid at maturity. We do not have any commitments for equity funding at this time, and additional funding may not be available to us on favorable terms, if at all. As such there is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

OUR NET LOSS OF $3,141,000 IN FISCAL YEAR 2005 AND $2,194,000 THROUGH THE SECOND QUARTER OF FISCAL YEAR 2006 INDICATES THAT WE DO NOT EXPECT TO BE PROFITABLE DURING THE CURRENT FISCAL YEAR.

         We recorded a net loss of $3,141,000 during fiscal 2005 and $2,194,000 through the six months ended June 30, 2006. We anticipate our future expense levels may continue to increase as we attempt to expand our business operations. We do not expect to be profitable in the current fiscal year and, we may not achieve profitability in 2007 or thereafter.

THE TERMS OF OUR DEBT OBLIGATIONS TO THE INVESTORS IN THE SEPTEMBER 2005 FINANCING SUBJECT US TO THE RISK OF FORECLOSURE OF CERTAIN OF OUR ASSETS.

         As of September 25, 2006, the remaining principal balance of the September 2005 financing was $1,303,070. To secure the payment of all obligations owed to the investors in the 2005 financings, we have granted to the investors a security interest and lien on certain of our assets. The occurrence of an event of default under any of our obligations would subject us to foreclosure by the investors to the extent necessary to repay any amounts due. If a foreclosure were to happen, it would have a material adverse effect on our financial condition. Furthermore, we may not have sufficient funds to repay the investors when our debt obligations to them become due. We are not required to establish a sinking fund for the repayment of our debt to the investors. Accordingly, we may be required to obtain funds to repay the investors either through refinancing or the issuance of additional equity or debt securities. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all.

ADDITIONAL CAPITAL MAY DILUTE CURRENT STOCKHOLDERS.

         In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK MAY BE ISSUED DURING THE NEXT 12 MONTHS. THE ISSUANCE OF THESE SHARES WILL HAVE A DILUTIVE EFFECT ON OUR COMMON STOCK AND MAY LOWER OUR STOCK PRICE.

         We have reserved for issuance over the next twelve months the following:

         1. 5,000,000 shares of common stock pursuant to the Company's 2004 Non-Qualified Stock Option Plan, of which options to purchase 3,337,000 shares are outstanding as of September 25, 2006,
         2. 1,686,677shares of common stock underlying outstanding common warrants,
         3.       4,303,489 shares of common stock underlying convertible debt,
         4. 1,160,542 shares of common stock underlying the E-Series Bond, 580,271 issubale upon conversion and 580,271 issuable upon exercise of warrants that are issuable upon conversion; and
         5. 16,062,064 shares of common stock issuable upon conversion of Series A Preferred Stock, in accordance with contractually imposed conversion restrictions.

         The weighted average purchase price per share of common stock upon the issuance of these derivative securities, as if converted on September 25, 2006, is approximately (i) $3.17 per share of common stock underling the options, (ii)
2.47 per share of common stock underling the warrants, (iii) $0.53 per share of common stock underling the convertible debt, (iv) $0.515 pre share of common stock underlying the E-Series Bond and $5.00 for the common stock underlying the warrant issuable upon conversion of the E-Series Bond; and (v) $0.03 per share of common stock underling the Series A Preferred Stock. Accordingly the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

THE MARKET PRICE OF OUR COMMON STOCK IS VERY VOLATILE AND THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES

         The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing bid price of our stock has fluctuated between $3.00 per share and $0.57 per share since January 1, 2006. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control. Factors such as fluctuations in our financial and operating results, technological innovations or new commercial products and services by us or our competitors, could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

A LOW MARKET PRICE MAY SEVERELY LIMIT THE POTENTIAL MARKET FOR OUR COMMON STOCK

         Our common stock is currently trading at a price below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a "penny stock"). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

THE COMPANY'S REVENUE AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER, AND FLUCTUATIONS IN OPERATING RESULTS COULD CAUSE OUR STOCK PRICE TO DECLINE.

         The Company's revenue and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating results may be below the expectations of public market analysis or investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

         o The Company's Enterprise Network Services subsidiary's ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

         o The Company's Bundled Wireless Services Division's ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which the Company acquires these wireless broadband networks.

         o The Company's Wireless Messaging Services Division's ability to keep current customers and secure new customers.

         o The Company's Network Operations Division's ability to acquire new customers through the Enterprise Network Services Division, the Bundled Wireless Services Division and third parties.

         o The Company's ability to raise the necessary capital to execute mergers, acquisitions and asset purchases, as needed to implement the Company's strategic plan.

         Accordingly, the failure to obtain significant future revenue, or lower than expected revenue in the future, could adversely affect our stock price and liquidity.

WE COMPETE WITH MANY COMPANIES THAT ARE LARGER AND BETTER FINANCED THAN WE ARE, AND OUR GROWTH AND PROFITABILITY ARE DEPENDENT ON OUR ABILITY TO COMPETE WITH THESE ENTITIES.

         We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers. If we are unable to make or keep our products competitively priced and attain a larger market share in the markets in which our products compete, our levels of sales and our ability to achieve profitability may suffer.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT OUR ABILITY TO PROVIDE PRODUCTS OR SERVICES AND COULD INCREASE OUR COSTS AND REDUCE OUR REVENUES.

         Our operations are dependant upon our ability to support a highly complex network infrastructure. Many of our customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and infrastructure are located in the Texas Gulf Coast area, there is a likelihood that our operations may be affected by hurricanes or tropical storms, tornados, or flooding. The occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and significantly impair our ability to generate revenue and achieve profitability.

WE MUST CONTINUALLY ENHANCE OUR SERVICES TO MEET THE CHANGING NEEDS OF OUR CUSTOMERS OR FACE THE POSSIBILITY OF LOSING FUTURE BUSINESS TO COMPETITORS.

         Future success will depend upon the Company's ability to enhance existing services and to introduce new services to meet the requirements of customers in a rapidly developing and evolving market. Present or future services may not satisfy the needs of the market. If the Company is unable to anticipate or respond adequately to its customers' needs, lost business may result and financial performance will suffer.

OUR INDUSTRY CHANGES RAPIDLY DUE TO EVOLVING TECHNOLOGY STANDARDS AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO CONTINUE TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS.

         Our future success will depend on our ability to address the increasingly sophisticated needs of our customers. We will have to develop and introduce enhancements to our existing products and new products on a timely basis to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, our position in existing markets or potential markets could be eroded rapidly by product advances. The life cycles of our products are difficult to estimate. Our growth and future financial performance will depend in part upon our ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. We expect that our product development efforts will continue to require substantial investments. We may not have sufficient resources to make the necessary investments. Any of these events could have a material adverse effect on our business, quarterly and annual operating results and financial condition.

WE DEPEND UPON OUR INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT EXISTING INTELLECTUAL PROPERTY OR SECURE AND ENFORCE SUCH RIGHTS FOR NEW PROPRIETARY TECHNOLOGY COULD ADVERSELY AFFECT OUR FUTURE GROWTH AND SUCCESS.

         The Company's ability to successfully protect its proprietary technology is essential to its success. The Company intends to file trademark and patent applications to protect intellectual property rights for technology that it develops. The Company's future success also may depend upon its ability to obtain additional licenses for other intellectual properties. The Company may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if the Company is successful in acquiring such rights, it can provide no assurance that it will be successful in adapting or deploying them as to the timing or cost of such development efforts or as to the commercial success of the resulting products or services.

OUR COMPETITORS MAY DEVELOP NON-INFRINGING PRODUCTS OR TECHNOLOGIES THAT ADVERSELY AFFECT OUR FUTURE GROWTH AND REVENUES.

         It is possible that our competitors will produce proprietary technologies similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

WE MAY INCUR SIGNIFICANT LITIGATION EXPENSES PROTECTING OUR INTELLECTUAL PROPERTY OR DEFENDING OUR USE OF INTELLECTUAL PROPERTY, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR CASH FLOW.

         Significant litigation regarding intellectual property exists in our industry. Competitors and other third parties may infringe on our intellectual property rights. Alternatively, competitors may allege that we have infringed on their intellectual property rights, resulting in significant litigation expenses, which would reduce our cash flow. Any claims, even those made by third parties who are without merit, could:

         o be expensive and time consuming to defend, resulting in the diversion of management's attention and resources;

         o require us to cease making, licensing or using products or systems that incorporate the challenged intellectual property; or

         o require us to spend significant time and money to redesign, re-engineer or re-brand our products or systems if feasible.

IF THE WIRELESS BROADBAND MARKET DOES NOT EVOLVE AS WE ANTICIPATE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         If we fail to properly assess and address the broadband wireless market or if our products and services fail to achieve market acceptance for any reason, our business and quarterly and annual operating results would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our products less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING OTHER EXISTING COMPANIES AND TECHNOLOGIES, WHICH COULD NEGATIVELY AFFECT OUR PRODUCT AND SERVICES OFFERINGS AND SALES.

         Our business plan is dependent on acquiring existing companies and technologies that expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities, and we may not be able to make such acquisitions. These acquisitions are important to ensure that our products, services and technologies are compatible with third-party products and technologies, to enable us to sale or license our products and technologies to potential new customers and into potential new markets, and to enable us to continue to enter into new agreements with our existing customers. There can be no assurance that we will identify the best acquisitions for our business or enter into acquisitions of other companies on acceptable terms or at all. The failure to make strategic acquisitions could have a material adverse effect on our business or financial results. If we cannot make significant strategic acquisitions as our target markets and technology evolve, the sales opportunities for our products and technologies could deteriorate.

FUTURE ACQUISITIONS COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND STRAIN OUR RESOURCES.

         As part of our business strategy, we intend to seek to acquire companies and technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts or otherwise offer growth opportunities. If we fail to achieve the anticipated benefits of any acquisitions we complete, our business, operating results, financial condition and prospects may be impaired. Acquisitions and investments involve numerous risks, including:

         o difficulties in integrating operations, technologies, services, accounting and personnel;

         o difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and business processes;

         o diversion of financial and management resources from existing operations;

         o difficulties in obtaining regulatory approval for technologies and products of acquired companies;

         o        potential loss of key employees;

         o if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

         o inability to generate sufficient revenues to offset acquisition or investment costs; and

         o        potential write-offs of acquired assets.

         Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements as defined by federal securities laws that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, intentions, projections, developments, future events, performance or products, underlying assumptions, and other statements, which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," and other similar terminology or the negative of these terms. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this prospectus, including those set forth below, and any other cautionary statements which may accompany the forward-looking statements. In addition, we undertake no obligation to update or revise any forward-looking statement to reflect events, circumstances, or new information after the date of this prospectus or to reflect the occurrence of unanticipated or any other subsequent events, and we disclaim any such obligation.

         You should read forward-looking statements carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. However, there may be events in the future that we are not able to accurately predict or control. Forward-looking statements are only predictions that relate to future events or our future performance and are subject to substantial known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results, outcomes, levels of activity, performance, developments, or achievements to be materially different from any future results, outcomes, levels of activity, performance, developments, or achievements expressed, anticipated, or implied by these forward-looking statements. As a result, we cannot guarantee future results, outcomes, levels of activity, performance, developments, or achievements, and there can be no assurance that our expectations, intentions, anticipations, beliefs, or projections will result or be achieved or accomplished. In summary, you should not place undue reliance on any forward-looking statements.

SPECIFIC CAUTIONARY STATEMENTS RELATING TO OUR RECENT ACQUISITIONS

         Risks associated with or arising from the acquisition of pre-existing companies include the substantial time and costs expended and incurred relating to this transaction; the ability to integrate the acquired operations in a cost-effective, timely manner without material liabilities or loss of desired employees, customers, or suppliers; the risk that the expected synergies and other benefits of the transaction will not be realized at all or to the extent expected; the risk that cost savings from the transaction may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transaction; the time and costs required to integrate the acquired operations; management and board interest in and distraction due to the transaction and integrating the acquired operations; the uncertain impact of the transaction on the trading market, volume, and price of our stock, particularly in light of the amount of our cash paid in the transaction; the effect of any risks, liabilities, or obligations imposed on or threatened against us arising from the acquisition of operations, relationships, and products; developments; difficulties in predicting our future business and financial performance after the acquisition; difficulties, costs, and delays in implementing common internal controls, disclosure controls, systems, and procedures, including financial accounting systems, particularly in light of the enhanced scrutiny given to those items in the current environment; and the possibility that we may want or be required to raise additional debt or equity capital, which, if available at all, may be on terms deemed undesirable by investors, customers, suppliers, employees, or others.

CAUTIONARY STATEMENTS OF GENERAL APPLICABILITY

         In addition to other factors and matters discussed elsewhere in this prospectus, and in our other filings made from time to time with the Securities and Exchange Commission, and in our other public statements from time to time (including, without limitation, our press releases), some of the important factors that, in our view, could cause actual results to differ materially from those expressed, anticipated, or implied in the forward-looking statements include, without limitation, a severe worldwide slowdown in the telecommunications equipment market and in the United States in particular; the downturn and ongoing uncertainty in the telecommunications industry and larger economy; developments in our relatively new industry and in the larger economy; the intense competition in the telecommunications equipment and services industries and resulting pressures on our pricing, gross margins, and general financial performance; the impact, availability, pricing, and success of competing technologies and products; difficulties in distinguishing our products from competing technologies and products; difficulties or delays in obtaining customers; dependence on a limited number of significant customers; lack of or delay in market acceptance and demand for our current and contemplated products; difficulties or delays in obtaining raw materials, subassemblies, or other components for our products at the times, in the quantities, and at the prices we desire or expect; risks arising from and relating to our acquisitions (including without limitation resolution of any remaining contingent payment obligations; management distraction due to those acquisitions; the ability of the companies to integrate in a cost-effective, timely manner without material liabilities or loss of desired employees or customers; the risk that the expected synergies and other benefits of the transactions will not be realized at all or to the extent expected; the risk that cost savings from the transactions may not be fully realized or may take longer to realize than expected; reactions, either positive or negative, of investors, competitors, customers, suppliers, employees, and others to the transactions; and the risk that those transactions will, or could, expose us to lawsuits or other liabilities); the expense of defending and settling and the outcome of any future litigation against us; our recent focus on certain aspects of our current business; difficulties or delays inherent in entering new markets and business areas; difficulties or delays in developing and establishing new products, product lines, and business lines; difficulties or delays in developing, manufacturing, and supplying products with the contemplated or desired features, performance, price, cost, and other characteristics; difficulties in estimating costs of developing and supplying products; difficulties in developing, manufacturing, and supplying products in a timely and cost-effective manner; difficulties or delays in developing improved products when expected or desired and with the additional features contemplated or desired; our limited ability to predict our future financial performance; the expected fluctuation in our quarterly results; the expected fluctuation in customer demand and commitments; difficulties in attracting and retaining qualified personnel; our dependence on key personnel; inability to protect our proprietary technology; the potential for intellectual property infringement, warranty, product liability, and other claims; failure of our customers to sell broadband connectivity solutions that include our products; difficulties in our customers or ultimate end users of our products obtaining sufficient funding; cancellation of orders without penalties; difficulties in complying with existing governmental regulations and developments or changes in governmental regulation; difficulties or delays in obtaining any necessary governmental or regulatory permits, waivers, or approvals; our dependence on third-party suppliers and manufacturers; difficulties in obtaining satisfactory performance from third-party manufacturers and suppliers; our expected continued losses from the operation of our services business; difficulties in attracting and retaining subscribers for our services business; difficulties in expanding our services business and costs and management issues associated with any expansion; diversion of management time and other company resources to our services business; risks associated with foreign sales such as collection, currency and political risk; investment risk resulting in the decrease in value of our investments; difficulties in collecting our accounts receivable; the expected volatility and possible stagnation or decline in our stock price, particularly due to the relatively low number of shares that trade on a daily basis; future stock sales by our current stockholders, including our current and former directors and management,; the effect of our anti-takeover defenses; and risks, impacts, and effects associated with any acquisitions, investments, or other strategic transactions we may evaluate or in which we may be involved.

POSSIBLE IMPLICATIONS OF CAUTIONARY STATEMENTS

         The items described above, either individually or in some combination, could have a material adverse impact on our reputation, business, need for additional capital, ability to obtain additional debt or equity financing, current and contemplated products gaining market acceptance, development of new products and new areas of business, sales, cash flow, results of operations, financial condition, stock price, viability as an ongoing company, results, outcomes, levels of activity, performance, developments, or achievements. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of the common stock offered under this prospectus. If the warrants to purchase 389,999 shares of common stock are exercised for cash, we will receive gross proceeds of up to $1,392,964 which will be used for general working capital purposes or potential mergers or acquisitions.

                  MARKET PRICE INFORMATION AND DIVIDEND POLICY

         Our common stock trades on the Nasdaq OTC Electronic Bulletin Board under the symbol ERFW since September 20, 2004. Prior thereto, and for all periods described in the table below, our common stock traded on the OTC Bulletin Board. The market for our common stock is limited, sporadic, and highly volatile. The following table sets forth the approximate high and low closing sales prices for our common stock for the last two fiscal years. The quotations reflect inter-dealer prices, without retail markups, markdowns, or commissions and may not represent actual transactions.

                                               High             Low
                                            ---------        ---------
         YEAR 2006
              Quarter ended June 30         $    1.38        $    0.57
              Quarter ended March 31        $    3.00        $    1.15
         YEAR 2005
              Quarter ended December 31     $   11.25        $    2.49
              Quarter ended September 30    $   11.00        $    3.50
              Quarter ended June 30         $    4.00        $    3.51
              Quarter ended March 31        $    4.75        $    3.85
         YEAR 2004
              Quarter ended December 31     $   11.50        $    3.95
              Quarter ended September 30    $    9.00        $    1.50
              Quarter ended June 30         $    3.75        $    0.90
              Quarter ended March 31        $    7.50        $    1.27

STOCKHOLDERS

         As of September 25, 2006, we believe there were approximately 346 holders of record of our common stock.

DIVIDENDS

         We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near future.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AS OF JUNE 30, 2006, AND THE RESULTS OF OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2006 AND 2005, SHOULD BE READ IN CONJUNCTION WITH OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN OUR ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2005, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

CRITICAL ACCOUNTING PRONOUNCEMENTS

         GENERAL

         We have adopted various accounting policies to prepare our consolidated financial statements in accordance with generally accepted accounting principles. The preparation of our consolidated financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Our estimates and assumptions, including those related to bad debts, inventories, intangible assets, sales returns and discounts, and income taxes are updated as appropriate.

         Certain of our more critical accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, and our observance of trends in the industry, information provided by our customers, and information available from other outside sources, as appropriate. Different, reasonable estimates could have been used in the current period. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         REVENUE RECOGNITION

         The Company's revenue is generated primarily from the sale of wireless communications products and services, including providing reliable enterprise-class wireless broadband services. For short term contracts, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

         The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

         The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

         FIXED ASSETS

         Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs associated with normal maintenance, repair, and refurbishment of equipment are charged to expense as incurred. The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset's estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

         When assets are retired or otherwise disposed of, the costs and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized as income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. Deductions are made for retirements resulting from renewals or betterments.

         LONG-LIVED ASSETS

         We review our long-lived assets, to include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as the "asset") may not be recoverable. Such circumstances include, but are not limited to:

         o        a significant decrease in the market price of the asset;

         o a significant change in the extent or manner in which the asset is being used;

         o a significant change in the business climate that could affect the value of the asset;

         o a current period loss combined with projection of continuing loss associated with use of the asset;

         o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

         We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

         CONCENTRATION OF CREDIT RISK

         Trade accounts receivable are concentrated with companies or entities in the regional banking and Internet services industry. Accordingly, the credit risk associated with the trade accounts receivable will fluctuate with the overall condition of the regional banking and Internet services industries. The primary component of accounts receivable relates to the Company's estimates of regional banking wireless broadband network and Internet services revenues. As a result, such estimates are based on the Company's historical collection experience and accounts receivable does reflect a general or specific provision for an allowance for doubtful accounts. During all periods presented, credit losses, to the extent identifiable, were within management's overall expectations.

         DERIVATIVE INSTRUMENTS

         In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability. The identification of, and accounting for, derivative instruments is complex. Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, we have estimated the future volatility of our common stock price based on not only the history of our stock price but also the experience of other entities considered comparable to us. The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

THREE AND SIX MONTHS ENDED JUNE 30, 2006; COMPARED TO THE THREE AND SIX MONTHS ENDED JUNE 30, 2005.

                                                     SIX MONTHS ENDED JUNE 30,
                                                            (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:                         2006             2005
                                                       ----             ----
Total Sales                                      $ 1,249,000       $   201,000
Cost of Good Sold                                    887,000            79,000
Gross Profit                                         362,000           122,000
  % of Total Sales                                        29%               61%
Operating Expenses                                 3,126,000         1,080,000
Loss from Operations                              (2,764,000)         (958,000)
Other income                                         570,000                 0
Net loss                                          (2,194,000)         (958,000)
Unrealized Holding Loss                                    0            (1,000)
Total Other Comprehensive Loss                    (2,194,000)         (957,000)
Deemed Dividend related to preferred                (130,000)         (626,000)
  conversion feature
Net Loss Attributable to common shareholders      (2,324,000)       (1,583,000)

         SALES

         For the six months ended June 30, 2006, net sales increased to $1,249,000 from $201,000 for the six months ended June 30, 2005. The overall increase of 521% was attributable to an $839,000 increase in Enterprise Network Services, increase of $173,000 of Wireless Messaging Services and an increase in Bundled Wireless Services of $36,000. The $839,000 increase in sales of the Enterprise Network Services for the six months ended June 30, 2006, was primarily attributable to sales from product and service sales of enterprise-class encrypted wireless banking network business from two major customers. The increase of $173,000 in Wireless Messaging Services is primarily attributable to wireless broadband system design and implementation. The increase of $36,000 in Bundled Wireless Services is primarily attributable to increased customer base through acquisition of ISP subscriber agreements.

         COST OF GOODS SOLD

         For the six months ended June 30, 2006, cost of goods sold increase by $808,000, or 1,023%, to $887,000 from $79,000 as compared to the six months ended June 30, 2005. The increase of $808,000 in cost of goods sold is primarily attributable to: (i) product and service cost of $694,000 associated with Enterprise Network Services due to increase sales from two major customers; and
(ii) $16,000 of rent and maintenance cost is primarily attributable to tower leases associated with acquisitions and extending our wireless network area to increase our ISP customer base, (iii) $50,000 of salary and related cost is primarily attributable to direct labor cost associated with Enterprise Network Services construction and integration of banking networks; and (iv) $37,000 of other cost is primarily attributable to freight and travel cost associated with Enterprise Network Services construction and integration of banking networks

         OPERATING EXPENSES

         For the six months ended June 30, 2006, operating expenses increased by 189% to $3,126,000, as compared to $1,080,000 for the six months ended June 30, 2005. The increases that occurred are discussed below:

         o A $940,000 increase in employment expense. The increase is primarily attributable to an increase in employee head count to 39 from 16 from a year ago. The increase in employees mostly related to the SkyVue USA acquisition, other smaller wireless company acquisitions and management resources necessary for the Company's anticipated growth.

         o A $541,000 increase in professional services. The increase is primarily related to consulting expense of $75,000, accounting expense of $139,000, legal expense of $75,000, investor relations expense of $241,000 and settlement expense of $26,000. The significant rise in professional fees is principally associated with additional resources in the field of consulting, accounting, investor relations and legal expenses. Additionally, the Company utilizes certain consulting resources to update the financial reporting systems to appropriately handle the anticipated growth and implement internal controls.

         o A $84,000 increase in rent and maintenance expenses, primarily due to leases obtained through the SkyVue USA acquisition and repairs and maintenance of buildings.

         o A $108,000 increase in depreciation and amortization, due principally to the SkyVue USA acquisition of amortization of intangibles of $84,000.

         o A $373,000 increase in other general and administrative expense. The increase is primarily related to office supplies expense of $68,000, insurance and taxes expense of $13,000, utility expense of $92,000, advertising expense of $22,000, travel and entertainment expense of $70,000, conventions and shows of $34,000, postage and delivery expense of $18,000 and bad debt expense of $28,000 which includes bad debt recovery of $13,000 from prior year. The increase in other and general administrative expense primarily attributable to increased cost associated with the SkyVue USA acquisition.

         NET LOSS

         The Company incurred a net loss of $2,194,000 for the six months ended June 30, 2006 compared to a net loss of 95,000 for the six month ended June 30, 2006. The increase in other (income) expense is primarily attributable to derivative instruments income of $872,000. This income represents the net unrealized (non-cash) charge during the six months ended June 30, 2006, in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. Additionally interest associated with the debt is $278,000 during the six months ended.

         NET LOSS APPLICABLE TO COMMON SHAREHOLDERS

         For the six months ended June 30, 2006, our net loss was $2,324,000 compared to a loss of $1,583,000 for the six months ended June 30, 2005. The Company's Net Loss Applicable to common shareholders included deemed dividends on the beneficial conversion of the 87,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the six months ended June 30, 2006.

         CASH FLOWS

         The Company's operating activities increased net cash used by operating activities to $1,776,000 in the six months ended June 30, 2006, compared to net cash used of $648,000 in the six months ended June 30, 2005. The increase in net cash used by operating activities was primarily attributable to fund an increase in the company's net operating loss $2,194,000, net of $1,208,000 non-cash charges combined with derivative income $872,000 for a net non-cash charge of $336,000, combined together with $2,112,000 of cash used by fluctuations in working capital requirements consisting of the combination of accounts receivable, inventory, prepaid expenses, accounts payable, accrued expenses and deferred revenue.

         The Company's investing activities used net cash of $111,000 in the six months ended June 30, 2006, compared to use of net cash of $112,000 in the six months ended June 30, 2005. Spending has been consistent in capital expenditures compared to last year.

         The Company's financing activities provided net cash proceeds of $1,317,000 in the six months ended June 30, 2006, compared to $793,000 of cash provided in the six months ended June 30, 2005. The cash provided in the six months ended June 30, 2006, was primarily associated with the investor advances of $130,000, proceeds from line of credit and other financing arrangements of $1,639,000 and proceeds received from the company's private placement and exercised options of $118,000 from common stock net of commissions.

         LIQUIDITY AND CAPITAL RESOURCES

         At June 30, 2006, the Company's current assets totaled $474,000 (including cash and cash equivalents of $32,000), total current liabilities, including derivative liabilities and convertible debt, were $2,637,000, resulting in negative working capital of $2,163,000. In September 2006, we paid the remaining principal balance of $243,181.39 on the Skyvue note of by issuing 840,000 shares of our common stock. The Company has funded operations to date through a combination of utilizing cash on hand, issuing common stock to settle certain current liabilities and raising additional capital through the sale of its securities. During the six months ended June 30, 2006, the Company completed a two-year unsecured revolving credit facility with certain shareholders providing for a $2 million line of credit to be used for funding general working capital, acquisitions and project financing, including the Enterprise Network Solutions being provided to the regional banking market sector. The terms of the two-year unsecured revolving credit facility will allow us to draw upon the facility as financing requirements dictate and provides for quarterly interest payments at an annual 6% rate. The loan may be prepaid without penalty or repaid at maturity. In the event that the Company draws down the full $2 million amount available under the revolving note dated February 2006 on or prior to December 31, 2006, and if the Company requires additional working capital to pursue its business strategy and operations, Angus Capital Partners agrees to fund on a requested basis an additional $1 million during 2006 under the same terms and conditions as set forth in the revolving note. The Company as of June 30, 2006 has utilized $839,000 against this line of credit.

         Depending on how our funds are deployed, we may need to raise additional capital as early as the fourth quarter of 2006. Furthermore, we anticipate that we will need additional capital in the future to continue to expand our business operations, which expenditures may include the following:

         o Acquisitions of one or more companies, networks or other assets

         o Investment in towers, radios, customer premise equipment and other related equipment associated with wireless broadband expansion plans

         o Investment in back office systems and related infrastructure to support the Company's wireless broadband expansion plans

         o Investment in laboratory facilities including test and simulation equipment

         o Investment or licensing of certain intellectual property related to the Company's wireless broadband expansion plans

         o        General working capital purposes

         The Company's operations for the six months ended June 30, 2006, were primarily funded by investor advances of $130,000, proceeds from line of credit of $1,639,000 and proceeds received from the Company's private placement and exercise options of $118,000 from common stock net of commissions.

         Other than the credit facility with Angus Capital Partners, we do not have any significant credit facilities available with financial institutions or other third parties and as such we must rely upon best efforts third-party funding from individual accredited investors. During the second quarter ended June 30, 2006, the Company has offered a Private Placement Memorandum of E-Series Bonds up to $2.5 million in units consisting of a $25,000 10% three year bond to a limited number of accredited investors. The Bonds are due and payable upon maturity at the end of the three year period. Interest on the Bonds is payable at a rate of 10% per annum and is semi-annually. As of June 30, 2006 the Company has sold Bonds totaling $300,000.

         There can be no assurance that we will be successful in raising any funds from any of these debt or equity offerings or from any future best efforts financing efforts. If we are unable to either obtain financing from external sources or generate internal liquidity from anticipated future operations, we may need to curtail acquisition plans and operations.

         OFF-BALANCE SHEET ARRANGEMENTS

         As of June 30, 2006, the Company did not have any significant off-balance-sheet arrangements.

FISCAL YEAR ENDED DECEMBER 31, 2005; COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2004

         The following table sets forth certain operating information regarding ERF Wireless for the years ended December 31, 2005 and 2004:

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                      2005                 2004
                                                      ----                 ----
STATEMENTS OF OPERATIONS DATA:
Total Sales                                       $   643,000      $   325,000
Cost of Good Sold                                     382,000           84,000
Gross Profit                                          261,000          241,000
 % of Total Sales                                        41%0               74%
Operating Expenses                                  3,364,000          960,000
Loss from Operations                               (3,103,000)        (719,000)
Other income                                         (308,000)               0
Net loss                                           (3,411,000)        (719,000)
Unrealized Holding Gain (Loss)                              0                2
Other Comprehensive Loss                           (3,411,000)        (717,000)
Deemed Dividend related to preferred               (1,342,000)        (750,000)
  conversion feature
Net Loss Attributable to common shareholders       (4,753,000)      (1,467,000)

         SALES

         For the year ended December 31, 2005, net sales increased to $643,000 from $325,000 for the year ended December 31, 2004. The overall increase of 98% was attributable to a $167,000 increase in Enterprise Network Services, increase of $103,000 of Wireless Messaging Services and an increase in Bundled Wireless Services of $48,000. The $167,000 increase in sales of the Enterprise Network Services for the year ended December 31, 2005, was primarily attributable to sales from the Skyvue USA acquisition consisting of product and service sales of enterprise-class encrypted wireless banking network business from a major customer. The increase of $103,000 in Wireless Messaging Services is primarily attributable to wireless broadband system design and implementation from a major customer. The increase of $48,000 in Bundled Wireless Services is primarily attributable to increased customer base through acquisition of ISP subscriber agreements.

         COST OF GOODS SOLD

         For the year ended December 31, 2005, cost of goods sold increase by $298,000, or 355%, to $382,000 from $84,000 as compared to the year ended December 31, 2004. The increase of $298,000 in cost of goods sold is primarily attributable to: (i) product and service cost of $174,000 associated with Skyvue USA acquisition of Enterprise Network Services and Wireless Messaging Services due to increase sales from two major customers; and (ii) $73,000 of rent and maintenance cost associated with a reclassification of rent and maintenance to cost of goods sold of $36,000 related to paging services as compared to prior year rent and maintenance of $32,000 classified in operating expense and additionally $37,000 cost associated with maintenance contracts related to banking network.

         OPERATING EXPENSES

     For the year ended December 31, 2005, operating expenses increased by 250% to $3,364,000, as compared to $960,000 for the year ended December 31, 2004. The increases that occurred are discussed below:

         o A $910,000 increase in employment expense. The increase is primarily attributable to an increase in employee head count to 35 from 14 from a year ago. The increase in employees mostly related to the Skyvue USA acquisition, other smaller wireless company acquisitions and management resources necessary for the Company's anticipated growth.

         o A $1,111,000 increase in professional services. The increase is primarily related to consulting expense of $378,000, accounting expense of $223,000, legal expense of $125,000, investor relations expense of $165,000 and settlement expense of $102,000. The significant rise in professional fees is principally associated with additional resources in the field of consulting, accounting, and legal expenses. Additionally, the Company utilizes certain consulting resources to update the financial reporting systems to appropriately handle the anticipated growth and implement internal controls.

         o A $114,000 increase in rent and maintenance expenses, primarily due to office lease expense for the corporate office and other leases obtained through the Skyvue USA acquisition.

         o A $98,000 increase in depreciation and amortization, due principally to the Skyvue USA acquisition of amortization of intangibles of $70,000.

         o A $171,000 increase in other general and administrative expense. The increase is primarily related to office supplies expense of $58,000, insurance and taxes expense of $29,000, utility expense of $49,000, advertising expense of $17,000, travel, entertainment expense of $55,000 and offset with a $67,000 decrease in bad debt. The increase in other and general administrative expense primarily attributable to increased cost associated with the Skyvue USA acquisition. A decrease in current years allowance for doubtful accounts was attributable to collection of prior year accounts receivable which were deemed uncollectible in 2004.

         OTHER (INCOME) EXPENSE, NET

         The increase in other (income) expense is primarily attributable to derivative instruments expense of $151,000. This expense represents the net unrealized (non-cash) charge during the twelve months ended December 31, 2005 in the fair value of our derivative instrument liabilities related to warrants and embedded derivatives in our debt instruments that have been bifurcated and accounted for separately. Additionally interest associated with the new debt increase to $164,000 during the year.

         NET LOSS

         For the twelve months ended December 31, 2005, our net loss was $3,411,000 compared to a loss of $719,000 for the twelve months ended December 31, 2004. The increase in the loss for the twelve months ended December 31, 2005 as compared to the twelve months ended December 31, 2004, was attributable to the factors discussed immediately above.

         NET LOSS APPLICABLE TO COMMON SHAREHOLDERS

         For the twelve months ended December 31, 2005, our net loss was $4,753,000 compared to a loss of $1,467,000 for the twelve months ended December 31, 2004. The Company's Net Loss Applicable to common shareholders included deemed dividends on the beneficial conversion of the 1,894,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $1,342,000 in the year ended December 31, 2005.

     CONTRACTUAL OBLIGATIONS

The following table sets forth contractual obligations as of June 30, 2006:


                                                         Payments Due by Period
                                 -----------------------------------------------------------------------
                                                 Less than                                    More than
                                     Total         1 Year        1-3 Years      3-5 Years      5 Years
                                 ------------   ------------   ------------   ------------   -----------
 CONTRACTUAL OBLIGATIONS:
    Long-term debt obligations   $      1,996   $      1,704   $        292   $         --   $        --
    Operating lease obligations           480            101            379             --            --
                                 ------------   ------------   ------------   ------------   -----------
 TOTAL CONTRACTUAL OBLIGATIONS   $      2,476   $      1,805   $        671   $         --   $        --
                                 ============   ============   ============   ============   ===========

         The Company's contractual obligations consist of certain off-balance-sheet obligations for office space operating leases requiring future minimal commitments under non-cancelable leases.

RECENT ACCOUNTING PRONOUNCEMENTS

         In January 2003, the Financial Accounting Standards Board ('FASB') issued interpretation No. 46 ('FIN 46') 'Consolidation of Variable Interest Entities.' Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 became effective during the quarter ended March 31, 2004, the adoption of which did not have a material impact on the financial position, cash flows or results of operations of the Company.

         In April 2004, the Emerging Issues Task Force ('EITF') issued Statement No. 03-06 'Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share ' ('EITF 03-06'). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company.

         In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, 'The Effect of Contingently Convertible Debt on Diluted Earnings per Share' ('EITF 04-08'). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this Issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Since the first quarter of 2004, the Company has included the shares issuable upon conversion of the Notes in its computation of diluted earnings per share.

         In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, 'The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments' ('EITF 03-01') as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, 'Accounting for Certain Investments in Debt and Equity Securities,' and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on its financial position and results of operations.

         In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Statement 123R supersedes APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and amends FASB Statement No. 95, STATEMENT OF CASH FLOWS. Generally, the approach on Statement 123R is similar to the approach described in Statement 123. However, Statement 123R REQUIRES all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after June 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. The Company intends to adopt SFAS 123R prospectively commencing in the third quarter of the fiscal year ending December 31, 2005. It is expected that the adoption of SFAS 123R will cause the Company to record, as expense each quarter, a non-cash accounting charge approximating the fair value of such share based compensation meeting the criteria outlined in the provisions of SFAS 123R.

      In June 2005, the FASB issued SFAS No. 154, ACCOUNTING CHANGES AND ERROR CORRECTIONS, which will require entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods' financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No.20, ACCOUNTING CHANGES, which previously required that most voluntary changes in accounting principle be recognized by including in the current period's net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. Another significant change in practice under SFAS No. 154 will be that if an entity changes its method of depreciation, amortization, or depletion for long-lived, non-financial assets, the change must be accounted for as a change in accounting estimate. Under APB No. 20, such a change would have been reported as a change in accounting principle. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005.

      In December 2004, the FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company intends to adopt SFAS 123R prospectively commencing in the fourth quarter of the fiscal year ending December 31, 2005. It is expected that the adoption of SFAS 123R will cause the Company to record as expense each quarter a non-cash accounting charge approximating the fair value of such share-based compensation meeting the criteria outlined in the provisions of SFAS 123R.

         In April 2004, the Emerging Issues Task Force ("EITF") issued Statement No. 03-06, "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company.

         In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08"). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Since the first quarter of 2004, the Company has included the shares issuable upon conversion of the debt in its computation of diluted earnings per share.

         In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," ("EITF 03-01") as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on its financial position and results of operations.

         We have adopted FASB Statement 128. It is not expected that we will be impacted by other recently issued standards. FASB Statement 128 presents new standards for computing and presenting earnings per share (EPS). The Statement is effective for financial statements for both interim and annual periods ending after December 15, 1997.

         We have adopted FASB Statement 131. FASB statement 131 presents standards for disclosures about segment reporting

INFLATION

         The Company's results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

                                  OUR BUSINESS

         ERF Wireless provides wireless communications products and services with an emphasis on providing reliable, high-speed wireless broadband services. The core focus of the Company is the acquisition and/or construction of strategically placed wireless broadband networks to provide delivery of reliable, bundled high-speed wireless broadband services including Internet data, voice, security and limited video services for enterprise, commercial, residential and private entities, as well as cities and unincorporated areas.

         The Company has formed four business reporting segments to provide solutions and services to different segments of the wireless industry: (i) Enterprise Network Services; (ii) Bundled Wireless Services; (iii) Wireless Messaging Services; and (iv) Network Operations.

OUR MARKET AND BUSINESS STRATEGY

         The market for wireless broadband product and service revenue has grown dramatically over the past few years and is expected to dominate all wireless markets over the next ten years.

         Wireless broadband is very well suited for niche market development in that it provides a truly versatile broadband communication medium that is cheaper than a wired solution, is faster to implement and can be configured for one or more applications. Given the wireless technology gains and the Federal Communications Commission's ("FCC") recent adoption of an order to restructure frequencies within one of the several bands used for wireless broadband communication, we firmly believe that wireless broadband will become a "third pipe" as both an alternative and extension to DSL and cable modem services, the two chief means of delivering high-speed Internet and data service today.

         Historically, broadband wireless has been in use for several years, but only with the advent of industry standards has it been possible to link the many small systems that have grown up into a much more robust wide-area network that will accelerate the growth of the wireless broadband industry.

         The potential market reach for the Company's products and services for the regional banking vertical market extends nationwide and initially consists of financial institutions between $200 million and $15 billion in assets with at least 5 branches. To date, the Company has completed five BranchNet (the wideband data networks required between branch banks and the central bank) bank networks in three states and is currently completing construction of its fifth BranchNet network for a bank in Baton Rouge, Louisiana. The Company is focusing its initial marketing efforts at certain Louisiana, Mississippi, and Alabama banks where potential tax savings of over $100,000 on a typical BranchNet purchase may be provided to such banks by the Gulf Opportunity ("GO") Zone Act of 2005. Banks in Texas and Florida are also being targeted early on due to the likelihood of wide-scale hurricane related disasters in those states as well.

         Over time, the Company also plans to expand its offering to provide wireless broadband product and service solutions to other large vertical markets where high bandwidth and secure communications are needed (such as hospitals, schools, law enforcement, etc.), especially in areas where it can leverage the excess capacity in network infrastructure already constructed and paid for by its bank customers.

         The Company has recently acquired several small wireless broadband networks in key underserved regions. Over time, the Company anticipates that it will expand by both organic growth and acquisition in areas where its banking network subsidiary has sold BranchNet networks so that the Company can capitalize on the wireless network infrastructure it constructs for its bank customers. For example, the Company is negotiating agreements with its bank customers to use the bank's network backbone on a revenue sharing basis to sell wireless broadband services to schools, hospitals, businesses, municipal entities and residential customers in the region covered by that bank's BranchNet network with little or no additional infrastructure cost to the Company.

ERF WIRELESS' PRODUCTS AND SERVICES

Enterprise Network Services

         Enterprise Network Services provides a turnkey design and implementation in the area of secure wireless broadband networks for regional banks. The acquisition of the assets of Skyvue USA provided Enterprise Network Services with over three years of experience in designing, constructing, maintaining and monitoring enterprise-class wireless broadband networks for the regional banking industry in several areas of the country.

         This application of wireless broadband technology provides regional financial institutions, with between ten and one hundred branches, a cost-effective way to replace all of their recurring T1 and other telephone company costs. The resulting encrypted wireless broadband network connects all of their branches to the central bank and can provide up to 45 Mbps of continuous bandwidth as compared to the typical 1.4 Mbps of a T1 connection from the telephone company.

         The Enterprise Network Services wireless network design is strictly for WAN point-to-point connectivity and is not intended for "within the building" wireless applications. Once in place, this enterprise-class wireless network not only replaces all of the data connectivity requirements between locations, but also has the excess capacity to provide VoIP telephone service, video surveillance, document imaging and Internet connectivity for all of the enterprise locations.

         In order to satisfy the security concerns of banking regulators, Enterprise Network Services has developed a unique and proprietary encryption device (CryptoVue), consisting of hardware and software, as well as an integrated security protocol and 24x7 monitoring.

         The wireless broadband radio equipment deployed by Enterprise Network Services is a special commercially-hardened version of the Motorola Canopy Wireless Platform configured to form point-to-point and point-to-multipoint network connections for financial institutions that can be used in wireless backhaul, bridging and other data applications. The point-to-point configuration can span distances of up to 35 miles. Distances of greater than 35 miles can be covered by daisy chaining the units across multiple relay towers. The point-to-point systems generally operate at 5.7 GHz and a raw data rate of 10 Mbps, 20 Mbps or 45 Mbps with measurable data throughput rates of 7+ Mbps, 14+ Mbps and 31+ Mbps, respectively. Motorola also offers a 5.2-GHz point-to-point and point-to-multipoint system that ERF Wireless deploys on short-haul segments up to a distance of 10 miles.

         Enterprise Network Services focuses on obtaining design and construction contracts with regional banks in conjunction with long-term maintenance and monitoring contracts. Any monitoring contracts will be managed by our Network Operations Services Division. Additionally, once the Company has designed and constructed the wireless broadband networks for the banks, the Company plans to use the same network under revenue sharing agreement with the banks to sell wireless broadband services to private entities, cities, municipalities and the general public in that region as part of its Bundled Wireless Services Division.

Bundled Wireless Services

         Bundled Wireless Services was recently formed to provide wireless broadband products and services, including Internet, voice, data, security and video services throughout North America to serve private entities, cities, municipalities and the general public. These services will be provided to both commercial and retail customers throughout the coverage area where ERF Wireless owns wireless broadband networks or operates wireless broadband networks. The Company plans to offer these services by acquiring smaller established rural wireless broadband companies or entering into partnership or revenue-sharing agreements with other wireless broadband network providers throughout North America.

         Bundled Wireless Services will operate primarily in the rural markets which tend to be underserved by the major telephone and cable companies and where wireless broadband can offer a distinct cost advantage over other forms of broadband connectivity. The Bundled Wireless Services Division will have mostly short-term month-to-month contracts.

Wireless Messaging Services

         Wireless Messaging Services provides wireless broadband system design and implementation, manufacturers and supplies high-power infrastructure equipment to the paging and mobile industry and owns and operates a wide-area messaging service (one- and two-way cellular and paging retail). Wireless Messaging Services implements and constructs new wireless broadband networks for the Company. Wireless Messaging Services manufactures some paging equipment and has a retail outlet in San Antonio, Texas.

         The wireless broadband system design and implementation function is a service that Wireless Messaging Systems provides on a contract basis to other divisions and subsidiaries of ERF Wireless, as well as other outside organizations.

         The manufacturing and supply of high-power wireless infrastructure equipment under the ERF Wireless brand is accomplished primarily at the ERF Wireless corporate facility in League City, Texas, although some components are sourced from offshore locations. The product line consists of a variety of power amplifiers, transmitters and base stations ranging in power from 50 to 500 watts and covering all of the major frequency bands of the wireless messaging industry. In addition, ERF Wireless has developed unique technology that allows for full hot switching of redundant wireless equipment where such requirements are necessary.

         Although paging has seen a steady decline from its peak in the late 1990s, it continues to provide a stable communications platform for many B-to-B applications such as service providers, hospitals, construction workers and commercial contractors.

Network Operation Services

         Network Operations Services Division was created to provide the overall day-to-day operation and 24/7 monitoring to all wireless broadband networks that the Wireless Messaging Services or Enterprise Networks Services divisions construct, acquire, maintain and administer. In addition, the Network Operations Services Division may provide monitoring for other third parties. This service function is conducted from the state-of-the-art Network Operations Center facility located at the ERF Wireless corporate headquarters in League City, Texas.

         The Network Operations Center is typically a support facility to all of the other divisions and subsidiaries of ERF Wireless, providing the capability to quickly locate and repair a network problem in any of the wireless broadband networks that ERF Wireless owns or operates. The Network Operations Center not only has the capability to determine the source of a network problem, but is also the ERF Wireless division tasked with the responsibility of dispatching ERF Wireless Network Operations maintenance technicians or local area subcontractor technicians when maintenance or service requirements dictate.

COMPETITION

         We compete for subscription revenues with multiple companies providing Internet services on a nationwide basis, discount ISPs and smaller regional ISPs. We also compete with companies that provide Internet access via narrowband and broadband technologies, such as Internet access providers, cable companies and telephone companies. Like us, other companies offer some of the same Internet connectivity services to their customers.

         We face competition in developing technologies, and risks from potential new developments in distribution technologies and equipment in Internet access. In particular, we face competition from developments in the following types of Internet access distribution technologies or equipment: broadband distribution technologies used in cable Internet access services; advanced personal computer-based access services offered through DSL technologies offered by local telecommunications companies; other advanced digital services offered by wireless companies; television-based interactive services; personal digital assistants or handheld computers; and enhanced mobile phones. We must keep pace with these developments and also ensure that we either have comparable and compatible technology or access to distribution technologies developed or owned by third parties.

         The Company also contemplates that it will enter into the local and long distance telecommunications market with Voice over Internet Protocol services. As we enter these markets, we will be entering a highly competitive industry dominated by large well funded incumbent providers. We are planning to target our local and long distance capabilities in the market where we are already providing wireless broadband Internet services. Those markets are also characterized by competition that includes smaller regional telecommunications providers.

INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS AND LICENSES

         Our success depends to a significant degree on our methodologies and software applications. Other than the patent application, we do not have any patents, registered copyrights or registered trademarks. We rely, instead, on laws protecting trade secrets, common law rights with respect to copyrights and trademarks, as well as non-disclosure and other contractual agreements to protect proprietary rights. There can be no guarantee that those laws, and the procedures initiated to protect our business, will prevent misappropriation of our proprietary software and web site applications. In addition, those protections do not preclude competitors from developing products with similar features as those of ERF Wireless.

         Although we believe our products and services are unique and do not infringe upon the proprietary rights of others, there can be no assurance that infringement claims will not be brought against us in the future. Any such claim could result in costly litigation or have a material adverse effect on our business, operating results and financial condition.

         The Company filed a patent application on its CryptoVue intellectual property in March 2006. The abstract of the patent application filing included the secure, triple-controlled system for data over a network, which protects against data theft or alteration by one or more ("e.g., two") corrupt insiders working together with outsiders. A combination of dual-control tamper-resistant routers, physical hardware keys and encryption keys enforces what the Company believes to be best practice security protocols with thorough auditing. A remote monitoring center provides a third level of control along with remote auditing and detailed change-control alerts. The Company can provide no assurance that it will be successful in obtaining a patent on its intellectual property.

GOVERNMENTAL REGULATION

         Our wireless Internet access products currently operate in unlicensed spectrum and we expect that such spectrum will remain unlicensed.

         We provide Internet access, in part, using telecommunications services provided by third-party carriers. Terms, conditions and prices for telecommunications services are subject to economic regulation by state and federal agencies. As an Internet access provider, we are not currently subject to direct economic regulation by the FCC or any state regulatory body, other than the type and scope of regulation that is applicable to businesses generally. In April 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the 1996 Act. As a result, we are not subject to federal regulations applicable to telephone companies and similar carriers merely because we provide our services using telecommunications services provided by third-party carriers. To date, no state has attempted to exercise economic regulation over Internet access providers.

         Governmental regulatory approaches and policies to Internet access providers and others that use the Internet to facilitate data and communication transmissions are continuing to develop and, in the future, we could be exposed to regulation by the FCC or other federal agencies or by state regulatory agencies or bodies. In this regard, the FCC has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet, or IP, switching as "telecommunications providers," even though Internet access itself would not be regulated. The FCC is also considering whether providers of Internet-based telephone services should be required to contribute to the universal service fund, which subsidizes telephone service for rural and low-income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet protocol-based telephony or fax services, we may become subject to regulations promulgated by the FCC or states with respect to such activities. We cannot assure you that these regulations, if adopted, would not adversely affect our ability to offer certain enhanced business services in the future.

         Due to the increasing popularity and use of the Internet by broad segments of the population, it is possible that laws and regulations may be adopted with respect to the Internet pertaining to content of Web sites, privacy, pricing, encryption standards, consumer protection, electronic commerce, taxation, and copyright infringement and other intellectual property issues. No one is able to predict the effect, if any, that any future regulatory changes or developments may have on the demand for our Internet access or other Internet-related services. Changes in the regulatory environment relating to the Internet access industry, including the enactment of laws or promulgation of regulations that directly or indirectly affect the costs of telecommunications access or that increase the likelihood or scope of competition from national or regional telephone companies, could materially and adversely affect our business, operating results and financial condition.

         Our future telecommunications business is subject to regulations under both state and federal telecommunications laws which are fluid and rapidly changing. On the state level, rules and policies are set by each state's Public Utility Commission or Public Service Commission (collectively, PUC). At the federal level, the Federal Communication Commission (FCC), among other agencies, dictates the rules and policies which govern interstate communications providers. The FCC is also the main agency in charge of creating rules and regulations to implement the 1996 Telecommunications Act (the "1996 Act").

         The 1996 Act opened the local telecommunications markets to competition by mandating the elimination of many legal, regulatory, economic and operational barriers to competitive entry. These changes provide us with new opportunities to provide local telephone services on a more cost-effective basis.

         The FCC has granted direct broadcast satellite (DBS) and multi-channel, multi-point distribution service (MMDS) operator rights on a national basis similar to the mandatory access provided to franchise cable operators in some state and local jurisdictions. The FCC has adopted rules prohibiting homeowners associations, manufactured housing parks and state and local governments from imposing any restriction on a property owner that impairs the owner's installation, maintenance or use of DBS and MMDS antennas one meter or less in diameter or diagonal measurement. We do not believe our business will be significantly impacted by these rights.

EMPLOYEES

         As of September 25, 2006, we employ 30 full-time employees and 12 consultants. We have no collective bargaining agreements with our employees.

CUSTOMERS

         Our Enterprise Network Services subsidiary customers consist of regional banking networks. Our Wireless Messaging Services Division focuses on a diversified base of customers and end users consisting of service providers, government agencies, businesses and other enterprises. Our Bundled Wireless Services Division will focus mostly on servicing private entities, cities, municipalities, and the general public in rural areas. Our Network Operations Services Division's customers will be the customers of both the Enterprise Network Services and Bundled Wireless Services divisions. The Company had two customers that represented approximately 44% and 13% of gross sales for the six months ended June 30, 2006. During the year ended December 31, 2006, two customers represented 11% and 27% of the Company's gross sales.

RESEARCH AND DEVELOPMENT

         We rely on the providers of the products we sell to upgrade their products through research and development. Consequently, we do not perform research and development and we have not incurred any research and development costs during the two previous fiscal years and do not anticipate incurring any such costs in the current fiscal year.

DESCRIPTION OF PROPERTY

         The Company leases approximately 11,137 square feet of office space consisting of 8,860 square feet at 103 Courageous Drive as its primary operations and 2,277 square feet at 2911 South Shore Blvd. as its primary corporate headquarters office lease space in League City, Texas. The office space lease is with South Shore Harbor Development, Ltd., with initial base rent monthly payments during months 1 - 36 of $8,464, escalating to $9,145 for months 37 - 60. The lease commenced on October 18, 2004, and expires on August 31, 2009. The Company has added to its primary corporate headquarters lease approximately 2,700 square feet of office space at 2911 South Shore Blvd. Suite 110 in League City, Texas. The office space lease is with South Shore Harbor Development Ltd., with initial base rent monthly payments during months 1 through 19 of $1,298, escalating to $1,433 for months 20 through 43. The lease commenced on May 1, 2006, and expires on November 1, 2009.

         The Company leases approximately 1,552 square feet of office space at 8521-1 Blanco Road, San Antonio, Texas, for the Wireless Messaging Services Division's initial retail outlet. The office space lease is with Weingarten Realty Investors with initial base rent monthly payments during year one of $1,940 escalating to $1,998 for year 2 and then to $2,056 for year 3. The lease commenced on February 24, 2004, and expires in February 2007.

         The Company leases approximately 408 square feet of office space at 100 Taylor Street, San Antonio, Texas, for its Wireless Messaging Services Division. The office space lease is with Taylor Street Ventures LP with initial base rent monthly payments of $547. The lease commenced on June 1, 2002, and expired on May 31, 2005. The company is in the process of negotiating the terms of a lease extension on similar terms and conditions and continues to incur monthly rent payments of $547.

         The Company has a transmitter sharing agreement with Metrocall for use of shared sites in Boerne, Devine, Hondo, New Braunfels and San Antonio, Texas. The agreement requires monthly payments of $1,448.

         The Company has a license agreement with American Towers for use of their Sequin (Geronimo), Texas, tower site. The license agreement expires on May 31, 2007, and requires monthly payments of $631.

         The Company has a license agreement with Pinnacle Towers for use of their New Braunfels, Texas, FM 306 tower site. The license agreement expires on October 31, 2006, and requires monthly payments of $717.

         The Company leases approximately 1,552 square feet of office space at 602 West 12th Street, Taylor, Texas, for ERF Enterprise Network Services. The office space lease is with Taylor Independent School District with initial base rent monthly payments during year one of $3,290, escalating to $3,729 for year
2. The lease commenced on November 1, 2005, and expires in December 2007.

         We believe that the Company's current needs are satisfied by these leases.

LEGAL PROCEEDINGS

         From time to time, the Company may become involved in litigation arising in the ordinary course of its business.

                              SELLING STOCKHOLDERS

         The selling stockholders include the holders of (i) our convertible secured notes and warrants issued effective September 13, 2005and warrants previously exercised to purchase 20,000 shares of the Company's common stock. For a description of each of these securities see "Description of Securities" page 39 hereof.

         The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of October 2, 2006. For purposes of presentation, we have assumed that the selling stockholders will convert all indebtedness and exercise all warrants, that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares of may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares which will be sold in this offering or the number or percentage of shares of common stock that each selling security holder will own upon completion of this offering. Each selling stockholder acquired the shares to be sold by the selling stockholder in the ordinary course of business and, at the time of acquisition of the shares, no selling stockholder had any agreement or understanding, directly or indirectly, to distribute the shares.

         For purposes of this table, the Company used a conversion price of $0.24 per share for the September 2005 convertible note, which were determined by using the conversion price for the convertible debt as if the debt was converted on September 29, 2006. The actual number of shares of common stock issuable upon the conversion of the convertible debt is subject to adjustment depending on amount, other factors, and the future market price of the common stock, and could be materially less or more than the number estimated in the table.

------------------------------ --------------- -------------- -------------- ------------------- -------------
                                  SHARES
                               BENEFICIALLY     % OWNERSHIP                        SHARES        % OWNERSHIP
          STOCKHOLDER          OWNED BEFORE        BEFORE                    BENEFICIALLY OWNED     AFTER
                                 OFFERING         OFFERING    AMOUNT OFFERED   AFTER OFFERING     OFFERING
------------------------------ --------------- -------------- -------------- ------------------- -------------
Global Capital Funding Group,
L.P. (1)                         4,385,106(2)             20%      1,834,025                   0            0%
------------------------------ --------------- -------------- -------------- ------------------- -------------
GCA Strategic Investment Fund
Limited (3)                        197,230(4)              1%         82,776                   0            0%
------------------------------ --------------- -------------- -------------- ------------------- -------------
HIPL Family Trust (5)              337,369(6)              2%         20,930             284,928            2%
------------------------------ --------------- -------------- -------------- ------------------- -------------
DP Securities Inc. (7)              71,503(8)              *          55,116                   0            0%
------------------------------ --------------- -------------- -------------- ------------------- -------------
Six Eighteen Corp.                  20,000(10)             *          20,000                   0            0%
------------------------------ --------------- -------------- -------------- ------------------- -------------
    Total                        4,713,488                21%      2,012,487                   0            0%
------------------------------ --------------- -------------- -------------- ------------------- -------------
* Less than 1%.

         (1) Global Capital Funding Group, L.P. is the ultimate beneficial owner of the securities listed above and, through its general partner, Global Capital Management Services, Inc., has the sole voting power to vote the shares. Global Capital Advisors, Ltd., Global Capital Funding Group, L.P.'s investment advisor, together with Global Capital Management Services, Inc. has sole voting power over the Global Capital Funding Group, L.P. shares. Global Capital Advisors, Ltd., Global Capital Funding Group, L.P.'s investment advisor, together with Global Capital Management Services, Inc. has sole investment discretion and authority over the securities owned by Global Capital Funding Group, L.P. The actual persons who exercise sole or shared voting power or investment powers over the shares beneficially held by Global Capital Funding Group, L.P. are Lewis N. Lester, Michael S. Brown and Bradley A. Thompson. Global Capital Funding Group, L.P. is an affiliate of a broker-dealer. Notwithstanding the above, Global Capital Funding Group, L.P. is precluded pursuant to the terms of its stock purchase agreement with the Company from converting a portion of the convertible note that would result in its ownership of more than 4.99% of the outstanding shares of Company common stock, unless otherwise agreed to by the Company.
         (2) Global Capital Funding Group, LLP owns (i) a warrant to purchase 300,000 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt with a principal balance as of October 2, 2006 of $960,000.
         (3) GCA Strategic Investment Fund Limited ("GCA") is the ultimate beneficial owner of the securities listed above and, through its board of directors has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation has the sole voting power of the GCA shares and Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors, LLC, GCA's investment advisor, together with GCA's board of directors, has sole investing authority of the GCA shares. The natural persons who exercise sole or shared investment powers over the shares held by GCA are Lewis N. Lester, Michael S. Brown and Bradley A. Thompson. GCA is an affiliate of a broker-dealer.

         (4) GCA Strategic Investment Fund Limited LLP owns (i) a warrant to purchase 13,953 shares of our common stock at an exercise price of $3.57; and (ii) convertible debt with a principal balance as of October 2, 2005 of $43,070.
         (5) Patrick Braid has sole voting and investment power for HIPL Family Trust.
         (6)      HIPL Family Trust owns (i) 337,369 shares of common stock;
                  (ii) a warrant to purchase 20,930 shares of our common stock at an exercise price of $3.57; and (iii) convertible debt with a principal balance as of October 2, 2006 of $8,250.
         (7) DP Securities, Inc. is a registered broker-dealer and is a majority owned subsidiary of Sagient Research Systems, Inc. DP Securities, Inc. is controlled by its board of directors, which has the control and power to vote and/or sell the securities owned by DP Securities, Inc.
         (8)      DP Securities Inc. owns (i) 16,387 shares of common stock; and
                  (ii) a warrant to purchase 55,116 shares of our common stock at an exercise price of $3.57,
         (9) Richard O. Weed is the sole officer and director of Six Eighteen, Corp and has sole voting and investment control.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 31d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares which the selling stockholders has the right to acquire within 60 days.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o        privately negotiated transactions;
         o settlement of short sales entered into after the date of this prospectus;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o        a combination of any such methods of sale;
         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         Transactions under this prospectus may or may not involve brokers or dealers. The Selling Shareholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in selling securities. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

         Each selling shareholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business. The selling shareholders, whether a broker-dealer or not, have informed us that they do not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

         The selling shareholders, other than the selling shareholders that are broker-dealers, that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and selling shareholders, that are broker-dealers, and any broker-dealers that act in connection with the sale of shares are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify certain of the selling shareholders and certain selling shareholders have agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         To our knowledge, based upon information provided to us by the selling shareholders, DP Securities, Inc. ("DP") is a registered broker-dealer and Global Capital Funding Group, L.P. ("Global") and GCA are affiliates of a registered broker-dealer. As such, DP Securities is an underwriter and Global and GCA may be deemed to be underwriters of their respective shares underlying the conversion of their note and exercise of their warrant within the meaning of the Securities Act. We do not have a material relationship with DP, Global or GCA. DP, Global nor GCA has a right to designate or nominate a member or members of the board of directors. DP, Global and GCA purchased their notes and warrants directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by DP, Global, or GCA respectively. To our knowledge, none of the selling shareholders are affiliates of DP, Global or GCA.

         The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon being notified by a selling shareholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling shareholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the initial price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         o that such selling shareholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o        other facts material to the transactions.

         In addition, any selling shareholder may from time to time pledge or grant a security interest in some or all of the notes or warrants owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1999 amended the list of selling shareholders to include the pledge, transferee or other successors in interest as selling shareholders under this prospectus.

         We are required to pay the fees and expenses incident to the registration of the shares. We have agreed to indemnify certain selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                   MANAGEMENT

Our directors and executive officers and their ages as of January 3, 2006 are as follows:

NAME                            AGE        POSITION
R. Greg Smith                   47         Chief Financial Officer and Director
John A. Burns                   53         Chief Operating Officer and Director;
Mike Moehle                     54         Executive vice president of sales
                                            and business development for ENS
Dr. H. Dean Cubley              65         Chairman of the Board
Dr. Bartus H. Batson            64         Director

The following is a brief description of the background of our directors and executive officers.

         MR. R. GREG SMITH is the Company's chief financial officer and a director. Mr. Smith's professional background includes some 25 years of demonstrated executive management experience, including 11 years experience as CFO of publicly traded companies. Mr. Smith joined the Company, in August 2004, as chief financial officer and as chief executive officer. Mr. Smith most recently was employed by Eagle Broadband, Inc., where he was recruited to assist in the restructure of numerous Eagle subsidiaries. Mr. Smith served in dual roles as CFO and as CEO of certain Eagle subsidiaries from early 2002 and played a key role in reducing certain subsidiaries EBITDA burn rates as Eagle has shifted its focus away from low-margin product fulfillment and commercial cabling to higher-margin bundled digital services, convergent set-top boxes and satellite-based communications platforms. Prior to Eagle, Mr. Smith spent 13 years in various corporate finance functions including CFO in the healthcare informatics market with ADAC Healthcare Information Systems, Inc., and predecessor entities. While at ADAC, Mr. Smith gained extensive experience in directing restructurings and turnarounds as well as completing numerous mergers and acquisitions. Following his successful career at ADAC and prior to joining Eagle Broadband, Inc., Mr. Smith was recruited to lead the restructuring of a privately-held electronic messaging company, improving gross margins from 9% to 46% from 1998 to 2000. Mr. Smith's primary role was in leading the completion of a complex SEC registered rescission offering in late 1999 and early 2000 to overcome a $16 million SEC rescission liability that was created by the founder of the business and prior management by integrating several private placements.

         DR. H. DEAN CUBLEY has served as director and Chairman of ERF Wireless since May 2004 and served as acting president, secretary and treasurer from May 2004 until August 2004. Previously Dr. Cubley served as president, chief executive officer and chairman of Eagle Wireless International, Inc., from March 1996 until 2003. Prior to that, Dr. Cubley served as vice-president of Eagle Telecom, Inc., from 1993 to March 1996. From 1984 until 1993 Dr. Cubley was active in the telecommunications industry serving as a principle in numerous high technology companies including Metrocast, Microlink, TI-IN Network, and Paging Products International. Dr. Cubley has over 39 years of extensive experience in the field of telecommunications. From 1965 to 1984, Dr. Cubley worked for the NASA Manned Spacecraft Center as a senior engineer or manager on all Gemini, Apollo, and Shuttle programs. Dr. Cubley was the Antenna Subsystems Manager on all manned spacecraft programs for seven years during the Apollo Program with full project control for over two hundred million dollars worth of equipment for each Apollo flight. In addition, Dr. Cubley was the NASA Project Manager on the five hundred million dollar Apollo 17 Surface Electrical Properties Experiment which was searching for water on the surface of the moon in 1972. Throughout his career, Dr. Cubley has authored or co-authored over fifty publications. In addition, he has a total of fifteen patents and patents-pending registered in his name. Dr. Cubley received a Bachelor of Science degree in electrical engineering from the University of Texas in 1964 and a master's degree from the University of Texas in 1965. In 1970 Dr. Cubley received his Ph.D. in Electrical Engineering from the University of Houston. Since 1977, Dr. Cubley has been actively engaged in the commercial telecommunications industry and has been instrumental in many of its technological advancements. Dr. Cubley has also been a founding partner in twenty three new high technology companies since his employment with NASA. Many of these companies have been acquired by larger companies and are currently operating in the telecommunications industry.

         JOHN A. BURNS joined ERF Wireless in August 2005 as a director, and as chairman and chief executive officer of the ERF Wireless subsidiary, ERF Enterprise Network Services Inc. Prior to joining ERF Wireless, Mr. Burns founded FundsXpress Inc. where he served as chairman of the board, chief executive officer and president since its formation in 1995. At FundsXpress, he raised over $80 million to develop one of the leading Internet banking companies in America, providing services to over 500 financial institutions. At FundsXpress, Mr. Burns was endorsed by 28 state banking associations and in 2000 received the 5 Star Award for being the outstanding bank service provider from the Independent Bankers Association of Texas. Prior to his work with FundsXpress, Mr. Burns co-founded and managed Mesa Systems Inc., a systems integration and consulting company (1989 - 1995), was president of American

Microelectronics Inc., a computer component manufacturing company owned by a publicly-traded company (1988 - 1989), and was a partner in the Sendero RE Group, a financing and high-technology consulting firm based in Austin, Texas (1985 - 1987). From 1976 to 1985, Mr. Burns was co-founder and president of Balcones Computer Corporation, a company that designed computers, software and other advanced technology products for the State of Texas, Digital Equipment Corporation, Xerox Corporation, Ford Motor Company and other companies. Mr. Burns is a past president of the Advisory Board of the Liberal Arts and Science Academy of Austin where, in 1998, he was recognized as the Volunteer of the Year for the nationally acclaimed Austin Adopt-a-School program. Mr. Burns holds a BBA in Finance from the University of Texas at Austin (1974).


         DR. BARTUS H. BATSON has served as director of ERF Wireless since January 2005. Dr. Batson has served as president, chief executive officer and chairman of X-Analog Communications, Inc., since March 1992. Prior to that, Dr. Batson served as president of X-Analog's predecessor company, CADSA, Inc. Dr. Batson has over 40 years of experience in all fields of telecommunications with a major focus in satellite communications and wireless systems. Dr. Batson received the B.S. degree in electrical engineering from Arlington State College (now the University of Texas at Arlington) in 1963 and the M.S. and Ph.D. degrees in electrical engineering from the University of Houston in 1967 and 1972, respectively. In 1963, he joined the NASA Manned Spacecraft Center (now the Lyndon B. Johnson Space Center) in Houston, Texas, and worked in Flight Operations and Analysis on Guidance, Navigation and Command Systems for the Gemini Program. From 1964 to 1968, he served in the U. S. Army as an electronics instructor in the Artillery and Missile School at Fort Sill, Oklahoma. In 1966, he returned to the Manned Spacecraft Center and worked until 1983 on a wide variety of problems pertaining to statistical communication theory as applied to communications systems for manned spaceflight programs, including Apollo, Apollo-Soyuz, Skylab, and Space Shuttle. He personally developed the conceptual designs for the Space Shuttle S-band and Ku-band communications systems, which incorporated several state-of-the-art advances in the areas of modulation, coding, synchronization, and spread spectrum, at data rates of up to 50 Mbps. As Manager of the Systems Analysis Office of the Tracking and Communications Division, he was responsible for communications, tracking, instrumentation, and data systems engineering and analysis for the entire Space Shuttle Program. In 1980, while still at NASA, Dr. Batson founded X-Analog's predecessor company, CADSA, Inc., which was originally a consulting company specializing in satellite communications and voice/data/video applications. In 1983, he resigned from NASA to devote full time to CADSA. During the period from 1983 to the present time, CADSA and later X-Analog has become a diversified telecommunications company, providing a wide range of products and services. Dr. Batson was heavily involved in the design and implementation of the USCI (United Satellite Communications, Inc.) video network, which was the first operational DBS (direct broadcast satellite) system. His contributions to USCI included extensive analysis efforts and preparation of the technical portions of several FCC filings, responses, etc., that eventually resulted in regulatory approval of the use of medium-power FSS (fixed satellite service) satellites for provision of DBS services to the home consumer market. He also participated in the design of the STARLOK video scrambling system that was developed by General Instruments for USCI. Another significant project directed by Dr. Batson was the total engineering effort associated with the design, development, implementation, testing, maintenance, and operations of all elements of TI-IN Network, a provider of satellite-based interactive (one-way video/data, two-way audio/data) educational programming. As part of this project, Dr. Batson directed the design, development, and manufacturing of several specialized microprocessor-based equipment items which provided various features such as wireless keypad data response from remote classrooms; customized, automated audio talkback; and addressable hardcopy distribution. One of the most significant projects which Dr. Batson has been responsible for is the design and implementation of a digital video compression system for NTU (National Technological University) that replaced their satellite-based analog system. Dr. Batson was responsible for the design, development, integration/test, and initial manufacturing efforts associated with this project. Dr. Batson has been an adjunct member of the faculties of Rice University and the University of Houston, where he taught graduate courses in space communications, digital communications, statistical communications theory, information theory, estimation theory, and coding theory. He has also developed and taught numerous short courses on topics such as speech processing, video processing, spread spectrum communications, data communications, digital communications, satellite communications, space communications and navigation, and systems engineering. He is a senior member of the IEEE and is a past chairman of the Satellite and Space Communications Committee of the IEEE Communications Society. He served for several years as Editor for Satellite and Space Communications for the IEEE Transactions on Communications and was guest editor of a special issue of the Transactions dealing with Space Shuttle Communications and Tracking. He was Program Chairman of the National Telecommunications Conference (NTC '80) held in Houston in December 1980 and General Chairman of the National Telesystems Conference (NTC '82) held in Galveston, Texas, in 1982. He has also been active in the Instrument Society of America, having served as Director of the Telemetry Division. He is a member of Sigma Xi and Phi Kappa Phi and is a Registered Professional Engineer in the State of Texas. Dr. Batson has published more than fifty papers in practically all areas of communications.

         MR. MIKE MOEHLE is an entrepreneurial executive from the communications industry with diverse management experiences spanning over 18 years. He has a proven track record in business and government relations in the U.S., Mexico and Europe. Mr. Moehle has extensive experience in working with U.S. congressional groups and staff of the FCC on telecommunications legislation and regulations. Mr. Moehle also has extensive mergers and acquisitions and joint venture experience, including international trade and venture agreements and licensing of technology and intellectual property. He was founder of four successful telecom companies from 1985 to the 2005. Mr. Moehle is a proven team builder and catalyst, creating new business opportunities, exploring new market niches, establishing strategic business relationships, and overcoming regulatory barriers. From 2003 to 2005, Mr. Moehle was vice-president sales/marketing and corporate development for Corban Communications/Corban Networks where he managed sales and marketing activities for a nationwide wireless communications wholesale carrier. He also oversaw U.S. customer acquisition and retention for the digital network and real estate divisions. From 2001 to 2003, Mr. Moehle was senior vice president of ViaNet Technologies, Inc., a publicly traded company, where he founded the wholesale telecommunications company that successfully built an IP network through acquisitions. He also developed the service offering of International transport services for Tier-1 and Tier 2 carriers throughout the U.S. and Mexico. At ViaNet, he grew business from the ground floor to $50 million in revenue. From 1997 to 1999, Mr. Moehle was President/CEO/Chairman of PrimeTEC International, Inc. where he founded the wholesale telecommunications company, creating three key global offices for international product distribution, and grew revenues to $100 million in a two-year period. He successfully established subsidiaries in the U.S. and six European countries. PrimeTEC was established to provide wholesale voice termination services to other inter-exchange carriers worldwide. From 1987 to 1996, Mr. Moehle was executive vice president, sales/marketing, of Capital Network Systems, Inc., where he co-founded the company specializing in call center services and domestic and international long distance voice services in the U.S. and Mexico. He managed sales and marketing personnel providing call center services to the hospitality and private pay phone industries. Capital Network Systems was the original provider for long distance calling for Continental Airlines frequent flyer program. His strategic accomplishments include managing a workforce of 300 people internally and remotely and building annual revenues to $45 million in an eight-year period. Mr. Moehle has a Masters in education from Southwest Texas State University and a Bachelor of Science from the University of Texas.

AUDIT COMMITTEE

         The Company's standing audit committee of the Board is comprised of two non-employee independent directors; Dr. H. Dean Cubley and Dr. Bartus H. Batson. The Board has determined that Dr. H. Dean Cubley is an audit committee financial expert and independent as defined by Item 401(e) of Regulation S-B of the Exchange Act.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE

         The following table sets forth the annual and long-term compensation for services in all capacities for the three fiscal years ended December 31, 2005, paid to our most highly compensated executive officers.

                                           ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                                                             ----------------------
                                                                                     AWARDS
                                                                           -------------------------------
Name and Principal Position         Year    Salary ($)       Bonus ($)     Securities Underlying Options /
                                                                                      SARs (#)
---------------------------         ----    ----------       ---------     -------------------------------
R. Greg Smith (1)                   2005     195,000         5,000                      --
Chief Executive Officer             2004      75,000        31,914 (2)           1,000,000 common stock
                                    2003          --            --                      --
H. Dean Cubley (3)                  2005      15,000            --                      --
Acting President                    2004          --            --                      --
                                    2003          --            --                      --
John A. Burns (5)                   2005      60,000            --               1,050,000
                                    2004          --            --                      --
                                    2003          --            --                      --
Kenneth A. Phillips Former CEO (4)  2005          --            --                      --
                                    2004      31,042            --                      --
                                    2003      74,500            --                      --

------------------------

(1) Mr. R. Greg Smith joined us on August 1, 2004, as Chief Financial Officer and as Chief Executive Officer. Mr. Smith is paid a base salary of $180,000 per year plus additional compensation for director's fees and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period.
(2) Mr. Smith was issued 63,828 shares of Series A Preferred Stock as a sign-on bonus in August 2004. At or around August 2004, certain investors had outstanding debt convertible into Series A Preferred Stock at $0.50 per share. Therefore, the Company determined the fair market value for the Series A Preferred Stock was $0.50 per share.
(3) Mr. Cubley received no compensation for his acting position which he held from May 2004 until his resignation in August 2004.
(4) Represents portions paid to Mr. Phillips from January 1, 2004, until his resignation in May 2004.
(5) Mr. Burns joined us on August 12, 2005, as Chief Executive Officer of Enterprise Network Services. Mr. Burns is paid a base salary of $180,000 per year plus additional compensation for director's fees and is eligible to receive options for certain revenue milestone achievements, which milestone were not achieved in 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
OPTION VALUES

 The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2005, by our executive officers listed in the Summary Compensation Table above.

                                             Percent of
                                             Total
                                             Options                       Market
                  Number of Securities       Granted to      Exercise or   Price on
                  Underlying Common Stock    Employees in    Base Price    Date of        Expiration
 Name             Options Granted (#)        Fiscal Year     ($/Sh)        Grant          Date
--------------    -----------------------    ------------    -----------   --------       ----------
R. Greg Smith           100,000 (1)              3.3%         $2.88 (2)        $3.75       July 2009
                        150,000 (3)              4.9%         $2.88 (2)        $3.75       July 2009
                        250,000 (4)              8.2%         $2.88 (2)        $3.75       July 2009
                        500,000 (5)             16.4%         $2.88 (2)        $3.75       July 2009
Kenneth A.                   --                   --             --               --              --
Phillips
H. Dean Cubley               --                   --             --               --              --
John A. Burns            50,000 (6)              1.6%         $3.72 (7)        $4.00       July 2008
John A. Burns            75,000 (8)              2.4%         $3.72 (7)        $4.00       July 2008
John A. Burns           100,000 (9)              3.3%         $3.72 (7)        $4.00       July 2008
John A. Burns           125,000 (10)             4.0%         $3.72 (7)        $4.00       July 2008
John A. Burns            50,000 (11)             1.6%         $3.72 (7)        $4.00       July 2008
John A. Burns            75,000 (12)             2.4%         $3.72 (7)        $4.00       July 2008
John A. Burns           100,000 (13)             3.3%         $3.72 (7)        $4.00       July 2008
John A. Burns           125,000 (14)             4.0%         $3.72 (7)        $4.00       July 2008
John A. Burns            50,000 (15)             1.6%         $3.72 (7)        $4.00       July 2008
John A. Burns            75,000 (16)             2.4%         $3.72 (7)        $4.00       July 2008
John A. Burns           100,000 (17)             3.3%         $3.72 (7)        $4.00       July 2008
John A. Burns           125,000 (18)             4.0%         $3.72 (7)        $4.00       July 2008

-------------------------

(1) Exercisable when cumulative revenues reach $1,000,000.
(2) The exercise price for these options is 115% of the lowest closing price during the twelve-month period prior to exercise. Assuming these options vested on and were exercised as of December 31, 2005, the exercise price would be $2.88 for a total value of $120,000. The closing price of our common stock as of the end of its fiscal year ended December 31, 2005 was $3.00 per share.
(3) Exercisable when cumulative revenues reach $5,000,000.
(4) Exercisable when cumulative revenues reach $10,000,000.
(5) Exercisable when cumulative revenues reach $25,000,000.
(6) Exercisable when cumulative revenue exceeds $3,000,000.
(7) The exercise price for these options is $3.72 and when attained can be converted on a cashless basis into common stock.
(8) Exercisable when cumulative revenue exceeds $6,000,000.
(9) Exercisable when cumulative revenue exceeds $12,000,000.
(10) Exercisable when cumulative revenue exceeds reach $20,000,000.
(11) Exercisable when annual EBIDTA of Company (ENS) exceeds $500,000.
(12) Exercisable when annual EBIDTA of Company (ENS) exceeds $1,000,000.
(13) Exercisable when annual EBIDTA of Company (ENS) exceeds $2,000,000.
(14) Exercisable when annual EBIDTA of Company (ENS) exceeds $3,000,000.
(15) Exercisable when annual EBIDTA of Parent exceeds $1.00.
(16) Exercisable when annual EBIDTA of Parent exceeds $500,000.
(17) Exercisable when annual EBIDTA of Parent exceeds $1,000,000.
(18) Exercisable when annual EBIDTA of Parent exceeds $5,000,000.

AGGREGATE OPTION EXERCISES IN 2005 FISCAL YEAR AND DECEMBER 31, 2005, OPTION VALUES

Name                     Shares       Value Realized       Number of Unexercised             Value of Unexercised
                       Acquired on         ($)         Securities Underlying Options             In-the-Money
                        Exercise                                 at FY-End                   Options at the FY-End
                           (#)                                      (#)                               ($)
-------------------- --------------- ---------------- -------------------------------- ------------------------------
                                                      Exercisable      Unexercisable   Exercisable      Unexercisable
                                                      ---------------- --------------- ---------------- -------------
R. Greg Smith (1)          --               --                            1,000,000           --               --
Kenneth A. Phillips        --               --                               --               --               --
H. Dean Cubley             --               --                               --               --               --
John A. Burns (2)          --               --                            1,050,000           --               --


         (1) The exercise price for these options is 115% of the lowest closing price during the twelve-month period prior exercise. Assuming these options vested on and were exercised as of December 31, 2005, the exercise price would be $2.88 for a total value of $120,000. The closing price of our common stock as of the end of its fiscal year ended December 31, 2005 was $3.00 per share.
         (2) The exercise price for these options is $3.72 and when attained can be converted on a cashless basis into common stock.

COMPENSATION OF DIRECTORS

The Company currently compensates directors for their services as directors in the amount of 2,000 shares of common stock for each regularly scheduled Board of Directors Meeting. In addition a fee of 1,000 shares of common stock will be paid for each special telephone board meeting called by the Chairman of the Board. In addition, upon each director's first anniversary, he/she will receive options to purchase 25,000 shares of common stock at 115% of the common stock price closing stock price on the anniversary date of officially becoming a director and annually thereafter; providing the director is officially a director on the anniversary date. As of December 31, 2005, no options have been issued to directors. Two directors, Dr. H. Dean Cubley and R. Greg Smith, were entitled to receive their initial option grants in 2005 on their respective first anniversary dates as directors, but they have elected to forfeit their initial grants.

EMPLOYMENT AGREEMENTS

In August 2004, we entered into a written employment agreement with R. Greg Smith, our CEO and CFO. Subsequently, we entered an Amended and Restated Employment Agreement with Mr. Smith that modified certain terms and conditions of the original agreement. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Preferred Stock as a sign-on bonus. Mr. Smith also is entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements, as described herein. As of September 25, 2006, an option to purchase 100,000 shares has vested, the remaining options have not vested. Mr. Smith is subject to a lock-up agreement, which prohibits Mr. Smith from selling shares of common stock until August 1, 2006, unless agreed to by the Company in writing.

In August 2005, we entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc., our wholly owned subsidiary. Mr. Burns is paid $180,000 per year and other normal benefits available to all Company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options to purchase up to 1,050,000 shares of the Company's common stock under the Company's 2004 Non-Qualified Stock Option Plan upon attainment of certain future cumulative revenue milestone achievements. As of December 31, 2005, none of these options had vested. The options are priced at $3.72 and when attained can be converted on a cashless basis into common stock. The Company has granted piggyback registration rights with respect to resale of these shares.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

         In May 2004, the Company sold Fleetclean Chemicals, Inc., a wholly owned subsidiary of the Company ("FCI"), to Kenneth A. Phillips, the chief executive officer and a director at that time. Prior to the sale of FCI, the Company transferred all assets and certain liabilities into FCI. Phillips paid the 100% of the net tangible book value of FCI on April 1, 2004. The shareholders of the Company did not approve this transaction until August 8, 2004. Mr. Phillips is no longer an officer and director of the Company.

         In May 2004, STJV, a trust that is controlled by Frances Cubley, the mother of Dr. H. Dean Cubley, a current director of the Company, acquired 1,000,000 shares of Series A Preferred Stock for $0.28 per share. On May 19, 2005 STJV acquired 143,784 shares of the Company's common stock from Kenneth A. Phillips, the chief executive officer and a director at that time, Kathryn M. Phillips, Jarrod Phillips and Jay G. Phillips for $150,000. In October 2005, STJV converted 168,759.56 shares of Series A Preferred Stock into 3,151,812 shares of common stock.

         In September 2004, the Company acquired all of the outstanding stock of Eagle R. F. International ("International") in exchange for 1,000,000 shares of its common stock. Prior to the acquisition of International, International was wholly owned by four individuals, Dr. H. Dean Cubley, chairman of the board of ERF Wireless, John Nagel, Billie Mize and Christopher Futer ("International Founders"). International was a Texas corporation organized in 1993. Dr. H. Dean Cubley owned 400,000 shares of common stock of International that he acquired for nominal consideration as a founder. John Nagel owned 100,000 shares of common stock of International that he acquired for nominal consideration as a founder. Billie Mize owned 100,000 shares of common stock of International that she acquired for nominal consideration as a founder. Christopher Futer owned 400,000 shares of common stock of International that he acquired for nominal consideration as a Founder. Dr. Cubley received 400,000 shares of our common stock as his portion of the Purchase Price, and subsequently gifted 100,000 shares to Mr. Nagel and 100,000 shares to Ms. Mize.

         Prior to the acquisition, International had outstanding debt of $487,142 held by six trusts, Pauline Trust, Cason Family Trust, HC1 Trust, Leopard Family Trust, Jauquine Trust, and Bailey Trust (the "Trusts"). In connection with the acquisition of International, the Company entered into a Debt Conversion and Funding Agreement with the Trusts, whereby the Trusts agreed to convert the outstanding debt into shares of Series A Preferred Stock. In addition, the Trusts agreed to purchase up to 525,725.35 additional Series A Preferred Stock at $0.50 per share. The Debt Conversion and Funding Agreement with the Trusts has been amended twice, first in 2004, to allow the Trusts to purchase an additional 1,500,000 shares of Series A Preferred Stock at $0.50 per share, and second in 2005, to allow the Trusts to purchase an additional 1,500,000 shares of Series A Preferred Stock at $1.50 per share.

         Pursuant to the Debt Conversion and Funding Agreement and its addendums as of December 7, 2005, STJV had acquired 939,990 shares of Series A Preferred Stock at $0.50 per share and 400,957 shares of Series A Preferred Stock at $1.50 per share; Pauline Trust has acquired 315,984 shares of Series A Preferred Stock at $0.50 per share; Carson Family Trust has acquired 207,156 shares of Series A Preferred Stock at $0.50 per share, Leopard Family Trust has acquired 283,014 shares of Series A Preferred Stock at $0.50 per share; Jauquine Family Trust has acquired 124,486 shares of Series A Preferred Stock at $0.50 per share; Systom Trust has acquired 380,697 shares of Series A Preferred Stock at $0.50 per share; the investment and voting power for each of these trusts is held by Frances Cubley, the mother of H. Dean Cubley. HC1 Trust and Sealink Trust, each of which Brian Cubley, the adult son of H. Dean Cubley, has investment and sole voting power, acquired 23,628 shares of Series A Preferred Stock and 124,000 shares of Series A Preferred Stock, respectively, at $0.50 per share. Furthermore, BF Consultants Trust, a trust in which Scott Cubley, the adult son of H. Dean Cubley, has the sole investment and voting power, acquired 190,000 shares of Series A Preferred Stock at $0.50 per share.

         In December 2005, the holders of record of the Series A Preferred Stock, which includes the above named trusts and Greg Smith, entered into a Series A Preferred Conversion Restriction Agreement, in which each agreed to restrict the number of shares of Series A Preferred Stock that they converted into common stock each calendar quarter to the lesser of (i) 5% all of their respective shares of the Company's Series A Preferred Stock or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter. In consideration for the execution of the Series A Preferred Conversion Restriction Agreement, the Company granted the holders the right of first refusal to participate in any sale of the Series A Preferred Stock between January 1, 2006 and December 31, 2006.

         In March 2005, the Company entered into a one-year professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sales the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley. As of September 2005, Synchton has been issued 67,091 shares common stock and $4,883 cash for $52,000 of services pursuant to this agreement.

         In August 2004, we entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005 and $90,000 per year thereafter. Mr. Cubley also received an option to purchase 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Wireless Messaging Services division is profitable equal to 5% of the revenues of the Wireless Messaging Services division.

         In August 2005, we entered into an executive employment agreement with John Arley Burns, the son of John Adrian Burns, as president of Enterprise Network Services. Mr. Burns is paid $150,000 per year and other normal benefits available to all Company employees. Mr. Burns is eligible to receive non-qualified non-transferable stock options to purchase up to 520,000 shares of the Company's common stock based upon the attainment of certain performance based milestones.

                             PRINCIPAL STOCKHOLDERS

         As of September 25, 2006, 16,656,299 shares of common stock were outstanding and 4,300,108 shares of Series A Preferred Stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

         o each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
         o        each of our directors;
         o        each of our named executive officers; and
         o        all of our directors and executive officers as a group.

         Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

         To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.

                                                                       STOCK SHARES OF SERIES A
                                           SHARES OF COMMON                PREFERRED STOCK
                                             BENEFICIALLY                   BENEFICIALLY            TOTAL PERCENTAGE OF
                                               OWNED(1)                         OWNED                 VOTING POWER (2)
---------------------------------- ----------------------------- ------------------------------- ------------------------
     NAME AND ADDRESS OF               NUMBER           %             NUMBER             %            NUMBER          %
     BENEFICIAL OWNER
---------------------------------- ---------------- ------------ ------------------ ------------ ---------------- -------
Frances Cubley (3)                   3,934,347(4)      24%          3,564,328(5)        83%         75,220,907       73%
Systom Trust Joint Venture             236,226          3%          2,161,487           50%         43,465,966       42%
Pauline Trust                          541,783          3%            300,275            7%          6,547,283        6%
Cason Family Trust                   1,485,174          9%            269,124            6%          6,867,654        7%
Leopard Family Trust                   560,460          3%            266,305            6%          5,886,560        6%
Systom Trust                           575,532          3%            458,006           11%          9,735,652        9%
Lariat Financial, Inc.(6)              990,820          6%               -               -             990,820        1%
R. Greg Smith                        1,317,567(7)       7%             11,204            *           1,317,567        1%
Dr. H. Dean Cubley                     227,599          1%               -               -             227,599        *
Dr. Bartus H. Batson                     6,000          *                -               -               6,000        *
John Burns                              27,371(8)       *                -               -              27,371        *
All Executive Officers and           1,267,086          7%             11,204            *           1,491,166        1%
    Directors as a group (4
         persons)

     ----------------------

* Less than 1%

         (1) This column does not include the shares of common stock issuable upon the conversion of the Series A Preferred Stock.
         (2) This column includes the Series A Preferred Stock right to 20 votes on all matters in which the common stockholders and preferred stockholders vote together.
         (3) Ms. Frances Cubley, the mother of Dr. H. Dean Cubley, a director of the Company, has the sole investment and voting power for Systom Trust Joint Venture, Pauline Trust, Carson Family Trust, Leopard Family Trust, Jauquine Family Trust, and Systom Trust (the "Frances Cubley Trusts").
         (4) Includes 3,934,347 shares of common stock owned by the Francis Cubley Trusts.
         (5) Includes 3,564,328 shares of Series A Preferred Stock held by the Frances Cubley Trusts.
         (6) Lariat Financial, Inc. is a corporation controlled by Mr. Smith ("Lariat")
         (7) Includes 990,820 shares held by Lariat and 100,000 shares that are currently exercisable. This does not include options to purchase 900,000 shares of common stock that are exercisable upon cumulative revenue of the Company, which as of September 2006, the Company does not believe such revenue's will be exceed during the next 60 days.
         (8) This does not include (i) an option to purchase 1,050,000 shares of common stock that are exercisable upon cumulative revenue and EBIDTA of the Company's Enterprise Network Services division and the Company, which as of September 2006, the Company does not believe such revenue's will be exceed during the next 60 (sixty) days; and (ii) the note issued to Skyvue that is convertible at the sole discretion of the Company, Mr. Burns is a director of Skyvue.

                            DESCRIPTION OF SECURITIES

GENERAL

         We are authorized to issue 475,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of preferred stock, $0.001 par value, of which 5,000,000 have been designated Series A Preferred Stock.

COMMON STOCK

         As of September 25, 2006, there were 16,656,299 shares of common stock issued and outstanding that was held of record by approximately 346 stockholders.

         The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of ERF Wireless, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

         Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

         o        restricting dividends on the common stock;
         o        diluting the voting power of the common stock;
         o        impairing the liquidation rights of the common stock; and
         o delaying or preventing a change in control of ERF Wireless without further action by the stockholders.

SERIES A PREFERRED STOCK.

         OUTSTANDING. As of September 25, 2006, there were 4,300,108 shares of Series A Preferred Stock outstanding. The weighted average price paid per share of outstanding Series A Preferred Stock is $0.49 per share.

         RANKING. The Series A Preferred Stock shall rank senior to all other classes of the Company's capital stock with respect to dividends and as to rights upon liquidation, winding up or dissolution of the Company. As long as any shares of Series A Preferred Stock remain outstanding, the Company will not be entitled to authorize or issue any class of securities that is senior to or on parity with the Series A Preferred Stock with respect to dividends or on liquidation, winding up or dissolution, without the approval of holders of at least 75% of the Series A Preferred Stock.

         VOTING RIGHTS. Holders of shares of the Series A Preferred Stock will be entitled to vote, together with the holders of the Common Stock, on all matters submitted to a vote of stockholders and cast 20 votes for each share of Series A Preferred Stock. Holders of Series A Preferred Stock have no cumulative voting rights or preemptive or other rights to subscribe for shares. The affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock and Common Stock combined, represented at a meeting at which a quorum is established, is sufficient for general corporation action. The approval of the holders of at least 75% of the shares of Series A Preferred Stock then outstanding, voting as a class, will be required to (i) create, authorize or issue any capital stock of the Company ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Company, on a parity or senior to the Series A Preferred Stock, or (ii) amend or alter the Articles of Incorporation.

         The holders of the Series A Preferred Stock voting as a class have the right to elect one (1) director.

         DIVIDEND RIGHTS. The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at the same rate as are paid to the Company's common stock holders. .

         CONVERSION. Each share of Series A Preferred Stock is convertible by the holder at any time into 18.676347 share of common stock at the option of the holder of Series A Preferred Stock.

         No fractional shares will be issued upon conversion and, in lieu thereof, an adjustment in cash will be made based upon the fair market value of the common stock as determined by the Board. The conversion rate will be subject to adjustment in the event of: the payment of certain stock dividends stock subdivisions or combinations of the common stock and capital reorganizations.

         CONTRACTUAL RESTRICTION. The holders of the Series A Preferred Stock agreed to restrict the number of shares of Series A Preferred Stock converted into common stock each calendar quarter to the lesser of (i) 5% of his shares of the Company's Series A Preferred Stock, or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter.

         LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to stockholders before any distribution or payment made to holders of common stock or other junior capital stock, the amount equal to the purchase price per share plus accumulated and unpaid dividends to date of final distribution. After payment of the full amount of the liquidating distributions to which the holders of Series A Preferred Stock are entitled, the holders of Series A Preferred Stock shall participate in any remaining distribution PRO RATA with the common stock holders.

OPTIONS AND WARRANTS

         The resale of (i) 389,999 shares underlying the warrants issued in the September 2005 financing are being registered hereby. The warrants issued in the September 2005 financing expire on expire September 2009 and are exercisable at $3.57 per share.

         In June 2003 warrants to purchase 880,000 shares of common stock were issued to Six Eighteen Corp. the June 2003 warrants have an exercise price of $0.20 per share and expire in December 2007. As of September 2006, 780,000 of the June 2003 were outstanding.

         In addition, we have outstanding warrants to purchase 416,678 of common stock at an exercise prices ranging from $5.00 to $7.50 per share.

E-SERIES BOND INVESTOR NOTE

         On May 1, 2006, the Company offered a Private Placement Memorandum to certain accredited investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The bondholder may require us to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of our common stock for the 20 days immediately preceding the notice of conversion. This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

         At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. As of September 30, 2006 the Company has sold $525,000 of Bonds.

CONVERTIBLE DEBT

         SEPTEMBER 2005 FINANCING

         In September 2005, we issued convertible secured notes with a total principal amount of $1,500,000 and issued common stock purchase warrants to purchase 389,999 shares of Company common stock. As of September 25, 2006, the remaining balance on the notes is $1,303,070. The notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of
(i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The notes will accrue interest at a rate per annum equal to six percent. The Company has the ability to prepay any amounts owed under these notes for a price equal to the greater of: (i) the outstanding principal amount of the notes, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of common stock into which the notes, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the notes is called for prepayment. The warrants are exercisable by the investors for five years at $3.57 per share of Company common stock.

         The Company agreed to file a registration statement with the Securities and Exchange Commission in order to register the resale of the shares of common stock underlying the notes and the shares issuable upon exercise of the warrants. If the registration statement ceases to remain effective, or certain other events occur, the Company has agreed to pay the Investors liquidated damages of 2% of the principal amount of the notes per month.

         SKYVUE NOTE

         In August 2005, the Company acquired certain assets of Skvue for a total purchase price of $600,000, subject to certain adjustments, of which the Company agreed to pay $200,000 in cash and executed convertible promissory note for $400,000. In September 2006, we paid the remaining principal balance of$243,181.39 on this note of by issuing 840,000 shares of our common stock.

NEVADA ANTI-TAKEOVER STATUE AND CHARTER PROVISIONS.

         NEVADA ANTI-TAKEOVER STATUE. Nevada's "Business Combinations" statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an "interested shareholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger or consolidation with an "interested shareholder", or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder,
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an "interested shareholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the "interested shareholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested shareholder," or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an "interested shareholder".

         An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

         A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder's acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's Articles of Incorporation are met and either
(a)(i) the board of directors of the corporation approves, prior to the "interested shareholder's" date of acquiring shares, or as to which the purchase of shares by the "interested shareholder" has been approved by the corporation's board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested shareholder" at a meeting called no earlier than three years after the date the "interested shareholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through
78.443 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested shareholder" will not have become the beneficial owner of additional voting shares of the corporation.

         Nevada law permits a Nevada corporation to "opt out" of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. We have not inserted such a provision our Articles of Incorporation or our Bylaws. The Articles may be amended at any time to subject us to the effect of the "Business Combinations" statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock.

         Nevada's "Control Share Acquisition" statute, Sections 78.378 through
78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual shareholders' meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror's shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

         The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. If the "Business Combination" statute and/or the "Control Share Acquisition" statute becomes applicable to us in the future, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control over us and to make changes in management more difficult.

         CERTIFICATE OF INCORPORATION. Our certificate of incorporation provides for the authorization of our board of directors to issue, without further action by the stockholders, up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock.

         These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of ERF Wireless. These provisions are designed to reduce the vulnerability of ERF Wireless to an unsolicited proposal for a takeover of ERF Wireless. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of ERF Wireless. These provisions may also have the effect of preventing changes in the management of ERF Wireless.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

         Our Certificate of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements appearing in this registration statement for the years ended December 31, 2005 and 2004 have been audited by LBB &Associates, Ltd., LLP (formally Lopez, Blevins, Bork and Associates, LLP) ("LBB"), independent auditors. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                              CHANGE OF ACCOUNTANTS

         On August 19, 2004, the Company dismissed Malone & Bailey, PLLC as its auditors. Malone & Bailey's audit report on ERF Wireless 's consolidated financial statements as of December 31, 2003, and for the year then ended did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. The Company filed a Report on Form 8-K on August 19, 2004, reflecting that it replaced Malone & Bailey, LLP, as its independent auditor with LBB.

         During the fiscal year ended December 31, 2003, and in the subsequent interim periods through the date of dismissal, there were no disagreements with Malone & Bailey on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey would have caused Malone & Bailey to make reference to the matter in their report.

         The Company retained the services on August 19, 2004 of LBB as ERF Wireless' principal accountant to audit the financial statements of ERF Wireless for the year ended December 31, 2004. The decision to change accountants was approved by the Board of Directors.

                                             ERF WIRELESS, INC.

                                       INDEX TO FINANCIAL STATEMENTS


Balance Sheets as of June 30, 2006 and December 31, 2005.............................................. F-2

Consolidated Statements of Operations for Six Months Ended June 30, 2006 and 2005..................... F-3

Consolidated Statements of Stockholders' Equity for Six Months Ended June 30, 2006 and 2005 .......... F-4

Consolidated Statements of Cash Flows for June 30, 2006 and December 31, 2005......................... F-5

Notes to Financial Statements ........................................................................ F-6

Report of Independent Public Accountants ............................................................. F-23

Balance Sheets as of December 31, 2005 ............................................................... F-24

Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004 ................. F-25

Consolidated Statements of Stockholders' Equity for Years Ended December 31, 2005 and 2004 ........... F-26

Consolidated Statements of Cash Flows for Years Ended December 31, 2005 and 2004 ..................... F-27

Notes to Financial Statements ........................................................................ F-28

CONSOLIDATED FINANCIAL STATEMENTS


                               ERF WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 2006, AND DECEMBER 31, 2005
                       ($ in thousands except share data)

                                                     JUNE 30,       DECEMBER 31,
                                                       2006             2005
                                                   (UNAUDITED)
                                                   ------------    ------------
                                     ASSETS

Current assets
   Cash and cash equivalents                       $         32    $        602
   Accounts receivable, net                                  77              85
   Inventories                                               95             139
   Cost in excess of billings                                90              --
   Prepaid expenses                                         180             423
                                                   ------------    ------------
      TOTAL CURRENT ASSETS                                  474           1,249
                                                   ------------    ------------

PROPERTY AND EQUIPMENT
   Operating equipment                                      571             465
   Less accumulated depreciation                           (114)            (63)
                                                   ------------    ------------
      TOTAL PROPERTY AND EQUIPMENT                          457             402
                                                   ------------    ------------

OTHER INTANGIBLE ASSETS, NET                                351             436
OTHER ASSETS                                                  8               3

                                                   ------------    ------------
TOTAL ASSETS                                       $      1,290    $      2,090
                                                   ============    ============

                     LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable                                $        368    $        163
   Accrued expenses                                         203             203
   Derivative liabilities                                   353           1,143
   Notes payable and current
      portion of long-term debt                           1,704             809
   Deferred revenue                                           9             307
                                                   ------------    ------------
      TOTAL CURRENT LIABILITIES                           2,637           2,625
                                                   ------------    ------------

Long-term notes payable                                     292             204
Deferred revenue                                             20              23
                                                   ------------    ------------
      TOTAL LONG-TERM LIABILITIES                           312             227
                                                   ------------    ------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIT:
   Preferred stock - $.001 par value
     Authorized 25,000,000 shares
     Issued and outstanding at
     June 30, 2006 and December
     31, 2005, 3,994,394 and
     4,173,530, respectively                                  4               4
   Common stock - $.001 par value
     Authorized 475,000,000 shares
     Issued and outstanding at June
     30, 2006, and December 31, 2005,
     13,384,345 and 7,645,031,
     respectively                                            13               8
   Additional paid in capital                             6,913           5,491
   Accumulated deficit                                   (8,589)         (6,265)
                                                   ------------    ------------
      TOTAL SHAREHOLDERS' DEFICIT                        (1,659)           (762)
                                                   ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT$       $      1,290    $      2,090
                                                   ============    ============

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE PERIODS ENDED JUNE 30, 2006 AND 2005
                                   (Unaudited)
              ($ in thousands except share data and loss per share)

                                           FOR THE THREE MONTHS    FOR THE SIX MONTHS
                                               ENDED JUNE 30,        ENDED JUNE 30,
                                             ------------------    ------------------
                                              2006       2005        2006       2005
                                             -------    -------    -------    -------

NET SALES:
   Products                                  $   260    $     1    $   922    $    18
   Services                                      121         91        309        133
   Other                                           6         --         18         50
                                             -------    -------    -------    -------
TOTAL SALES                                      387         92      1,249        201
                                             -------    -------    -------    -------

COSTS OF GOODS SOLD:
   Products and integration services             212         38        754         60
   Rent and maintenance                           18          8         33         17
   Salary and related cost                        49         --         50         --
   Depreciation                                    6         --         11         --
   Other cost                                     28         --         39          2
                                             -------    -------    -------    -------
TOTAL COSTS OF GOODS SOLD                        313         46        887         79
                                             -------    -------    -------    -------
GROSS PROFIT                                      74         46        362        122
                                             -------    -------    -------    -------

OPERATING EXPENSES:
   Selling, general and administrative         1,454        527      3,003      1,065
   Depreciation and amortization                  63         10        123         15
                                             -------    -------    -------    -------
TOTAL OPERATING EXPENSES                       1,517        537      3,126      1,080
                                             -------    -------    -------    -------

LOSS FROM OPERATIONS                          (1,443)      (491)    (2,764)      (958)
                                             -------    -------    -------    -------

OTHER INCOME/(EXPENSES):
   Interest income                                 3         --          4         --
   Interest expense                             (169)        --       (306)        --
   Derivative income                             129         --        872         --
                                             -------    -------    -------    -------
TOTAL OTHER INCOME (EXPENSE)                     (37)        --        570         --
                                             -------    -------    -------    -------

NET LOSS                                      (1,480)      (491)    (2,194)      (958)
                                             -------    -------    -------    -------

OTHER COMPREHENSIVE LOSS:
   Unrealized holding gain (loss)                 --          1         --          1

TOTAL OTHER COMPREHENSIVE LOSS               $(1,480)   $  (490)   $(2,194)   $  (957)
                                             =======    =======    =======    =======

Deemed dividend related to beneficial
   conversion feature of preferred stock          --       (389)      (130)      (626)

                                             =======    =======    =======    =======
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS   $(1,480)   $  (879)   $(2,324)   $(1,583)
                                             =======    =======    =======    =======

NET LOSS PER COMMON SHARE:
   Basic                                     $ (0.13)   $ (0.11)   $ (0.22)   $ (0.21)
   Diluted                                   $ (0.13)   $ (0.11)   $ (0.22)   $ (0.21)


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                      F-2

                                                       ERF WIRELESS, INC.
                                    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                   FOR THE PERIODS ENDED JUNE 30, 2006, AND DECEMBER 31, 2005
                                                        ($ in thousands)

                                                                                                                           TOTAL
                                                    COMMON STOCK    PREFERRED STOCK  ADDITIONAL           ACCUMULATED  SHAREHOLDERS'
                                                   --------------   ---------------   PAID IN   RETAINED COMPREHENSIVE    EQUITY
                                                   SHARES   VALUE   SHARES    VALUE   CAPITAL   EARNINGS    INCOME       (DEFICIT)
                                                   ------   -----   ------    -----   -------   --------   --------     -----------

TOTAL SHAREHOLDERS' EQUITY                          4,487   $   5    2,331    $   2   $ 1,523   $ (1,512)  $     --     $        18
   AS OF DECEMBER 31, 2004

Net loss                                               --      --       --       --        --     (3,411)        --          (3,411)

New stock issued to shareholders:
   Conversion of preferred stock to common stock    2,756       3     (147)      --        (3)        --         --              --
   For services, compensation and liabilities         260      --       --       --     1,099         --         --           1,099
   For retirement of debt and conversion
      of convertible preferred stock of
      employment contracts                             --      --    1,990        2     1,340         --         --           1,342
   Beneficial conversion value - deemed
      dividend on preferred stock                      --      --       --       --     1,342     (1,342)        --              --
   Proceeds from sale of common stock, net            142      --       --       --       190         --         --             190
                                                   ------   -----   ------    -----   -------   --------   --------     -----------

TOTAL SHAREHOLDERS' DEFICIT
   AS OF DECEMBER 31, 2005                          7,645       8    4,174        4     5,491     (6,265)        --            (762)

Net loss                                               --      --       --       --        --     (2,194)        --          (2,194)

New stock issued to shareholders:
   Conversion of preferred stock to common stock    4,964       5     (267)      --        (5)        --         --              --
   For services, compensation and liabilities         467      --       --       --       653         --         --             653
   For retirement of debt                             141      --       --       --       223         --         --             223
   For retirement of debt and conversion of
      convertible preferred stock of
      employment contracts                             --      --       87       --       130         --         --             130
   Beneficial conversion value - deemed
      dividend on preferred stock                      --      --       --       --       130       (130)        --              --
   Stock based compensation                            --      --       --       --       173         --         --             173
   Proceeds from sale of common stock, net            167      --       --       --       118         --         --             118
                                                   ------   -----   ------    -----   -------   --------   --------     -----------
TOTAL SHAREHOLDERS' DEFICIT
   AS OF JUNE 30,  2006 (UNAUDITED)                13,384   $  13    3,994    $   4   $ 6,913   $ (8,589)  $     --     $    (1,659)
                                                   ======   =====   ======    =====   =======   ========   ========     ===========


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                                F-3

                               ERF WIRELESS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE PERIODS ENDED JUNE 30, 2006 AND 2005,
                                   (Unaudited)
                                ($ in thousands)


                                                       FOR THE SIX MONTHS ENDED
                                                         --------------------
                                                         JUNE 30,     JUNE 30,
                                                          2006         2005
                                                         -------      -------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                 $(2,194)     $  (958)
                                                         -------      -------
Adjustments to reconcile net loss to net cash
     used by operating activities:
   Amortization of debt discount                             231           --
   Depreciation and amortization                             136           15
   Stock issued for interest expense                          55           --
   Stock issued for services rendered                        598          314
   Stock based compensation                                  173           --
   Derivative income                                        (872)          --
   Allowance for doubtful accounts                            15           --
   (Increase) in accounts receivable, net                     (7)         (13)
   Decrease in inventories                                    44            3
   Decrease/ (increase) in prepaid expenses                  207          (23)
   (Increase) in cost in excess of billings                  (90)          --
   Increase/ (decrease) in accounts payable                  205           (4)
   Increase in accrued expenses                               25           25
   Decrease in deferred revenue                             (302)          (7)
                                                         -------      -------
      Total Adjustment                                       418          310
                                                         -------      -------
NET CASH USED BY OPERATING ACTIVITIES                     (1,776)        (648)
                                                         -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of property and equipment                       (106)        (111)
   (Decrease) in marketable securities                        --           (1)
   (Increase) in other assets                                 (5)          --
                                                         -------      -------
NET CASH USED BY INVESTING ACTIVITIES                       (111)        (112)
                                                         -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from financing agreements                      1,639          627
   Payment of debt obligations                              (545)          (2)
   Proceeds from  investor loans                             130           --
   Proceeds from sale of common stock, net                    93          168
                                                         -------      -------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  1,317          793
                                                         -------      -------

NET INCREASE/(DECREASE) IN CASH                             (570)          33
CASH AT THE BEGINNING OF THE PERIOD                          602            6
                                                         -------      -------
CASH AT THE END OF THE PERIOD                            $    32      $    39
                                                         =======      =======

Supplemental disclosure of cash flow information:
Net cash paid during the year for:
   Interest                                              $     2      $    --
   Income taxes                                          $    --      $    --

Supplemental non-cash investing activities (See
Notes 6 and 15) and changes in shareholders equity.


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION

NATURE OF THE COMPANY

ERF Wireless, Inc. (the Company), provides wireless communications products and services including the Company's core focus of providing enterprise-class wireless broadband services. The Company has formed four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Network Services Division was formed to serve enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Bundled Wireless Services Division was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment for the wireless messaging industry and owns and operates a wide-area wireless messaging service (one- and two-way cellular and paging retail). The Company's Network Operations Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers.

BASIS OF ACCOUNTING

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's annual filing dated December 31, 2005, filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

PRINCIPLES OF CONSOLIDATION

All significant inter-company accounts and transactions have been eliminated in consolidation.

RECLASSIFICATION

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 financial presentation. The reclassification has no impact on net loss.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

SECURITIES HELD FOR RESALE

Investments in public companies are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses, net of tax, recorded as a component of accumulated comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses, which are reported in other income and expense. Declines in value that are judged to be other than temporary are reported in other comprehensive income and expense.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


ALLOWANCE FOR DOUBTFUL ACCOUNTS

Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of accounts receivable. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet in current and long-term liabilities until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband, banking network monitoring and maintenance and wireless messaging customers and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues in current and long-term liabilities of $29,000 and $330,000 as of June 30, 2006, and December 31, 2005, respectively.

ADVERTISING COSTS

Advertising costs are expensed when incurred. For the periods ended June 30, 2006 and 2005, the Company expensed $42,000 and $20,000, respectively.

STOCK-BASED COMPENSATION

In December 2004, FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company adopted SFAS 123R in the fourth quarter of the fiscal year ending December 31, 2005.

DERIVATIVE INSTRUMENTS

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items, in thousands:

                                        June 30,          December 31,
                                          2006                2005
                                       ----------          ----------
          Raw material                 $       30          $      125
          Finished goods                       65                  14
                                       ----------          ----------
                                       $       95          $      139
                                       ==========          ==========


PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

INTANGIBLE ASSETS

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. The Company continually evaluates the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

LONG-LIVED ASSETS

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

         o        a significant decrease in the market price of the asset;

         o a significant change in the extent or manner in which the asset is being used;

         o a significant change in the business climate that could affect the value of the asset;

         o a current period loss combined with projection of continuing loss associated with use of the asset;

         o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is defined as all changes in shareholders' equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income (loss) includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended June 30, 2006, and June 30, 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

RECENT ACCOUNTING PRONOUNCEMENTS

There have been no material changes to the recent accounting pronouncements as previously reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts Receivable consists of the following (in thousands):

                                                     June 30,      December 31,
                                                       2006            2005
                                                    -----------    -----------
          Accounts receivable                       $        92    $        86
          Allowance for doubtful accounts                   (15)            (1)
                                                    -----------    -----------
          Accounts receivable, net                  $        77    $        85
                                                    ===========    ===========


NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property, plant, and equipment, consist of the following items (in thousands):

                                                     June 30,      December 31,
                                                       2006            2005
                                                    -----------    -----------
          Automobile                                $        48    $        42
          Operating equipment                               251            211
          Office furniture and equipment                     79             72
          Leasehold improvements                             49             17
          Computer equipment                                106             85
          Land                                               38             38
                                                    -----------    -----------
             Total property, plant and equipment            571            465
                Less accumulated depreciation              (114)           (63)
                                                    -----------    -----------
             Net property, plant and equipment      $       457    $       402
                                                    ===========    ===========


Depreciation expense was approximately $51,000 and $15,000 for the six months ended June 30, 2006 and 2005, respectively.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 4 - OTHER INTANGIBLES

Other intangible assets consist of the following (in thousands):

                                                                      June 30, 2006
                                                       ----------------------------------------------
                                       Weighted           Gross
                                     Average Useful      Carrying       Accumulated      Net Carrying
                                    Life (in years)       Amount       Amortization         Amount
                                    ---------------    ------------     -----------      ------------
        Customer relationships            3.0          $       261      $       80       $       181
        Workforce in place                3.0                  125              38                87
        Non-compete agreement             3.0                  100              31                69
        Developed technology              3.0                   20               6                14
                                                       ------------     -----------      ------------
                                                       $       506      $      155       $       351
                                                       ============     ===========      ============

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete agreements and developed technology is amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

Total amortization of intangibles was $84,000 and $0 for the six months ended June 30, 2006 and 2005, respectively. The estimated amortization expense for the three years will be $169,000 for years 2006 and 2007 and $99,000 in 2008.

NOTE 5 - DEBT CONVERSION

To date the Company has been funded by various Investors under the terms of a Debt Conversion and Funding Agreement dated September 30, 2004, an Addendum to Debt Conversion and Funding Agreement dated December 31, 2004, and a Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005. During the six months ended June 30, 2006, the Company was obligated to issue 86,667 shares of its Series A Preferred Stock for the conversion of $130,000 in debt owed to these same Investors. The $130,000 of cash was received during the six months ended June 30, 2006, and recorded as debt when initially received and then converted to Series A Preferred Stock at the respective quarter ending through June 30, 2006. The advances are unsecured, bear no interest and are classified as long-term investor advances until such time as they are converted into equity pursuant to the Debt Conversion and Funding Agreements. The Company recorded a deemed dividend on the beneficial conversion of the 86,667 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $130,000 in the six months ended June 30, 2006.

The Company was obligated to issue one share of Series A Convertible Preferred Stock for every Fifty Cents ($0.50) in claims converted. The terms of the agreement did not change in the addendum to Debt Conversion and Funding Agreement with the exception of the incremental funding provision providing for an incremental $750,000 in funding through the period ending June 30, 2006. The Company was obligated to issue one share of Series A Convertible Preferred Stock for every One Dollar and Fifty Cents ($1.50) in claims converted under the Second Addendum to Debt Conversion and Funding Agreement. The Company had $28,767 remaining available against the Second Addendum to Debt Conversion and Funding Agreement at June 30, 2006.

NOTE 6 - CAPITAL STOCK, WARRANTS AND OPTIONS

The total number of shares of stock of all classes which the Company shall have the authority to issue is five hundred million (500,000,000), of which twenty five million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and four hundred seventy five million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


COMMON STOCK

As of June 30, 2006, the Company had 13,384,345 shares of its $.001 par value common stock issued and outstanding.

During the six months ended June 30, 2006, the Company issued 608,000 shares of common stock in lieu of cash for services rendered against professional services and consulting agreements valued at $418,000, interest expense of $55,000, settlement expense of $32,000, other services of $64,000, notes payable of $223,000 and $84,000 for salary and compensation. The Company valued the 608,000 shares at the closing market price on the date of issuance of such shares.

PREFERRED STOCK

The Company has 25,000,000 shares of Series A Preferred Stock authorized of which 3,994,394 shares were issued and outstanding as of June 30, 2006. The Series A Preferred Stock is convertible at holder's option at one preferred share for 18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company. With respect to the Series A Preferred Stock outstanding at June 30, 2006, the Company would be required to issue 74,600,688 shares of its Common Stock if all of the holders fully converted. However, during the 4th quarter 2005, all of the Series A holders entered into a Series A Conversion Restriction Agreement whereby all Series A holders, as a group, are prohibited from converting more than 5% of the total outstanding (as of September 30, 2005) Series A holdings in any one calendar quarter. Additionally, the Company had $28,767 of funding remaining against the Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005, providing for the issuance of 500,000 shares of Series A for the conversion of $750,000 in debt. If the Company borrowed the remaining $28,767, it would be required to issue 358,175 shares of Common Stock.

WARRANTS AND OPTIONS

The Company had warrants and options outstanding to purchase 1,771,677 common shares as of June 30, 2006.

Warrants for 880,000 shares were issued by the Company in June 2003. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor pursuant to the exemption provided by Regulation D of the Securities Act and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued, given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003.

Warrants for 208,339 shares of common stock at $5.00 per share and warrants for 208,339 shares at $7.50 per share were issued by the Company during the 2nd and 4th quarter of 2005, and the 1st and 2nd quarter of 2006. Specifically, the Company sold 208,339 shares of Common Stock for $312,500 to accredited investors pursuant to the exemption provided by Regulation D of the Securities Act and issued such warrants to purchase 208,339 shares of Common Stock at $5.00 per share and 208,339 shares of common stock at $7.50 per share expiring August 2007. The Company attributed no value to these warrants in the quarters in which they were issued.

Warrants for 389,999 at $3.57 per share were issued by the Company in September 2005 and November 2005. Specifically, the Company issued convertible notes for $1,500,000 to accredited investors pursuant to the exemption provided by Regulation D of the Securities Act and issued such warrants to purchase 389,999 shares of Common Stock at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, expiring September 2010. See Note 10 for valuation and marked-to-market activity.

Options for 150,000 shares of common stock at $1.38 per share were issued by the Company in the 1st quarter March 2006. Specifically, the Company issued these options to an officer and employee pursuant to milestones contained in their employment contracts. See Note 12 for the description of each employee's contract term.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


Options for 35,000 shares of common stock at $3.24 per share were issued by the Company in the 1st quarter March 2006. The Company issued these options to employees for service with the Company.

No options were issued or vested during the three months ended June 30, 2006.

The following table summarizes options/warrants that are issued, outstanding and exercisable.

                                 Options/Warrants           Options/Warrants
                               Issued & Outstanding            Exercisable
                             ------------------------   ------------------------
                Expiration    June 30,     June 30,      June 30,     June 30,
Excerise Price     Date         2006         2005          2006         2005
--------------  ----------   -----------  -----------   -----------  -----------
0.20             Dec-07         780,000      880,000       780,000      880,000
5.00             Aug-07         208,339      125,003       208,339      125,003
7.50             Aug-07         208,339      125,003       208,339      125,003
3.24             Dec-06          35,000            -        35,000            -
1.38             Jul-09         150,000            -       150,000            -
3.57             Sep-10         389,999            -       389,999            -
                             -----------  -----------   -----------  -----------
                              1,771,677    1,130,006     1,771,677    1,130,006
                             ===========  ===========   ===========  ===========


NOTE 7 - INCOME TAXES

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                             June 30, 2006  December 31, 2005
                                             -------------  -----------------

         U. S. Federal statutory tax rate    %         34   %             34
         U.S. valuation difference                    (34)               (34)
         Effective U. S. tax rate                       -                  -
         Foreign tax valuation                          -                  -
         Effective tax rate                             -                  -


Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):

                                                    June 30,        December 31,
                                                      2006              2005
                                                  -----------       -----------
         Computed expected tax benefit            $      (746)      $    (1,160)
         Increase in valuation allowance                  746             1,160
                                                  -----------       -----------
         Income tax expense                       $        --       $        --
                                                  ===========       ===========

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2006, and December 31, 2005, are presented below (in thousands):

                                                    June 30,        December 31,
                                                      2006              2005
                                                  -----------       -----------
         Deferred tax assets:
            Net operating loss carry forwards     $    (2,166)      $    (1,420)
            Less valuation allowance                    2,166             1,420
                                                  -----------       -----------
         Net deferred tax assets                  $        --       $        --
                                                  ===========       ===========


The valuation allowance for deferred tax assets as of June 30, 2006, and December 31, 2005, was $2,166,000 and $1,420,000, respectively. As of June 30, 2006, the Company has a net operating loss carry-forward of $7,716,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending 2025.

NOTE 8 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):

                                                        For the six months ended June 30, 2006
                                                      -------------------------------------------
                                                        Income          Shares        Per-Share
                                                      (Numerator)   (Denominator)      Amount
                                                      -----------    -----------    -------------
         Net loss                                     $    (2,194)                  $          --
         Basic EPS:
            Income available to common stockholders        (2,194)         9,903            (0.22)
            Effect of dilutive securities warrants             --             --               --
                                                      -----------    -----------    -------------
         Diluted EPS:
            Income available to common stockholders
               and assumed conversions                $    (2,194)         9,903    $       (0.22)
                                                      ===========    ===========    =============


                                                        For the six months ended June 30, 2005
                                                      -------------------------------------------
                                                        Income          Shares        Per-Share
                                                      (Numerator)   (Denominator)      Amount
                                                      -----------    -----------    -------------
         Net loss                                     $      (958)                             --
         Basic EPS:
            Income available to common stockholders          (958)         4,595            (0.21)
            Effect of dilutive securities warrants             --             --               --
                                                      -----------    -----------    -------------
         Diluted EPS:
            Income available to common stockholders
               and assumed conversions                $      (958)         4,595    $       (0.21)
                                                      ===========    ===========    =============

NOTE 9 - MAJOR CUSTOMERS

The Company had gross sales of approximately $1,249,000 and $201,000 for the six months ended June 30, 2006 and 2005, respectively. The Company had two customers that represented approximately 44% and 13% of the gross sales in the six months ended June 30, 2006 and had one customer that represented 16% of gross sales for the six months ended June 30, 2005.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 10 - NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debts consist of the following (in thousands):

                                                            Terms                       Maturity Date  Interest Rate  Balance
                                            --------------------------------------      -------------  -------------  -------
      Taylor Economic Development Corp.     $1,119 / Month including interest           June-07            7.00%           12
      Insurance company                     $1,753 / Month including interest           August-06          8.35%            1
      SkyVue USA East Central Texas, Inc    $40,000 / Quarterly plus interest           February-08        6.00%          258
      Investor notes                        2 years (See below)                         Demand             6.00%          667
      Line of credit                        2 years/ Quarterly interest (See below)     February-08        6.00%          839
      E bond investor notes                 3 years/ Semiannual interest (See below)    May-09            10.00%          219
                                                                                                                      -------
      Total debt                                                                                                        1,996
      Less current maturities                                                                                           1,704
                                                                                                                      -------
      Long-term debt                                                                                                      292
                                                                                                                      =======

The current maturities of these debts are $1,618,000, $166,000, $18,000 and $194,000 for the years ended December 31 2006, 2007, 2008 and 2009, respectively.

INVESTOR NOTES

0n September 13, 2005, the Company closed a financing arrangement with Global Capital Funding L.P. ("Global"), GCA Strategic Investment Fund Limited ("GCASIF"), HIPL Family Trust ("HIPL"), and DP Securities Inc. ("DPS") ("Global," "GCASIF," HIPL" and "DPS," collectively, the "Investors") in which it issued to: (i) Global a convertible secured note in the principal amount of $1,285,000 ("Global Note") and a common stock purchase warrant (the "Global Warrant") to purchase 300,000 shares of Company common stock; (ii) GCASIF a convertible secured note in the principal amount of $50,000 (the "GCASIF Note") and a common stock purchase warrant (the "GCASIF Warrant") to purchase up to 13,953 shares of the Company common stock; and (iii) HIPL a convertible secured note in the principal amount of $75,000 (the HIPL Note") and common stock purchase warrant (the "HIPL warrant") to purchase up to 20,930 shares of the common stock; and (iv) DPS a convertible secured note in the principal amount of $90,000 (the "DPS Note") and a common stock purchase warrant (the "DPS Warrant") to purchase up to 55,116 shares of common stock. The Global Note, GCASIF Note, HIPL Note and DPS Note, collectively, "Investor Notes" and the Global Warrant, GCASIF Warrant, and DPS Warrant, collectively, "Investor Warrants".

The Investor Notes accrue interest at a rate per annum equal to six percent and are secured by substantially all of the Company's assets. The Investor Notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the effective date of the registration statement in no event will the conversion price be lower than the lesser of (y) $1.50 or (z) 50% of the VWAP, as reported by Bloomberg, on January 13, 2006, the effective date of the registration statement. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The Company has registered the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Investor Warrants.

The Company has the ability to prepay in company common stock amounts owed under these Investors Notes for a price equal to the greater of: (i) the outstanding principal amount of the Investor Note, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of shares of common stock into which the Investor Note, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the Investor Note is called for prepayment. The Company has the right to prepay the notes in cash at 102% of the outstanding principal and interest in the first year or 101% of the outstanding principal and interest in the second year. The associated Investor Warrants are exercisable by the Investors for five years at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, of Company common stock.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The Investor Notes were determined to include free standing warrants and various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance (September 06, 2005, and November 21, 2005) the Investor Notes, warrant liabilities and compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $96,631 for the year ending December 31, 2005, and will be $458,229 and $437,123 for years ending December 31, 2006 and 2007, respectively.

The following table summarizes the convertible debt activity for the period September 06, 2005, to June 30, 2006:

                                                                              Compound
                                                 Investor       Warrant      Derivative
                    Description                   Notes       Liabilities     Liability        Total
                                               -----------    -----------    -----------    -----------
         Fair value issuance at inception      $   508,017    $   470,702    $   521,281    $ 1,500,000
         09-06 to 09-30 change in fair value        18,373      2,389,132      1,012,547      3,420,052
         10-01 to 12-31 change in fair value        78,258     (2,160,313)    (1,090,630)    (3,172,685)
         01-01 to 03-31 change in fair value        90,258       (466,128)      (276,615)      (652,485)
         04-01 to 06-30 change in fair value       104,943       (149,288)        32,006        (12,339)
         Payments from inception to date          (133,130)            --             --       (133,130)
                                               -----------    -----------    -----------    -----------
         Fair value at June 30, 2006           $   666,719    $    84,105    $   198,589    $   949,413
                                               ===========    ===========    ===========    ===========

            From inception to date through June 30, 2006, the Company recorded a net derivative income of $709,000 and for the six months ended June
            30, 2006, a net derivative income of $860,000. The Company in conjunction with the convertible note as of six months ended June
            30, 2006, has recorded debt interest expense of $275,000

            ERF Wireless, Inc., also incurred deferred financing costs of $178,500 in connection with the closing of the financing arrangement. The costs are recognized over the life of the Investor
            Notes, or 24 months, by using the straight line method. For the six months ended June 30, 2006, the Company recorded deferred financing cost in interest expense of $36,000. The following assumptions were used in the fair value determination of warrants liabilities at June
            30, 2006:

                                                                  Warrants
                                      ---------------------------------------------------------------
                  Assumptions           9/6/2005     9/30/2005    12/31/2005   3/31/2006   6/30/2006
            -----------------------   ---------------------------------------------------------------
            Dividend yield                  0.00%         0.00%        0.00%       0.00%       0.00%
            Risk-free rate for term         3.89%         4.18%        4.35%       4.44%       5.10%
            Volatility                     31.00%        31.00%       76.00%      78.00%      95.00%
            Maturity Date                 5 years    4.93 years   4.68 years  4.44 years  4.19 years


A Black-Scholes methodology was used to value the warrants using a weighted average exercise price.

SKYVUE NOTES

On August 12, 2005, the Company issued two notes to SkyVueUSA East Central Texas, Inc., totaling $475,000 that bear interest at 6% and are secured by all of the capital stock issued and outstanding of ERF Enterprise Network Services, Inc.,( a subsidiary of the Company). The initial payment was $115,000, with nine subsequent quarterly payments of $40,000 plus interest. At June 30, 2006, the balance of the note was $258,051.

LINE OF CREDIT

Effective March 10, 2006, ERF Wireless, Inc. (the "Company"), entered into a two-year unsecured revolving credit facility with certain private investors that provides a $2 million dollar line of credit. The terms of the two-year unsecured revolving credit facility allow ERF Wireless to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 6% rate. The loan may be prepaid without penalty or repaid at maturity. In the event that ERF Wireless draws down the full $2 million amount available under the Revolving Note dated February 2006 ("Note") on or prior to December 31, 2006, and if ERF Wireless requires additional working capital to pursue its business strategy and operations, Angus Capital Partners agree to fund on a requested basis an additional $1 million during 2006 under the same terms and conditions as set forth in the Note. At June 30, 2006, the balance of the credit line was $839,041.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


E-SERIES BOND INVESTOR NOTE

On May 1, 2006, the Company has offered a Private Placement Memorandum to certain Accredited Investors whereby the Company is selling one hundred units of E-Series bonds (the "Bonds") at $25,000 per unit for a total maximum offering of $2,500,000. The Bonds are due and payable upon maturity at the end of the three-year period after the issuance date. Interest on the Bonds is payable at the rate of 10% per annum, and is payable semiannually. The Bondholder may require ERF Wireless to convert the Bond (including any unpaid interest) into shares of the Company's common stock at any time only during the first year. If the Bonds are converted under this option, the Company will issue shares representing 100% of the Bond principal and unpaid interest due up to the date the stock is issued. Shares issued under this option will be valued at the lesser of $1.50 or the 20-day trailing average per share closing price of ERFW common stock for the 20 days immediately preceding the notice of conversion. This first year conversion includes a warrant to purchase one additional share of common stock at a price of $5.00 for every share of common stock that has been received from the conversion of the Bond principal.

At the Company's discretion at any time after the first year, the Bonds, including the interest payments may be repaid in cash or in shares of our common stock, which will be valued at the average last sales price of our common stock over the 60-trading-day period preceding any payment date. If the Company chooses to issue shares of our common stock as repayment of the Bond as payment of interest, we will issue shares representing 125% of the Bond principal. If the Company's choose to issue shares of our common stock as payment of interest, we will issue shares representing 100% of the interest due. If the Company chooses to pay cash for either the Bond repayment or any interest payment, we will pay cash representing 100% of the amounts owed. ERF Wireless may redeem the Bonds at any time after the first year following their purchase but not before. The offering will terminate on August 30, 2006, unless such date is extended at the Company's discretion. As of June 30, 2006 the Company has sold $300,000 of E-Series Bonds.

The E-Series Bonds were determined to include various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance the E-Series Bond, compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $5,584 for the six months ended June 30, 2006, and will be $10,641, $12,286, and $6,738 for years ending December 31, 2006, 2007 and 2008, respectively.

The following table summarizes the convertible debt activity for the period May 31, 2006, to June 30, 2006:

                                                          Compound
                                              Investor   Derivative
                 Description                   Notes     Liability      Total
                                             ---------   ---------    ---------
       Fair value issuance at inception      $ 217,754   $  82,246    $ 300,000
       05-31 to 06-30 change in fair value         763     (11,750)     (10,987)
       Payments from inception to date              --          --           --
                                             ---------   ---------    ---------
       Fair value at June 30, 2006           $ 218,517   $  70,496    $ 289,013
                                             =========   =========    =========

For inception to date through June 30, 2006, the Company recorded a net derivative income of $12,000. The Company in conjunction with the convertible note as of six months ended June 30, 2006, has recorded debt interest expense of $3,000.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 11 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts for the six months ended June 30, 2006 and December 31, 2005, are summarized as follows (in thousands):

                                                       June 30,    December 31,
                                                        2006          2005
                                                      ----------    ---------
         Costs incurred on uncompleted contracts      $      698    $      --
         Estimated profit                                    100           --
                                                      ----------    ---------
         Gross revenue                                       798           --
                                                      ----------    ---------
         Less: billings to date                              708           --
                                                      ----------    ---------
         Costs and profit in excess of billings       $       90    $      --
                                                      ==========    =========


NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEASES AND LICENSE AGREEMENTS

For the six months ended June 30, 2006 and 2005, rental expenses of approximately $138,000 and $88,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method.

The Company leases approximately 11,137 square feet of office space consisting of 8,860 square feet at 103 Courageous Drive as its primary operations and 2,277 square feet at 2911 South Shore Blvd. as its primary corporate headquarters office in League City, Texas. The office space lease is with South Shore Harbor Development Ltd., with initial base rent monthly payments during months 1 through 36 of $8,464, escalating to $9,145 for months 37 through 60. The lease commenced on October 18, 2004, and expires on August 31, 2009.

The Company has added to its primary corporate headquarters lease approximately 2,700 square feet of office space at 2911 South Shore Blvd. Suite 110 in League City, Texas. The office space lease is with South Shore Harbor Development Ltd., with initial base rent monthly payments during months 1 through 19 of $1,298, escalating to $1,433 for months 20 through 43. The lease commenced on May 1, 2006, and expires on November 1, 2009.

The Company leases approximately 1,552 square feet of office space at 8521-1 Blanco Road, San Antonio, Texas, for its Wireless Messaging Services Division's initial retail outlet. The office space lease is with Weingarten Realty Investors with initial base rent monthly payments during year one of $1,940, escalating to $1,998 for year 2 and then to $2,056 for year 3. The lease commenced on February 24, 2004, and expires in February 2007.

The Company leases approximately 408 square feet of office space at 100 Taylor Street, San Antonio, Texas, for its Wireless Messaging Services Division The office space lease is with Taylor Street Ventures LP with initial base rent monthly payments of $547. The lease commenced on June 1, 2002, and expired on May 31, 2005. The Company is in the process of negotiating the terms of a lease extension on similar terms and conditions and continues to incur monthly rent payments of $547.

The Company has a transmitter sharing agreement with Metrocall for use of shared sites in Boerne, Devine, Hondo, New Braunfels and San Antonio, Texas. The agreement requires monthly payments of $1,448.

The Company has a license agreement with American Towers for use of their Sequin (Geronimo), Texas, tower site. The license agreement expires on May 31, 2007, and requires monthly payments of $631.

The Company has a license agreement with Pinnacle Towers for use of their New Braunfels, Texas, FM 306 tower site. The license agreement expires on October 31, 2006, and requires monthly payments of $717.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The Company leases approximately 1,552 square feet of office space at 602 West 12th Street, Taylor, Texas, for ERF Enterprise Network Services. The office space lease is with Taylor Independent School District with initial base rent monthly payments during year one of $3,290, escalating to $3,729 for year 2. The lease commenced on November 1, 2005, and expires in December 2007.

The Company has a license agreement with Broussard Towers for use of their Giddings, Texas tower site. The license agreement expires on March 31, 2008, and requires monthly payments of $125.

Future obligations under the non-cancelable lease terms are as follows:

                    Period Ending
                     December 31,       Amount
                  -----------------   ----------
                        2006          $ 101,005
                        2007            171,883
                        2008            121,695
                        2009             84,999
                                      ----------
                        Total         $ 479,582
                                      ==========


EMPLOYMENT AGREEMENTS

R. GREG SMITH

On August 1, 2004, the Company entered into an Executive Employment Agreement with R. Greg Smith, our CEO and CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for 18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will vest when granted and have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing.

As of June 30, 2006, Greg Smith has earned 100,000 options to purchase 100,000 common shares for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009. The income statement includes a compensation charge of $91,596 which charge is based on Black-Scholes option pricing model.

JOHN ADRIAN BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

         o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


         o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

         o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

JOHN ARLEY BURNS

On August 12, 2005, the Company entered into an executive employment agreement with John Arley Burns as President of ENS). Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

         o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

         o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

BRIAN CUBLEY

In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division.

As of June 30, 2006, Brian Cubley has earned 50,000 options to purchase 50,000 common shares for attainment of certain cumulative revenue milestones set forth in his employment agreement. These options are at an exercise price of $1.38 and expire on July 31, 2009. The income statement includes a compensation charge of $45,798 which charge is based on Black-Scholes option pricing model.

NOTE 13 - RELATED PARTY

In December 2005, the holders of record of the Series A Preferred Stock, including the named trusts set forth in Item 12 and Greg Smith, entered into a Series A Preferred Conversion Restriction Agreement, in which each agreed to restrict the number of shares of Series A Preferred Stock that they converted into common stock each calendar quarter to the lesser of (i) 5% all of their respective shares of the Company's Series A Preferred Stock or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter. In consideration for the execution of the Series A Preferred Conversion Restriction Agreement, the Company granted the holders the right of first refusal to participate in any sale of the Series A Preferred Stock between January 1, 2006 and December 31, 2006.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


In March 2005, the Company entered into a one-year professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley. For the period ended June 30, 2006, total fees incurred by the Company under the agreement were $72,000.

Under various financing agreements, the Company received advances from related family trusts that totaled $130,000 in 2006, $1,142,000 in 2005 and $750,000 in
2004. The company repaid these advances through the issuance of 87,000 shares of convertible preferred stock in 2006, 1,761,000 shares in convertible preferred stock in 2005 and 1,500,000 in convertible preferred stock in 2004. Frances Cubley, the mother of H. Dean Cubley, holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

NOTE 14 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

BUNDLED WIRELESS SERVICES DIVISION (BWS)

BWS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States. .

WIRELESS MESSAGING SERVICES DIVISION (WMS)

WMS principally provides wireless broadband system design and implementation, repairs and maintains paging infrastructure equipment, manufactures and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service. All sales from external customers are located within the United States.

NETWORK OPERATING SERVICES DIVISION (NOS)

NOS provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. The transactions in the NOS segment for the six months were not material.

ENTERPRISE NETWORK SERVICES (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking customers; trade names, equipment and software, including the software architecture and design.

For the six months ended June 30, 2006 (in thousands)

                                  WMS       BWS      ENS      Total
                               --------------------------------------
         Revenue                 $ 362     $ 48     $ 839    $ 1,249
         Segment loss             (433)    (144)     (646)    (1,223)
         Segment assets            147      188       577        912
         Capital expenditures       11       18       (12)        17
         Depreciation                7       11         6         24

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


For the six months ended June 30, 2005 (in thousands)

                                    WMS           BWS         Total
                                 -----------   ----------   ---------
         Revenue                   $ 189         $ 12         $ 201
         Segment loss                145           13           158
         Segment assets              175           46           221
         Capital expenditures          5           33            38
         Depreciation                 15            -            15


         Reconciliation of Segment Loss from
              Operations to Net Loss             June 30, 2006     June 30, 2005
         -----------------------------------     -------------     -------------
         Total segment loss from operations      $      (1,223)    $       (158)
         Total corporate overhead                         (971)            (800)
                                                 -------------     -------------
         Net loss                                $      (2,194)    $       (958)
                                                 =============     =============

         Reconciliation of Segment Assets to
                  Total Assets                   June 30, 2006     June 30, 2005
         -----------------------------------     -------------     -------------
         Total segment assets                    $         912     $        221
         Total corporate assets                            378              107
                                                 -------------     -------------
         Consolidated  assets                    $       1,290     $        328
                                                 =============     =============


The accounting policies of the reportable segments are the same as those described in the section titled Basis of Accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

Two customers accounts for $550,000 and $158,000 of Enterprise Network Services Division revenues. One customer accounts for $71,000 of Wireless Messaging Services Division revenues at June 30, 2006.

NOTE 15 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During 2006, the Company issued stock in lieu of cash as payment for the following (in thousands):

                                                   Supplemental Non-
                                                    Cash Disclosure
         Professional fees                           $        418
         Settlements                                           32
         Salary and compensation                               84
         Other services rendered                               64
         Interest expense                                      55
         Notes payable                                        223
                                                     ------------
         Total non-cash settlements                  $        876
                                                     ============


NOTE 16 - STOCK OPTIONS AND WARRANTS

In 2004, the Board of Directors adopted a Non-Qualified Stock Option Plan not approved by the Company's shareholders under which 5,000,000 shares of the Company's common stock have been reserved for issuance. There were 95,742 Series A preferred stock convertible to 1,788,111 common stock granted to certain Officers and employees under employment agreements. As of June 30, 2006, 1,464,749 common stock shares remain to be converted from Series A preferred stock. Also the Company has granted to certain officers and employees 185,000 stock options which are currently exercisable. As of June 30, 2006, under the Non-Qualified Stock Option Plan, 694,313 shares were issued and exercised to certain employees and consultants for services rendered.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The Company has adopted FASB Statement 123R "Accounting for Stock-Based Compensation" effective December 2005, for the year ended December 31, 2006. SFAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees." As permitted under SFAS 123R, the Company adopted the modified prospective method in December 2005. In accordance with the "modified prospective" method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date.

The weighted average fair value of the individual options issued and granted during the six months ended June 30, 2006, is estimated at $2.27 on the date of grant. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

                         8/1/2004  8/12/2005  12/31/2005   1/23/2006  3/31/2006
                         -------------------------------------------------------
     Assumptions         Options    Options     Options     Options    Options
-----------------------  -------------------------------------------------------
Dividend yield             0.00%     0.00%       0.00%        0.00%     0.00%
Risk-free rate for term    3.50%     4.18%       4.35%        4.45%     4.98%
Volatility               207.00%    31.00%      76.00%       89.00%    78.00%
Remaining life                 5         3           1          2.5       3.3


Option and warrant activity was as follows for the period ended June 30, 2006:

                                                                     2006
                                                                Weighted-Average
                                                  Shares         Exercise Price
                                                -----------      -------------
         Outstanding at beginning of year         3,105,000      $        3.31
         Granted                                    232,000               2.27
         Assumed through acquisitions                    --                 --
         Exercised                                       --                 --
         Forfeited/cancelled                             --                 --
                                                -----------      -------------

         Outstanding throughout the period        3,337,000      $        3.17
                                                ===========      =============

         Exercisable at June 30, 2006               185,000      $        1.73
                                                ===========      =============


Information about options and warrants outstanding was as follows at June 30, 2006:

                                                    Remaining          Average                      Average
                   Range of       Number       Average Contractual     Exercise       Number        Exercise
               Exercise Prices  Outstanding       Life in Years         Price       Exercisable      Price
              ----------------  ------------   --------------------  -------------  ------------  -------------

              $1.38 - $3.72       3,337,000           2.40              $ 3.17        185,000        $ 1.73

NOTE - 17 SUBSEQUENT EVENTS

Subsequent to the quarter ended June 30, 2006, the Company engaged a New-York based brokerage firm as placement agent to undertake to use its reasonable efforts to offer and sell to accredited investors up to $10 million of the Company's securities in the form of units.

On August 16, 2006 the Company entered into a letter of intent to purchase the assets and operations of a company engaged in providing fixed wireless broadband Internet solutions to primarily commercial businesses. The purchase is subject to customary due diligence activities and completion of a definitive asset purchase agreement.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ERF Wireless Inc.
League City, Texas

We have audited the accompanying balance sheets of ERF Wireless, Inc., as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit), and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ERF Wireless, Inc. as of December 31, 2005, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

LBB & ASSOCIATES LTD., LLP
(FORMERLY, LOPEZ, BLEVINS, BORK & ASSOCIATES, L.L.P. )
Houston, Texas
March 1, 2006

                                         ERF WIRELESS, INC.
                                     CONSOLIDATED BALANCE SHEETS
                                          DECEMBER 31, 2005
                                 ($ IN THOUSANDS EXCEPT SHARE DATA)

                                                                          DECEMBER 31,  DECEMBER 31,
                                                                              2005          2004
                                                                            -------       -------

                                              ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                 $   602       $     6
  Securities available for sale                                                  --             7
  Accounts receivable, net                                                       85            --
  Inventories                                                                   139            34
  Prepaid expenses                                                              423             8
                                                                            -------       -------
    TOTAL CURRENT ASSETS                                                      1,249            55
                                                                            -------       -------

PROPERTY AND EQUIPMENT
  Operating equipment                                                           465            91
  Less accumulated depreciation                                                 (63)          (14)
                                                                            -------       -------
    TOTAL PROPERTY AND EQUIPMENT                                                402            77
                                                                            -------       -------

OTHER INTANGIBLE ASSETS, NET                                                    436            --
OTHER ASSETS                                                                      3            --


                                                                            -------       -------
TOTAL ASSETS                                                                $ 2,090       $   132
                                                                            =======       =======

                           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable                                                          $   163       $    76
  Accrued expenses                                                              203            24
  Derivative liabilities                                                      1,143            --
  Notes payable and current portion of long-term debt                           809            --
  Deferred revenue                                                              307            12
                                                                            -------       -------
      TOTAL CURRENT LIABILITIES                                               2,625           112
                                                                            -------       -------


  Long-term notes payable                                                       204             2
  Deferred revenue                                                               23            --
                                                                            -------       -------
      TOTAL LONG-TERM  LIABILITIES                                              227             2

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
  Preferred stock - $.001 par value
    Authorized  25,000,000 shares
    Issued and outstanding at December 31, 2005 and                               4             2
    December 31, 2004, 4,173,530 and 2,331,241, respectively
  Common stock - $.001 par value
    Authorized 475,000,000 shares
    Issued and outstanding at December 31, 2005, and
    December 31, 2004, 7,645,031 and 4,486,551, respectively                      8             5
  Additional paid in capital                                                  5,491         1,523
  Accumulated deficit                                                        (6,265)       (1,512)
      TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                     (762)           18
                                                                            -------       -------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                        $ 2,090       $   132
                                                                            =======       =======


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                              F-24

                               ERF WIRELESS, INC.
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
              ($ IN THOUSANDS EXCEPT SHARE DATA AND LOSS PER SHARE)


                                                     FOR THE TWELVE MONTHS ENDED
                                                            DECEMBER 31,
                                                      ------------------------
                                                        2005            2004
                                                      -------         -------

NET SALES:
   Products                                           $   110         $    45
   Services                                               518             277
   Other                                                   15               3
                                                      -------         -------
TOTAL SALES                                               643             325
                                                      -------         -------

COSTS OF GOODS SOLD:
   Products and integration services                      249              75
   Rent and maintenance                                    73              --
   Salary and related cost                                 23              --
   Depreciation                                             9              --
   Other cost                                              28               9
                                                      -------         -------
TOTAL COSTS OF GOODS SOLD                                 382              84
                                                      -------         -------
GROSS PROFIT                                              261             241
                                                      -------         -------

OPERATING EXPENSES:
   Selling, general and administrative                  3,254             948
   Depreciation and amortization                          110              12
                                                      -------         -------
TOTAL OPERATING EXPENSES                                3,364             960
                                                      -------         -------

LOSS FROM OPERATIONS                                   (3,103)           (719)
                                                      -------         -------

OTHER INCOME/(EXPENSES):
   Interest income                                          7              --
   Interest (expense)                                    (164)             --
   Derivative income (expense)                           (151)             --
                                                      -------         -------
TOTAL OTHER INCOME (EXPENSE)                             (308)             --
                                                      -------         -------

NET LOSS                                               (3,411)           (719)
                                                      -------         -------

OTHER COMPREHENSIVE LOSS:
   Unrealized holding gain (loss)                          --               2

                                                      -------         -------
TOTAL COMPREHENSIVE LOSS                              (3,411)           (717)
                                                      =======         =======

Deemed dividend related to beneficial
     conversion feature of preferred stock             (1,342)           (750)

                                                      =======         =======
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS            $(4,753)        $(1,467)
                                                      =======         =======

NET LOSS PER COMMON SHARE:
   Basic                                              $ (0.61)        $ (0.38)
   Diluted                                            $ (0.61)        $ (0.38)


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                      F-25

                                                        ERF WIRELESS, INC.
                                      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                          FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                                         ($ IN THOUSANDS)

                                                                                                            ACCUMULATED
                                                       COMMON STOCK     PREFERRED STOCK   ADDITIONAL           COMPRE-    TOTAL
                                                     ----------------  -----------------   PAID IN  RETAINED   HENSIVE SHAREHOLDERS'
                                                     SHARES    VALUE   SHARES     VALUE    CAPITAL  EARNINGS   EQUITY     INCOME
                                                     -------  -------  -------   -------   -------   -------   -------   -------

TOTAL SHAREHOLDERS' EQUITY
   AS OF DECEMBER 31, 2003                             1,143  $     1    1,000   $     1   $    --   $   (43)  $    (2)  $   (43)
                                                     -------  -------  -------   -------   -------   -------   -------   -------

Net loss                                                  --       --       --        --        --      (719)        2      (717)

New stock issued to shareholders:
  Results 75:1 reverse split                             192        1       --        --       (12)       --        --       (11)
  Conversion of preferred stock to common stock        3,152        3     (169)                 (3)       --        --        --
  For services, compensation and liabilities              --       --       --        --        39        --        --        39
  For retirement of debt and conversion of convertible    --       --    1,500         1       749        --        --       750
        preferred stock of employment contracts
  Beneficial conversion value - deemed dividend on                                     --      750      (750)       --        --
      preferred stock                                     --       --       --        --        --        --        --        --

TOTAL SHAREHOLDERS' EQUITY                             4,487        5    2,331         2     1,523    (1,512)       --        18
                                                     -------  -------  -------   -------   -------   -------   -------   -------
   AS OF DECEMBER 31, 2004


Net loss                                                  --       --       --        --        --    (3,411)       --    (3,411)

New stock issued to shareholders:
Conversion of preferred stock to common stock          2,756        3     (147)       (3)       --        --        --
For services, compensation and liabilities               260       --       --        --     1,099        --        --     1,099
For retirement of debt and conversion of convertible      --       --    1,990         2     1,340        --        --     1,342
        preferred stock of employment contracts
Beneficial conversion value - deemed dividend on          --       --       --        --     1,342    (1,342)                 --
      preferred stock
Proceeds from sale of common stock, net                  142       --       --        --       190        --        --       190

                                                     -------  -------  -------   -------   -------   -------   -------   -------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)
    AS OF DECEMBER 31,  2005                           7,645  $     8    4,174   $     4   $ 5,491   $(6,265)  $    --   $  (762)
                                                     =======  =======  =======   =======   =======   =======   =======   =======


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                                              F-26

                                         ERF WIRELESS, INC.
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
                                          ($ IN THOUSANDS)


                                                                  FOR THE TWELVE MONTHS ENDED
                                                                   --------------------------
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       2005          2004
                                                                     -------       -------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                             $(3,411)      $  (718)
                                                                     -------       -------

Adjustments to reconcile net loss to net cash used by
    operating activities:
  Amortization of debt discount                                          124            --
  Depreciation and amortization                                          119            12
  Stock issued for services rendered                                     889            39
  Allowance for doubtful accounts                                        (14)           51
Change in assets and liabilities net of effects from
    purchase of SkyVue:
   (Increase) in accounts receivable,net                                 (67)          (61)
   (Increase) in inventories                                             (77)          (34)
   (Increase) in prepaid expenses                                       (233)           --
   Increase in derivative liabilities                                    151            --
   Increase in accounts payable                                           87            33
   Increase in accrued expenses                                          179            --
                                                                     -------       -------
      Total Adjustment                                                 1,158            40
                                                                     -------       -------
NET CASH USED BY OPERATING ACTIVITIES                                 (2,253)         (678)
                                                                     -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                                    (252)          (36)
  Payment for purchase of Skyvue, net of cash acquired                  (125)           --
  Increase in other assets                                                (3)           --
  Proceeds from the sale of marketable securities                          7            --
                                                                     -------       -------
NET CASH USED BY INVESTING ACTIVITIES                                   (373)          (36)
                                                                     -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from financing agreements                                   1,500            --
  Proceeds from notes payable and long-term debt                          52            --
  Payment of debt obligations                                           (147)         (39)
  Proceeds from deferred revenue                                         285            --
  Proceeds from  investor loans                                        1,342           750
  Proceeds from sale of common stock, net                                190            --
                                                                     -------       -------
NET CASH PROVIDED BY FINANCING ACTIVITIES                              3,222           711
                                                                     -------       -------

NET INCREASE/(DECREASE) IN CASH                                          596            (3)
CASH AT THE BEGINNING OF THE PERIOD                                        6             9
                                                                     -------       -------
CASH AT THE END OF THE PERIOD                                        $   602       $     6
                                                                     =======       =======

Supplemental disclosure of cash flow information: Net
cash paid during the year for:
Interest                                                             $     8       $    --
Income taxes                                                         $    --       $    --

Supplemental non-cash investing activities (See Notes 6 and 15) and changes in shareholders equity


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                           F-27

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION

NATURE OF THE COMPANY

ERF Wireless, Inc. (the Company), provides wireless communications products and services including the Company's core focus of providing enterprise-class wireless broadband services. The Company has formed four operating divisions to provide solutions and services to different segments of the wireless industry. The Company's Enterprise Network Services Division was formed to serve enterprise customers, private entities, cities, unincorporated municipalities and the general public. The Company's Bundled Wireless Services Division was formed to provide wireless broadband products and services, including Internet, voice, data, security and video services, and is in the early stages of building or acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. The Company's Wireless Messaging Services Division provides wireless broadband system design and implementation, manufactures and supplies high-power infrastructure equipment for the wireless messaging industry and owns and operates a wide-area wireless messaging service (one- and two-way cellular and paging retail). The Company's Network Operations Services Division provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers.

BASIS OF ACCOUNTING

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. The accompanying financial statements of ERF Wireless, Inc., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission
(SEC). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations have been reflected herein.

PRINCIPLES OF CONSOLIDATION

All significant inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

SECURITIES HELD FOR RESALE

Investments in public companies are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses, net of tax, recorded as a component of accumulated comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses, which are reported in other income and expense. Declines in value that are judged to be other than temporary are reported in other comprehensive income and expense.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of accounts receivable. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


DEFERRED REVENUES

Revenues that are billed in advance of services being completed are deferred until the conclusion of the period of the service for which the advance billing relates. Deferred revenues are included on the balance sheet in current and long-term liabilities until the service is performed and then recognized in the period in which the service is completed. The Company's deferred revenues consist of billings in advance of services being rendered for its wireless broadband, banking network monitoring and maintenance and wireless messaging customers and, accordingly, are deferred and recognized monthly as earned. The Company had deferred revenues of $330,000 and has $12,000 in current and long-term liabilities as of December 31, 2005, and 2004, respectively.

ADVERTISING COSTS

Advertising costs are expensed when incurred. For the years ended December 31, 2005 and 2004, the Company expensed $42,000 and $25,000, respectively.

STOCK-BASED COMPENSATION

In December 2004, FASB issued a revision to SFAS 123 (also known as SFAS 123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company intends to adopt SFAS 123R prospectively commencing in the fourth quarter of the fiscal year ending December 31, 2005.

DERIVATIVE INSTRUMENTS

In connection with the sale of debt or equity instruments, the Company may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For options, warrants and bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


INVENTORIES

Inventories are valued at the lower of cost or market. The cost is determined by using the average cost method. Inventories consist of the following items, in thousands:

                                     December 31,     December 31,
                                        2005             2004
                                     ----------       ----------
         Raw material                $     125        $      17
         Finished goods                     14               17
                                     ----------       ----------
                                     $     139        $      34
                                     ==========       ==========


PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives which are generally three to seven years.

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

INTANGIBLE ASSETS

Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. The Company continually evaluates the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

LONG-LIVED ASSETS

We review our long-lived assets, which include intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying amount of such long-lived asset or group of long-lived assets (collectively referred to as "the asset") may not be recoverable. Such circumstances include, but are not limited to:

         o        a significant decrease in the market price of the asset;

         o a significant change in the extent or manner in which the asset is being used;

         o a significant change in the business climate that could affect the value of the asset;

         o a current period loss combined with projection of continuing loss associated with use of the asset;

         o a current expectation that, more likely than not, the asset will be sold or otherwise disposed of before the end of its previously estimated useful life.

We continually evaluate whether such events and circumstances have occurred. When such events or circumstances exist, the recoverability of the asset's carrying value shall be determined by estimating the undiscounted future cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. To date, no such impairment has occurred. To the extent such events or circumstances occur that could affect the recoverability of our long-lived assets, we may incur charges for impairment in the future.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


REVENUE RECOGNITION

The Company's revenue is generated primarily from the sale of wireless communications products and services on a nationwide basis, including providing enterprise-class wireless broadband services. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable.

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion, reflects the actual physical completion of the project. This method of revenue recognition is used because management considers total cost to be the best available measure of progress on the contracts.

The Company recognizes product sales generally at the time the product is shipped. Concurrent with the recognition of revenue, the Company provides for the estimated cost of product warranties and reduces revenue for estimated product returns. Sales incentives are generally classified as a reduction of revenue and are recognized at the later of when revenue is recognized or when the incentive is offered. Shipping and handling costs are included in cost of goods sold.

The Company's suppliers generally warrant the products distributed by the Company and allow returns of defective products, including those that have been returned to the Company by its customers. The Company does not independently warrant the products that it distributes, but it does provide warranty services on behalf of the supplier.

INCOME TAXES

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, inventory, accounts receivable and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is defined as all changes in shareholders' equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income (loss) includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities.

BENEFICIAL CONVERSION

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


BASIC LOSS PER SHARE

The Company is required to provide basic and dilutive earnings (loss) per common share information.

The basic net loss per common share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods ended December 2005 and 2004, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

RECENT ACCOUNTING PRONOUNCEMENTS:

In December 2004, the FASB issued a revision to SFAS 123 (also known as SFAS
123R) that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R's effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: a prospective method, a modified prospective method and a retroactive method. The Company intends to adopt SFAS 123R prospectively commencing in the fourth quarter of the fiscal year ending December 31, 2005. It is expected that the adoption of SFAS 123R will cause the Company to record as expense each quarter a non-cash accounting charge approximating the fair value of such share-based compensation meeting the criteria outlined in the provisions of SFAS 123R.

In April 2004, the Emerging Issues Task Force ("EITF") issued Statement No. 03-06, "Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share" ("EITF 03-06"). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the quarter ended June 30, 2004, the adoption of which did not have an impact on the calculation of earnings per share of the Company.

In July 2004, the EITF issued a draft abstract for EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08"). EITF 04-08 reflects the Task Force's tentative conclusion that contingently convertible debt should be included in diluted earnings per share computations regardless of whether the market price trigger has been met. If adopted, the consensus reached by the Task Force in this issue will be effective for reporting periods ending after December 15, 2004. Prior period earnings per share amounts presented for comparative purposes would be required to be restated to conform to this consensus and the Company would be required to include the shares issuable upon the conversion of the Notes in the diluted earnings per share computation for all periods during which the Notes are outstanding. Since the first quarter of 2004, the Company has included the shares issuable upon conversion of the debt in its computation of diluted earnings per share.

In September 2004, the EITF delayed the effective date for the recognition and measurement guidance previously discussed under EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," ("EITF 03-01") as included in paragraphs 10-20 of the proposed statement. The proposed statement will clarify the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and investments accounted for under the cost method. Currently, there would be no effect of this proposed statement on its financial position and results of operations.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


We have adopted FASB Statement 128. It is not expected that we will be impacted by other recently issued standards. FASB Statement 128 presents new standards for computing and presenting earnings per share (EPS). The Statement is effective for financial statements for both interim and annual periods ending after December 15, 1997.

We have adopted FASB Statement 131. FASB statement 131 presents standards for disclosures about segment reporting

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts Receivable consists of the following (in thousands):

                                               December 31,   December 31,
                                                  2005           2004
                                                 ------         ------
         Accounts receivable                     $  86          $  43
         Allowance for doubtful accounts            (1)           (43)
                                                 ------         ------
         Accounts receivable, net                $  85          $  --
                                                 ======         ======

         Allowance for doubtful accounts
          percentage of accounts receivable          1%         100%


NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property, plant, and equipment, consist of the following items (in thousands):

                                                  December 31,     December 31,
                                                     2005              2004
                                                  -----------       -----------
         Automobile                               $       42        $        1
         Operating equipment                             211                63
         Office furniture and equipment                   72                 8
         Leasehold improvements                           17                15
         Computer equipment                               85                 4
         Land                                             38                 -
                                                  -----------       -----------
         Total property, plant and equipment             465                91
         Less accumulated depreciation                   (63)              (14)
                                                  -----------       -----------
         Net property, plant and equipment        $      402        $       77
                                                  ===========       ===========


Depreciation expense was approximately $49,000 and $12,000 for the twelve months ended December 31, 2005 and 2004, respectively.

NOTE 4 - OTHER INTANGIBLES

Other intangible assets consist of the following (in thousands):

                                                                    December 31, 2005
                                   Weighted       -------------------------------------------------------
                                    Average           Gross                                       Net
                                  Useful Life       Carrying            Accumulated            Carrying
                                   (in years)        Amount             Amortization            Amount
                                  -----------------------------------------------------------------------
         Customer relationships        3.0        $        261          $        36           $      225
         Workforce in place            3.0                 125                   17                  108
         Non-compete agreement         3.0                 100                   14                   86
         Developed technology          3.0                  20                    3                   17
                                                  -------------         ------------          -----------
                                                  $        506          $        70           $      436
                                                  =============         ============          ===========

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


Intangible assets are amortized using methods that approximate the benefit provided by the utilization of the assets. Customer relationships, workforce in place, non-compete agreements and developed technology is amortized on a straight-line basis. We continually evaluate the amortization period and carrying basis of intangible assets to determine whether subsequent events and circumstances warrant a revised estimated useful life or reduction in value.

Total amortization of intangibles was $70,000 for the twelve months ended December 31, 2005. The estimated amortization expense for the three years will be $169,000 for years 2006 and 2007 and $99,000 in 2008.

NOTE 5 - DEBT CONVERSION

To date the Company has been funded by various Investors under the terms of a Debt Conversion and Funding Agreement dated September 30, 2004, an Addendum to Debt Conversion and Funding Agreement dated December 31, 2004, and a Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005. During the twelve months ended December 31, 2005, the Company was obligated to issue 1,894,000 shares of its Series A Preferred Stock for the conversion of $1,342,000 in debt owed to these same Investors. The $1,342,000 of cash was received during the twelve months ended December 31, 2005, and recorded as debt when initially received and then converted to Series A Preferred Stock at the respective quarters ending March 31, 2005; June 30, 2005; September 30, 2005; and December 31, 2005. The advances are unsecured, bear no interest and are classified as long-term investor advances until such time as they are converted into equity pursuant to the Debt Conversion and Funding Agreements. The Company recorded a deemed dividend on the beneficial conversion of the 1, 894,000 shares of Series A Preferred Stock that was limited to the amount of consideration received totaling $1,342,000 in the twelve months ended December 31, 2005.

The Company was obligated to issue one share of Series A Convertible Preferred Stock for every Fifty Cents ($0.50) in claims converted. The terms of the agreement did not change in the addendum to Debt Conversion and Funding Agreement with the exception of the incremental funding provision providing for an incremental $750,000 in funding through the period ending December 31, 2005. The Company was obligated to issue one share of Series A Convertible Preferred Stock for every One Dollar and Fifty Cents ($1.50) in claims converted under the Second Addendum to Debt Conversion and Funding Agreement. The Company had $158,767 remaining available against the Second Addendum to Debt Conversion and Funding Agreement at December 31, 2005.

NOTE 6 - CAPITAL STOCK, WARRANTS AND OPTIONS

The total number of shares of stock of all classes which the Company shall have the authority to issue is five hundred million (500,000,000), of which twenty five million (25,000,000) shall be shares of Preferred Stock with a par value of $.001 per share ("Preferred Stock"), and four hundred seventy five million (475,000,000) shall be shares of Common Stock with a par value of $.001 per share ("Common Stock").

COMMON STOCK

As of December 31, 2005, the Company had 7,645,031 shares of its $.001 par value common stock issued and outstanding.

During the twelve months ended December 31, 2005, the Company issued 260,000 shares of common stock for services rendered against consulting agreements valued at $557,000, settlement expense of $102,000, other services of $156,000 and $284,000 for prepayment of future services. At September 30, 2005, $210,000 remains in prepaid expenses. The Company valued the 260,000 shares at the closing market price on the date of issuance of such shares.

PREFERRED STOCK

The Company has 5,000,000 shares of Series A Preferred Stock authorized of which 4,173,530 shares were issued and outstanding as of December 31, 2005. The Series A Preferred Stock is convertible at holder's option at one preferred share for
18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company. With respect to the Series A Preferred Stock outstanding at December 31, 2005, the Company would be required to issue 77,946,295 shares of

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

its Common Stock if all of the holders fully converted. However, during the 4th quarter 2005, all of the Series A holders entered into a Series A Conversion Restriction Agreement whereby all Series A holders, as a group, are prohibited from converting more than 5% of the total outstanding (as of September 30, 2005) Series A holdings in any one calendar quarter. Additionally, the Company had $158,767 of funding remaining against the Second Addendum to Debt Conversion and Funding Agreement dated July 1, 2005, providing for the issuance of 500,000 shares of Series A for the conversion of $750,000 in debt. If the Company borrowed the remaining $158,767, it would be required to issue 1,976,792 shares of Common Stock.

WARRANTS

The Company had warrants outstanding to purchase 1,553,339 shares as of December 31, 2005.

Warrants for 880,000 were issued by the Company in June 2003. Specifically, the Company sold 120,000 shares of Common Stock for $25,000 to an accredited investor pursuant to the exemption provided by Regulation D of the Securities Act and issued such a warrant to purchase 880,000 shares of Common Stock at an exercise price of $0.20 per share expiring December 31, 2007. The Company attributed no value to these warrants in the June 2003 period in which they were issued, given that the warrants had an exercise price of $0.20 per share as compared to the market value of $0.01 per share in June 2003 on a total volume of 300 shares traded in the open market in June 2003.

Warrants for 141,670 shares of common stock at $5.00 per share and warrants for 141,670 shares at $7.50 per share were issued by the Company during the second and 4th quarter of 2005. Specifically, the Company sold 141,670 shares of Common Stock for $212,500 to accredited investors pursuant to the exemption provided by Regulation D of the Securities Act and issued such warrants to purchase 141,670 shares of Common Stock at $5.00 per share and 141,670 shares of common stock at $7.50 per share expiring August 2007. The Company attributed no value to these warrants in the second and 4th quarter of 2005 in which they were issued.

Warrants for 389,999 at $3.57 per share were issued by the Company in September 2005 and November 2005. Specifically, the Company issued convertible notes for $1,500,000 to accredited investors pursuant to the exemption provided by Regulation D of the Securities Act and issued such warrants to purchase 389,999 shares of Common Stock at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, expiring September 2010. See Note 10 for valuation and marked-to-market activity.

The following table summarizes options/warrants that are issued, outstanding and exercisable.

                                                           Options/Warrants
                                                         Issued & Outstanding                    Options/Warrants Exercisable
                                                ---------------------------------------       ------------------------------------
                                                  December 31,            December 31,        December 31,          December 31,
        Exercise Price      Expiration Date           2005                    2004                2005                   2004
      ------------------    -----------------   ----------------        ---------------       --------------       ---------------
      0.20                        Dec-07                880,000                880,000              880,000               880,000
      5.00                        Aug-07                141,670                      -              141,670                     -
      7.50                        Aug-07                141,670                      -              141,670                     -
      3.57                        Sep-10                389,999                      -              389,999                     -
                                                ----------------        ---------------       --------------       ---------------
                                                      1,553,339                880,000            1,553,339               880,000
                                                ================        ===============       ==============       ===============


NOTE 7 - INCOME TAXES

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting
for Income Taxes." Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.


                                      F-35

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                         December 31, 2005     December 31, 2004
                                         -----------------     -----------------

      U. S. Federal statutory tax rate            34%                   34%
      U.S. valuation difference                  -34%                  -34%
      Effective U. S. tax rate                     -                     -
      Foreign tax valuation                        -                     -
      Effective tax rate                           -                     -


Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. Federal income tax of 34% to pretax income from continuing operations as a result of the following (in thousands):

                                        December 31, 2005    December 31, 2004
                                        ------------------   -------------------
      Computed expected tax benefit     $          (1,160)   $             (240)
      Increase in valuation allowance               1,160                   240
                                        ------------------   -------------------
      Income tax expense                $             -      $                -
                                        ==================   ===================


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005, and December 31, 2004, are presented below (in thousands) and include the balances of the merged Fleetclean Systems, Inc.

                                           December 31, 2005   December 31, 2004
                                           -----------------   -----------------
      Deferred tax assets:
        Net operating loss carry forwards  $      (1,420)      $         (260)
        Less valuation allowance                   1,420                  260
                                           --------------      ---------------
      Net deferred tax assets              $           -       $            -
                                           ==============      ===============

The valuation allowance for deferred tax assets as of December 31, 2005 and, 2004, was $1,420,000 and $260,000, respectively. As of December 31, 2005, the
Company has a net operating loss carry-forward of $5,522,000, which is available to offset future federal taxable income, if any, with expiration beginning 2012 and ending 2024.

NOTE 8 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amount):

                                                     December 31,   December 31,
     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)                2005           2004
                                                      ---------       -------

   Net loss, as reported                              $  (3,411)      $  (719)

     Add: Stock-based employee compensation
     included in reported net earnings/(loss),
     net of related tax effects                                            --

     Less: Stock-based employee
     compensation expense determined under
     fair-value based method for all awards, net
     of related tax effects                                                --
                                                      ---------       -------
   Pro forma net earnings/(loss)                      $  (3,411)      $  (719)
                                                      =========       =======
   Net loss per share:
     As reported                                      $   (0.61)      $ (0.38)
     Pro forma                                        $   (0.61)      $ (0.38)

   Diluted net loss per share:
     As reported                                      $   (0.61)      $ (0.38)
     Pro forma                                        $   (0.61)      $ (0.38)


                                      F-36

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 9 - MAJOR CUSTOMERS

The Company had gross sales of $643,000 and $325,000 for the twelve months ended
December 31, 2005 and 2004, respectively. The Company had two customers that represented approximately 11% and 27% of the gross sales in the twelve months ended December 31, 2005.

NOTE 10 - LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

                                                         Terms                     Maturity Date  Interest Rate       Balance
                                           ------------------------------------    -------------  ---------------     -------
     First National Bank in Cameron        $377 / Month including interest         March-07            7.00%          $     6
     Taylor Economic Development Corp.     $1,119 / Month including interest       June-07             7.00%               19
     Insurance company                     $1,753 / Month including interest       August-06           8.35%               35
     SkyVue USA East Central Texas, Inc    $40,000 / Quarterly plus interest       February-08         6.00%              348
     Investor notes                         2 years (See below)                    Demand              6.00%              605
                                                                                                                      -------
     Total debt                                                                                                         1,013
     Less current maturities                                                                                              809
                                                                                                                      -------
     Long-term debt                                                                                                   $   204
                                                                                                                      =======

The current maturities of these debts are $809,000, $161,000 and $43,000 for 2006, 2007 and 2008, respectively.

INVESTOR NOTES

0n September 13, 2005, the Company closed a financing arrangement with Global Capital Funding L.P. ("Global"), GCA Strategic Investment Fund Limited ("GCASIF"), HIPL Family Trust ("HIPL"), and DP Securities Inc. ("DPS") ("Global," "GCASIF," HIPL" and "DPS," collectively, the "Investors") in which it issued to: (i) Global a convertible secured note in the principal amount of $1,285,000 ("Global Note") and a common stock purchase warrant (the "Global Warrant") to purchase 300,000 shares of Company common stock; (ii) GCASIF a convertible secured note in the principal amount of $50,000 (the "GCASIF Note") and a common stock purchase warrant (the "GCASIF Warrant") to purchase up to 13,953 shares of the Company common stock; and (iii) HIPL a convertible secured note in the principal amount of $75,000 (the HIPL Note") and common stock purchase warrant (the "HIPL warrant") to purchase up to 20,930 shares of the common stock; and (iv) DPS a convertible secured note in the principal amount of $90,000 (the "DPS Note") and a common stock purchase warrant (the "DPS Warrant") to purchase up to 55,116 shares of common stock. The Global Note, GCASIF Note, HIPL Note and DPS Note, collectively, "Investor Notes" and the Global Warrant, GCASIF Warrant, and DPS Warrant, collectively, "Investor Warrants".

The Investor Notes accrue interest at a rate per annum equal to six percent and are secured by substantially all of the Company's assets. The Investor Notes are convertible into shares of the Company common stock at a conversion price equal to the lesser of (i) $3.50 or (ii) 85% of the average of the three lowest VWAPs, as reported by Bloomberg, during the ten trading days immediately preceding the date of the related notice of conversion; provided further, however, that, until six months following the effective date of the registration statement in no event will the conversion price be lower than the lesser of (y) $1.50 or (z) 50% of the VWAP, as reported by Bloomberg, on January 13th 2006, the effective date of the registration statement. Upon expiration of such six-month period or upon occurrence of an event of default which is not cured, the foregoing floor calculation shall no longer be effective. The Company has registered the resale of the shares of the Company common stock underlying the Investor Notes and the shares issuable upon exercise of the Investor Warrants.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The Company has the ability to prepay in company common stock amounts owed under these Investors Notes for a price equal to the greater of: (i) the outstanding principal amount of the Investor Note, plus all accrued but unpaid interest, including default interest, if any; and (ii) (x) the number of shares of common stock into which the Investor Note, including all accrued but unpaid interest and default interest, if any, is then convertible, times (y) the average VWAP of the common stock for the five trading days immediately prior to the date that the Investor Note is called for prepayment. The Company has the right to prepay the notes in cash at 102% of the outstanding principal and interest in the first year or 101% of the outstanding principal and interest in the second year. The associated Investor Warrants are exercisable by the Investors for five years at $3.57 per share, subject to adjustment upon issuance of shares or warrants below market, of Company common stock.

The Investor Notes were determined to include free standing warrants and various embedded derivative liabilities. The derivative liabilities are the conversion feature and the redemption option (compound embedded derivative liability). At the date of issuance (September 06, 2005, and November 21, 2005) the Investor Notes, warrant liabilities and compound embedded derivative liabilities were measured at fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded in the income statement. The Company uses the effective interest method to record interest expense and related debt accretion which was $96,631 for the year ending December 31, 2005, and will be $458,229 and $437,123 for years ending December 31, 2006 and 2007, respectively.

The following table summarizes the convertible debt activity for the period September 06, 2005, to December 31, 2005:

                                                                                    Compound Derivative
               Description                  Investor Notes   Warrant Liabilities         Liability                 Total
                                            --------------   --------------------   --------------------    -----------------
     Fair value issuance at inception             508,017                470,702                521,281            1,500,000
     09-06 to 09-30 fair value                     18,373              2,389,132              1,012,547            3,420,052
     10-01 to 12-31 fair value                     78,258             (2,160,313)            (1,090,630)          (3,172,685)
                                            --------------   --------------------   --------------------    -----------------
     Fair value at December 31, 2005              604,648                699,521                443,198            1,747,367
                                            ==============   ====================   ====================    =================

For the year ended December 31, 2005, the Company recorded a net derivative expense of $151,000 and convertible debt interest expense of $128,000

ERF Wireless, Inc., also incurred deferred financing costs of $178,500 in connection with the closing of the financing arrangement. The costs shall be recognized over the life of the Investor Notes, or 24 months, by using the straight line method. For the year ended December 31, 2005, the Company recorded deferred financing cost in interest expense of $28,000.

The following assumptions were used in the fair value determination of warrants liabilities at December 31, 2005:

                                   9/6/2005         9/30/2005        12/31/2005
                               ------------------------------------------------
     Assumptions                    Warrants          Warrants         Warrants
---------------------------    ------------------------------------------------
Dividend yield                        0.00%              0.00%           0.00%
Risk-free rate for term               3.89%              4.18%           4.35%
Volatility                           31.00%             31.00%          76.00%
Maturity Date                       5 years         4.93 years      4.68 years


A Black-Scholes methodology was used to value the warrants using a weighted average exercise price.

SKYVUE NOTES

On August 12, 2005, the Company issued two notes to SkyvueUSA East Central Texas, Inc., totaling $475,000 that bear interest at 6% and are secured by all of the capital stock issued and outstanding of ERF Enterprise Network Services, Inc., subsidiary. The initial payment was $115,000, with nine subsequent quarterly payments of $40,000 plus interest. At December 31, 2005, the balance of the note was $348,280.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 11 - BUSINESS ACQUISITION

On August 8, 2005, the Company entered into an Asset Purchase Agreement to purchase assets from Skyvue USA East Central Texas, Inc., a Texas corporation ("Skyvue USA"). The formal closing on this transaction occurred on August 12, 2005. The assets will be used to operate an enterprise-class encrypted wireless banking network business. ERFW paid Skyvue USA $600,000 in consideration, assumed $27,000 in liabilities, plus is obligated for earn-out payments based upon a multiple of Adjusted EBITDA of the assets contributed to ERFW's newly created wholly owned subsidiary, ERF Enterprise Network Services, Inc., a Texas corporation.

The Company obtained an audit related to Skyvue's operation for the prior two financial years and completed an analysis of the intangible assets and allocation of purchase price. Accordingly, the Company included a disclosure of all information required by paragraphs 51 and 52 of SFAS 141. With respect to the potential additional consideration in the form of earnout payments, such additional consideration cannot be reasonably estimated and, accordingly, the Company will apply FASB 142 rules regarding recording this consideration should the newly created subsidiary achieve its adjusted EBITDA thresholds. The following table summarizes the estimated fair value of the Skyvue USA assets as recorded in the Company's Consolidated Financial Statements:

         Current assets                                     $    32
         Property and equipment                                  89
         Intangible assets                                      506
                                                             ------
         Total assets acquired                                  627

         Current liabilities                                     18
         Non-current liabilities                                  9
                                                            -------
         Total liabilities assumed                               27
                                                            -------
         Net assets acquired                                $   600
                                                            =======


Additionally, the Company has determined the allocated value of the various elements of intangible assets acquired from the acquisition of SkyvueUSA. The following table summarizes the allocated value of the intangibles acquired:

         Customer relationships             3.0                $        261
         Workforce in place                 3.0                         125
         Non-compete agreement              3.0                         100
         Developed technology               3.0                          20
                                                               -------------
                                                               $        506
                                                               =============


The amortization period for the intangible assets is three years or $169,000 per year. The results of operations from date of acquisition are included in December 31, 2005, financial statements.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are based on the historical financial statements of ERF Wireless, Inc. and Skyvue USA East Central Texas, Inc. (Skyvue) after giving effect to our acquisition of Skyvue and the borrowings under the amended credit facility to finance the acquisition as described in the accompanying notes to the unaudited pro forma combined financial statements.

The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2005 and 2004, are presented as if the acquisition of Skyvue had occurred on January 1, 2004. All material adjustments to reflect the acquisition and the repayment of the borrowings under the amended credit facility are set forth in the column "Pro Forma Adjustments."

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had ERF Wireless, Inc. and Skyvue been operating as combined entities for the periods presented


                                         PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                                     ERF WIRELESS, INC.
                                            FOR THE YEAR ENDED DECEMBER 31, 2005
                                         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                                        (UNAUDITED)

                                                                                                               ADJUSTED
                                                    ERF WIRELESS       SKYVUE USA        PRO FORMA             PRO FORMA
                                                    (REGISTRANT)        (TARGET)        ADJUSTMENTS   NOTES     BALANCE
                                                      -------           -------           -------     -----     -------
  Revenues                                            $   643           $   136           $    --               $   779

  Cost of goods sold                                      382                89                (2)      G           469
                                                      -------           -------           -------               -------

  Gross profit                                            261                47                 2                   310
                                                      -------           -------           -------               -------
  Operating expenses:
      Selling, general and administrative               3,254               131                --                 3,385
      Depreciation and amortization                       110                --                85       H           195
                                                      -------           -------           -------               -------

  Total operating expense                               3,364               131                85                 3,580
                                                      -------           -------           -------               -------
  Loss from operations                                 (3,103)              (84)              (83)               (3,270)
  Other income/ (expense)                                (308)              (13)                9       I          (312)
                                                      -------           -------           -------               -------
  Net loss                                            $(3,411)          $   (97)          $   (74)              $(3,582)
                                                      -------           -------           -------               -------
  Deemed dividend related to beneficial
       conversion feature of preferred stock           (1,342)               --                --                (1,342)

                                                      -------           -------           -------               -------
  Net loss applicable to common shareholders          $(4,753)          $   (97)          $   (74)              $(4,924)
                                                      =======           =======           =======               =======
  Net loss per common share:
     Basic                                            $ (0.61)                            $    --               $ (0.64)
                                                      -------           -------           -------               -------
     Diluted                                          $ (0.61)                            $    --               $ (0.64)
                                                      =======           =======           =======               =======

SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31,
2005

G. Cost of goods sold - Reduced by adjusting related Skyvue depreciation expenses to reflect the fair market value of the acquired assets.

H. Selling, general and administrative - Increased by $85K related to the amortization of intangible assets from the current acquisition.

I. Interest expense - eliminate interest for debt not acquired by ERF Wireless
Inc.


                                      F-40

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


                                                    ERF WIRELESS, INC
                                        PRO FORMA COMBINED STATEMENT OF OPERATIONS
                                           FOR THE YEAR ENDED DECEMBER 31, 2004
                                        (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                                       (UNAUDITED)

                                                                                                               ADJUSTED
                                                   ERF WIRELESS       SKYVUE USA        PRO FORMA             PRO FORMA
                                                   (REGISTRANT)        (TARGET)        ADJUSTMENTS   NOTES     BALANCE
                                                     -------           -------           -------     -----     -------
 Revenues                                            $   325           $   510           $    --               $   835

 Cost of goods sold                                       84               333                --                   417
                                                     -------           -------           -------               -------

 Gross profit                                            241               177                --                   418
                                                     -------           -------           -------               -------
 Operating expenses:                                      --
     Selling, general and administrative                 948               289                                   1,237
     Depreciation and amortization                        12                --               169                   181
                                                     -------           -------           -------               -------

 Total operating expense                                 960               289               169                 1,418
                                                     -------           -------           -------               -------

 Loss from operations                                   (719)             (112)             (169)               (1,000)
 Interest and other expense                                                (31)               27       J            (4)
                                                     -------           -------           -------               -------
 Net loss                                            $  (719)          $  (143)          $  (142)              $(1,004)
                                                     -------           -------           -------               -------
 Other comprehensive income:
    Unrealized holding gain                                2                --                --       K             2
                                                     -------           -------           -------               -------
 Total other comprehensive loss                      $  (717)          $  (143)          $  (142)              $(1,002)
                                                     =======           =======           =======               =======

 Deemed dividend related to beneficial
      conversion feature of preferred stock             (750)               --                --                  (750)
                                                     -------           -------           -------               -------
 Net loss applicable to common shareholders          $(1,467)          $  (143)          $  (142)              $(1,752)
                                                     =======           =======           =======               =======

 Net loss per common share:
    Basic                                            $ (0.78)          $    --           $    --               $ (0.93)
                                                     -------           -------           -------               -------
    Diluted                                          $ (0.78)          $    --           $    --               $ (0.93)
                                                     =======           =======           =======               =======

SEE NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2004

J. Selling, general and administrative - increased by $169K related to the amortization of intangible assets from the Skyvue acquisition.

K. Interest expense - eliminate interest for debt and not acquired by ERF Wireless Inc.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

LEASES AND LICENSE AGREEMENTS

For the twelve months ended December 31, 2005, and December 31, 2004, rental expenses of approximately $204,000 and $70,000, respectively, were incurred. The Company accounts for rent expense under leases that provide for escalating rentals over the related lease term on a straight-line method.

The Company leases approximately 11,137 square feet of office space consisting of 8,860 square feet at 103 Courageous Drive as its primary operations and 2,277 square feet at 2911 South Shore Blvd. as its primary corporate headquarters office in League City, Texas. The office space lease is with South Shore Harbor Development Ltd., with initial base rent monthly payments during months 1 through 36 of $8,464, escalating to $9,145 for months 37 through 60. The lease commenced on October 18, 2004, and expires on August 31, 2009.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The Company leases approximately 1,552 square feet of office space at 8521-1 Blanco Road, San Antonio, Texas, for its Wireless Messaging Services Division's initial retail outlet. The office space lease is with Weingarten Realty Investors with initial base rent monthly payments during year one of $1,940, escalating to $1,998 for year 2 and then to $2,056 for year 3. The lease commenced on February 24, 2004, and expires in February 2007.

The Company leases approximately 408 square feet of office space at 100 Taylor Street, San Antonio, Texas, for its Wireless Messaging Services Division The office space lease is with Taylor Street Ventures LP with initial base rent monthly payments of $547. The lease commenced on June 1, 2002, and expired on May 31, 2005. The Company is in the process of negotiating the terms of a lease extension on similar terms and conditions and continues to incur monthly rent payments of $547.

The Company has a transmitter sharing agreement with Metrocall for use of shared sites in Boerne, Devine, Hondo, New Braunfels and San Antonio, Texas. The agreement requires monthly payments of $1,466.

The Company has a license agreement with American Towers for use of their Sequin (Geronimo), Texas, tower site. The license agreement expires on May 31, 2007, and requires monthly payments of $631.

The Company has a license agreement with Pinnacle Towers for use of their New Braunfels, Texas, FM 306 tower site. The license agreement expires on October 31, 2006, and requires monthly payments of $717.

The Company leases approximately 1,552 square feet of office space at 602 West 12th Street, Taylor, Texas, for ERF Enterprise Network Services. The office space lease is with Taylor Independent School District with initial base rent monthly payments during year one of $3,290, escalating to $3,729 for year 2. The lease commenced on November 01, 2005, and expires in December 2007.

Future obligations under the non-cancelable lease terms are as follows:

                                   Period Ending December 31,      Amount
                                   --------------------------   -------------
                                            2006                     185,468
                                            2007                     153,907
                                            2008                     104,844
                                            2009                      69,896
                                                                -------------
                                            Total               $    514,115
                                                                =============


EMPLOYMENT AGREEMENTS

R. GREG SMITH

On August 1, 2004, we entered into an Executive Employment Agreement with R. Greg Smith, our CEO and CFO. Mr. Smith is paid a base salary of $180,000 per year and is eligible to receive a bonus equal to 1% of the revenues for the most recent twelve-month period of each acquisition made by the Company during his employment period. Mr. Smith received 63,828 shares of our Series A Convertible Preferred Stock par value $0.01 per share, as consideration for a sign-on bonus at a price of $0.50 per share for total consideration of $31,913.50. The preferred stock is convertible at holder's option at one preferred share for
18.676347 shares common stock and has a 2:1 liquidation preference and each preferred share has 20 votes. Mr. Smith is also entitled to receive up to 1,000,000 stock options under the Company's 2004 Non-Qualified Stock Option Plan for attainment of certain future cumulative revenue milestone achievements. These options, if any are earned, will have an exercise price of the lowest five-day average closing price existing for the Company's common stock during the twelve-month period immediately preceding the date of the vesting event. Mr. Smith is subject to a lock-up agreement which prohibits Mr. Smith from selling shares until August 1, 2006, unless agreed to by the Company in writing.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


JOHN ADRIAN BURNS

On August 12, 2005, we entered into an executive employment agreement with John Adrian Burns as Chief Executive Officer and Chairman of ERF Enterprise Network Services, Inc. ("ENS"). Mr. Burns is paid $180,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS. These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

         o 50,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $6,000,000; 100,000 options qualify when the annual revenue of ENS exceeds $12,000,000, and 125,000 options qualify when the annual revenue of ENS exceeds $20,000,000.

         o 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 125,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

         o 50,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1.00; 75,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; and 1 25,000 options qualify when the adjusted annual EBIDTA of the Parent exceeds $5,000,000

JOHN ARLEY BURNS

On August 12, 2005, we entered into an executive employment agreement with John Arley Burns as President of ENS). Mr. Burns is paid $150,000 per year and other normal benefits available to all company employees. Additionally, Mr. Burns is eligible to receive non-qualified non-transferable stock options based on the future financial performance of ENS.

These future financial performance targets are deemed the vesting events. The options are priced at $3.72 and when attained can be converted on a cashless basis into ERF Wireless, Inc. (Parent), common stock. The common shares received have piggyback registration rights and expire on the close of business of July 30, 2008. The vesting events and related incentive options are as follows:

         o 35,000 options qualify when the annual revenue of ENS exceeds $3,000,000; 50,000 options qualify when the annual revenue of the ENS exceeds $6,000,000; 75,000 options qualify when the annual revenue of ENS exceeds $12,000,000; and 100,000 options qualify when the annual revenue of ENS exceeds $20,000,000

         o 35,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $500,000; 50,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $1,000,000; 75,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $2,000,000; and 100,000 options qualify when the adjusted annual EBIDTA of ENS exceeds $3,000,000

No vesting events have occurred through December 31, 2005, and the attainment of the future performance events are not deemed probable at this time.

BRIAN CUBLEY

In August 2004, the Company entered into an employment agreement with Brian Cubley. Pursuant to the employment agreement Brian Cubley is to receive $80,000 until October 15, 2005, and $90,000 per year thereafter. Mr. Cubley also received 31,914 shares of Series A Preferred Stock at $0.50 per share. Mr. Cubley is also eligible to receive non-qualified non-transferable stock options to purchase up to 500,000 shares of the Company's common stock based upon the attainment of certain performance based milestones at 115% of the lowest five day average closing price for the Company previous year. Lastly, Mr. Cubley is entitled to a bonus for each calendar year in which the Company's Messaging Services Division is profitable equal to 5% of the revenues of the Messaging Services Division.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 13 - RELATED PARTY

In December 2005, the holders of record of the Series A Preferred Stock, including the named trusts set forth in Item 12 and Greg Smith, entered into a Series A Preferred Conversion Restriction Agreement, in which each agreed to restrict the number of shares of Series A Preferred Stock that they converted into common stock each calendar quarter to the lesser of (i) 5% all of their respective shares of the Company's Series A Preferred Stock or (ii) 1% of the common stock then outstanding of record on the first day of each calendar quarter. In consideration for the execution of the Series A Preferred Conversion Restriction Agreement, the Company granted the holders the right of first refusal to participate in any sale of the Series A Preferred Stock between January 1, 2006 and December 31, 2006.

In March 2005, the Company entered into a one-year professional services agreement with Synchton Incorporated for financial and business support services. The agreement requires Synchton to provide one or more consultants for a total of 100 hours per month. The Company is obligated to pay Synchton $12,000 per month in cash or free trading stock. The Company at its discretion may issue up to 50% of the monthly fee in stock at the market price on the date of issuance; provided that if Synchton sells the stock within 30 days of issuance the Company is obligated to pay Synchton any shortfall between the difference in the market price on the issuance date and the market price on the sale date. Synchton's President is Scott A. Cubley. During the year ended December 31, 2005, total fees incurred by the Company under the agreement were $120,000.

Under various financing agreements, the Company received advances from related family trusts that totaled $1,142,000 in 2005 and $750,000 in 2004. The company repaid these advances through the issuance of 1,761,000 shares in convertible preferred stock in 2005 and 1,500,000 in convertible preferred stock in 2004. Frances Cubley, the mother of H. Dean Cubley, holds the investment and voting power over certain of these family related trusts while Scott Cubley and Brian Cubley, the adult sons of H. Dean Cubley, have the investment and voting power over other of the remaining family trusts.

NOTE 14 - INDUSTRY SEGMENTS

This summary reflects the Company's current segments, as described below.

BUNDLED WIRELESS SERVICES DIVISION (BWS)

BWS provides wireless broadband products and services to commercial and individual customers throughout the wireless industry. The company is in the early stages of building and acquiring a seamless wireless broadband network throughout North America to serve private entities, cities, municipalities and the general public. All sales from external customers are located within the United States. .

WIRELESS MESSAGING SERVICES DIVISION (WMS)

WMS principally provides wireless broadband system design and implementation, repairs and maintains paging infrastructure equipment, manufactures and supplies high-power infrastructure equipment to the wireless messaging industry and owns and operates a wide-area messaging service. All sales from external customers are located within the United States.

NETWORK OPERATING SERVICES DIVISION (NOS)

NOS provides the overall day-to-day operations, maintenance, upgrading, 24/7 monitoring and expansion of all wireless broadband networks that the Company constructs, acquires, maintains and administers. The transactions in the NOS segment for the twelve months were not material.

ENTERPRISE NETWORK SERVICES (ENS)

ENS provides product and service to operate an enterprise-class encrypted wireless banking network business. ENS provides the CryptoVue System consisting of software, site-based hardware devices and servers to perform network encryption; contracts for the construction, operation, monitoring and maintenance of fixed wireless networks for banking customers; trade names, equipment and software, including the software architecture and design.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


For the twelve months ended December 31, 2005 (in thousands)

                                   WMS          BWS        ENS       Total
                                 -----------------------------------------
     Revenue                      $ 416         $ 60      $ 167      $ 643
     Segment loss                   294          254        447        995
     Segment assets                  90          194        662        946
     Capital expenditures             -          171         66        237
     Depreciation                    24            8          4         36

For the twelve months ended December 31, 2004 (in thousands)

                                   WMS              BWS           Total
                                 --------------------------------------
     Revenue                      $ 313             $ 12          $ 325
     Segment loss                   130                4            134
     Segment assets                 120                -            120
     Capital expenditures            31                -             31
     Depreciation                    12                -             12


                                                                   December 31,      December 31,
    Reconciliation of Segment Loss from Operations to Net Loss         2005               2004
---------------------------------------------------------------    -------------     --------------
Total segment loss from operations                                 $       (995)     $       (134)
Total corporate overhead                                                 (2,416)             (585)
                                                                   -------------     -------------
Net loss                                                           $     (3,411)     $       (719)
                                                                   =============     =============

                                                                   December 31,      December 31,
        Reconciliation of Segment Assets to Total Assets               2005               2004
---------------------------------------------------------------    -------------     --------------
Total segment assets                                               $        946      $        120
Total corporate assets                                                    1,144                12
                                                                   --------------    -------------
Consolidated  assets                                               $       2,090     $        132
                                                                   ==============    -============


The accounting policies of the reportable segments are the same as those described in the section titled Basis of Accounting. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

One customer accounts for $68,000 of Wireless Messaging Service Division revenues and one customer accounts for $167,000 of Enterprise Network Services Division revenues at December 31, 2005.

NOTE 15 - SUPPLEMENTAL NON-CASH DISCLOSURES:

During 2005 the Company issued stock in lieu of cash as payment for the following (in thousands):

                                                               Supplemental
                                                            Non-Cash Disclosure
                                                            -------------------
                   Professional fees                              $   557
                   Settlements                                        102
                   Salary and compensation                             89
                   Other services rendered                             67
                   Prepaid other                                      284
                                                                 ---------
                   Total non-cash settlements                     $ 1,099
                                                                 =========


NOTE 16 - STOCK OPTIONS AND WARRANTS

In 2004, the Board of Directors adopted a Non-Qualified Stock Option Plan not approved by the Company's share holders under which 5,000,000 shares of the Company's common stock has been reserved for issuance. As of December 31, 2005, The Company had granted 1,767,604 to certain officers and employees under employment agreement of which none were exercisable and 177,402 to certain employees and consultants for services rendered.

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


The Company has elected to follow APB 25, "Accounting for Stock Issued to Employees." Accordingly, since employee stock options are granted at market price on the date of grant, no compensation expense is recognized. However, SFAS 123R requires presentation of pro forma net income and earnings per share as if the Company had accounted for its employee stock options granted under the fair value method of that statement. The weighted average fair value of the individual options issued and granted during the year ended August 31, 2005, is estimated as $3.73 on the date of grant. Management estimates the average fair value for options granted during fiscal 2005 to be comparable to those granted in fiscal 2004. The impact on net loss is none; therefore, the pro forma disclosure requirements prescribed by SFAS 123 are not significant to the Company. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

                                       8/1/2004        8/12/2005      12/31/2005
                                       -----------------------------------------
                        Assumptions     Options         Options         Options
            ------------------------   -----------------------------------------
            Dividend yield                0.00%            0.00%          0.00%
            Risk-free rate for term       3.50%            4.18%          4.35%
            Volatility                  207.00%           31.00%         76.00%
            Expected life               5 years          4 years         1 year


The pro forma effect on net loss as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock option or purchase right was as follows for the years ended December 31, 2005, and December 31, 2004:


                                                      December 31,  December 31,
        (IN THOUSANDS, EXCEPT SHARE AMOUNTS)             2005           2004
                                                      ----------      --------

       Net loss, as reported                          $  (3,411)      $  (719)
         Add: Stock-based employee
         compensation included in reported net
         earnings/(loss), net of related tax effects         --            --

         Less: Stock-based employee
         compensation expense determined
         under fair-value based method for all
         awards, net of related tax effects
                                                      ---------       -------
       Pro forma net earnings/(loss)                  $  (3,411)      $  (719)
                                                      =========       =======

       Net loss per share:
         As reported                                  $   (0.61)      $ (0.38)
         Pro foma                                     $   (0.61)      $ (0.38)

       Diluted net loss per share:
         As reported                                  $   (0.61)      $ (0.38)
         Pro foma                                     $   (0.61)      $ (0.38)


Option and warrant activity was as follows for the year ended December 31, 2005:

                                                                      2005
                                                                Weighted-Average
                                                     Shares      Exercise Price
                                                    ---------      ---------
              Outstanding at beginning of year      1,500,000      $   2.88
              Granted                               1,605,000          3.71
              Assumed through acquisitions                 --            --
              Exercised                                    --            --
              Forfeited/cancelled                          --            --
                                                    ---------      ---------

              Outstanding throughout the period     3,105,000      $   3.31
                                                    =========      =========

              Exercisable at year end                      --      $     --
                                                    =========      =========


Information about options and warrants outstanding was as follows at December 31, 2005:

                               ERF WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


                                                        Remaining        Average                             Average
            Range of              Number               Contractual       Exercise          Number            Exercise
            Exercise Prices       Outstanding        Life in Years        Price            Exercisable        Price
     -----------------------   -----------------   -----------------   -------------    ----------------   ------------
     $2.88 - $3.72                3,105,000              3.50             3.31                0                  -


NOTE 17 - SUBSEQUENT EVENT (UNAUDITED):

Effective March 10, 2006, ERF Wireless, Inc. (the "Company"), entered into a two-year unsecured revolving credit facility with certain private investors that provides a $2 million dollar line of credit. The terms of the two-year unsecured revolving credit facility allow ERF Wireless to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 6% rate. The loan may be prepaid without penalty or repaid at maturity. In the event that ERF Wireless draws down the full $2 million amount available under the Revolving Note dated February 2006 ("Note") on or prior to December 31, 2006, and if ERF Wireless requires additional working capital to pursue its business strategy and operations, Angus Capital Partners agrees to fund on a requested basis an additional $1 million during 2006 under the same terms and conditions as set forth in the Note.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

         (a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

         (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

         Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation's debts unless the stockholder, director or officer acted as the alter ego of the corporation.

         Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law. Our Bylaws also permit us to purchase and maintain insurance on behalf of directors, officers, employees and agents of the company for any liability and expenses incurred in his capacity as such, whether or not the company has the authority to indemnify him against such liability and expenses. .

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by ERF Wireless.

         SEC registration fees                                        $      0
         Legal fees                                                   $ 10,000
         Accounting fees                                              $  2,500
         Misc.                                                        $ 10,000
                                                                      --------
             Total                                                    $22,5000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         The following transactions were completed pursuant to either Section 4(2) of the Securities Act or Regulation D of the Securities Act. With respect to issuances made pursuant to Section 4(2) of the Securities Act, the transactions did not involve any public offering and were sold to a limited group of persons. Each recipient either received adequate information about ERF or had access, through employment or other relationships, to such information, and ERF determined that each recipient had such knowledge and experience in financial and business matters that they were able to evaluate the merits and risks of an investment in the Company.

         With respect to issuances made pursuant to Regulation D of the Securities Act, ERF Wireless determined that each purchaser was an "accredited investor" as defined in Rule 501(a) under the Securities Act, or if such investor was not an accredited investor, that such investor received the information required by Regulation D.

         Except as otherwise noted, all sales of the Company's securities were made by officers of the Company who received no commission or other remuneration for the solicitation of any person in connection with the respective sales of securities described above. The recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

         In June 2003 ERF Wireless sold 120,000 shares of common stock and a warrant to purchase 880,000 shares of common stock at $0.20 per share and expiring on December 31, 2007 for an aggregate purchase price of $25,000 to Six Eighteen Corp. In June 2004, in private transactions, Six Eighteen transferred portions of the warrant to the following (i) the right to purchase 220,000 shares to April Frisby; (ii) the right to purchase 220,000 shares to Dr. Tim Weed; (iii) the right to purchase 60,000 shares to Ross Eastman; (iv) the right to purchase 60,000 to Robert Lee Butchfosky II. Additionally, in June 2005 Six Eighteen transferred the right to purchase 220,000 shares to Sella Invest & Trade.

         In June 2003 the board approved the issuance of 1,000,000 shares to related parties for services provided. The stock was valued at $20,000 or $0.02 per share.

         In August 2003 the board approved the issuance of 1,815,637 shares to related parties for services provided. The stock was valued at $90,782 or $0.05 per share.

         In March 2004, ERF Wireless entered into an agreement with System Trust Joint Venture ("STJV") to sell 1,000,000 shares of Series A preferred stock for $290,700, $53,700 cash and the assumption of $237,500 in convertible debentures.

          On September 30, 2004, we issued 1,000,000 shares of our common stock for all of the outstanding shares of Eagle R. F. International. The Company is relying upon the following facts in its determination that the issuance of shares under the Stock Purchase Agreement is an exempt transaction under Section 4(2) of the Securities Act for "transactions by an issuer not involving any public offering." Our management has a pre-existing business relationship with the sellers. There was no general solicitation or general advertising. There were four purchasers. There was an opportunity for all purchaser to ask questions and receive answers concerning the terms and conditions of the offering. Several of the purchasers were accredited investors and all have such knowledge and experience in financial and business matters as to be capable of evaluating alone the merits and risks of the prospective investment. All certificates for shares contained a Rule 144 legend.

         On October 12, 2004, we issued an additional 3,151,812 shares of common stock following conversion of 168,759.56 shares of Series A by STJV. ERFW is relying upon Section 3(a)(9) of the Securities Act that allows an issuer to exchange any security with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

         On May 19, 2004, SJTV purchased 1,000,000 shares of the Company's Series A Convertible Preferred 8-K The Company is relying upon the following facts in its determination that the issuance of preferred shares to SJTV is an exempt transaction under Section 4(2) of the Securities Act for "transactions by an issuer not involving any public offering." Management had a pre-existing business relationship with the management of SJTV. There was no general solicitation or general advertising. There was one purchaser. There was an opportunity for the purchaser to ask questions and receive answers concerning the terms and conditions of the offering. The purchaser was a sophisticated and/or accredited investor and has such knowledge and experience in financial and business matters as to be capable of evaluating alone the merits and risks of the prospective investment. All certificates for preferred shares contained a Rule 144 legend.

         On April 8, 2005, the Company issued 91,668 shares of its $.001 par value common stock against $137,500 in funds sold during the period ended March 31, 2005 against the Company's Private Placement Memorandum dated January 1, 2005. In addition to the shares of common stock, the investor will receive a Class A Warrant and a Class B Warrant for each share of common stock purchased. The Class A Warrant has an exercise price of $5.00 per share and the Class B Warrant has an exercise price of $7.50 per share. Each warrant allow the holder to purchase one share of common stock at the exercise price. During the six months ended June 30, 2005, the Company issued 75,000 shares of common stock for services rendered against consulting agreements valued at $314,000. The Company valued the 75,000 shares at the closing market price on the date of issuance of such shares.

         During the six month ended June 30, 2005, the Company issued 75,000 shares of common stock for services rendered against consulting agreements valued at $314,000.

         During 2005, the Company issued 142,000 shares of its common stock for $190,000 in funds sold during the twelve months ended December 31, 2005 against the Company's Private Placement Memorandum dated January 1, 2005 and updated on June 25, 2005. In addition to the shares of common stock, the investor will receive a Class A Warrant and a Class B Warrant for each share of common stock purchased. The Class A Warrant has an exercise price of $5.00 per share and the Class B Warrant has an exercise price of $7.50 per share. Each warrant allows the holder to purchase one share of common stock at the exercise price.

         On September 13, 2005, we closed a financing arrangement in which we entered into convertible secured notes with a total principal amount of $1,500,000 and issued common stock purchase warrant to purchase 389,999 share of Company common stock. The notes are convertible into shares of the Company common stock. The notes will accrue interest at a rate per annum equal to six percent. The warrants are exercisable by the investors for five years at $3.57 per share of Company common stock.

         During the nine months ended September 30, 2005, the Company issued 198,000 shares of common stock for services rendered against consulting agreements valued at $530,000 and $242,000 in prepaid expenses. The Company valued the 198,000 shares at the closing market price on the date of issuance of such shares.

         During the twelve months ended December 31, 2005, the Company issued 1,894,000 shares of its Series A Preferred stock for $1,342,000 in funds sold during the twelve months ended December 31, 2005. During the twelve months ended December 31, 2005, the Company issued 2,756,000 shares of its par value common stock against conversion of 147,000 shares of its Series A Preferred Stock. The Series A Preferred Stock is convertible at holder's option at one preferred share for 18.676347 shares Common Stock and has a 2:1 liquidation preference. The holder of Series A Preferred Stock is required to give a 65-day notice of conversion to the company.

         During the three months ended March 31, 2006, the Company issued 50,002 shares of its common stock, Class A Warrants to purchase 50,002 shares of common stock, and Class B Warrants to purchase 50,002 shares of common stock for $75,000 in funds sold during the three months ended March 31, 2006. The Class A Warrant has an exercise price of $5.00 per share and the Class B Warrant has an exercise price of $7.50 per share. Each warrant allows the holder to purchase one share of common stock at the exercise price.

         During the six months ended June 30, 2006, the Company issued 66,669 shares of its common stock, Class A Warrants to purchase 66,669 shares of common stock, and Class B Warrants to purchase 66,669 shares of common stock for $100,000 in funds sold during the six months ended June 30, 2006. The Class A Warrant has an exercise price of $5.00 per share and the Class B Warrant has an exercise price of $7.50 per share. Each warrant allows the holder to purchase one share of common stock at the exercise price.

         Since May 2006, the Company has issued 21 Bonds for $525,000. In August 2006, the Company issued 86,781 shares of common stock upon conversion of one Bond.

         ITEM 27. EXHIBITS

         Exhibit 2.1 Agreement and Plan of Merger between Fleetclean Systems, Inc. and ERF Wireless, Inc. (1)
         Exhibit 2.2       Articles of Merger (1)
         Exhibit 3.1       Articles of incorporation of ERF Wireless, Inc. (1)
         Exhibit 3.1.1 Certificate of Amendment to Articles of incorporation of ERF Wireless, Inc. (1)
         Exhibit 3.2       Bylaws of ERF Wireless, Inc. (1)
         Exhibit 4.1       Designation of Preferences (1)
         Exhibit 4.2       Amendment to Designation of Preferences (7)
         Exhibit 4.3       Amended and Restated Designation of Series A
                           Preferred Stock
         Exhibit 5.1       Legal Opinion (to be filed by amendment)
         Exhibit 10.1      R. Greg Smith Amended and Restated Employment
                           Agreement (5)
         Exhibit 10.2 Addendum to Debt Conversion and Funding Agreement effective September 30, 2004 between ERF Wireless, Inc., Eagle R.F. International and Investors. (6)
         Exhibit 10.3 Asset and Liability Contribution Agreement dated March 31, 2004 between Fleetclean Systems, Inc. and Fleetclean Chemicals, Inc. (2)
         Exhibit 10.4 Stock Purchase Agreement dated May 15, 2004 between Systom Trust Joint Venture and Kenneth A. Phillips et. al. (3)
         Exhibit 10.5 Subscription Agreement dated May 11, 2004 between Fleetclean Systems, Inc. and Systom Trust Joint Venture (3)
         Exhibit 10.6 Acquisition Agreement dated May 15, 2004 between Kenneth A. Phillips and Fleetclean Systems, Inc. (3)

         Exhibit 10.7      2004 Non-Qualified Stock Compensation Plan (4)
         Exhibit 10.8 Second Addendum to Debt Conversion and Funding Agreement effective July 1, 2005 between ERF Wireless, Inc., Eagle R.F. International and Investors. (8)
         Exhibit 10.9 Form of Common Stock Purchase Warrant Agreement, by and between ERF Wireless, Inc. and Investor (9)
         Exhibit 10.10 Form of Convertible Term Note, by and between the ERF Wireless, Inc. and Investor (9)
         Exhibit 10.11 Form of Registration Rights Agreement, by and between the ERF Wireless, Inc. and Investor (9)
         Exhibit 10.12 Form of Stock Purchase Agreement, by and between ERF Wireless, Inc. and Investor.(9)
         Exhibit 10.13 Asset Purchase Agreement dated August 8, 2005, by and among ERF Wireless, Inc., a Nevada corporation, ERF Enterprise Network Services, Inc., a Texas corporation, and Skyvue USA East Central Texas, Inc., a Texas corporation (10)
         Exhibit 10.14     Form of Skyvue Note (11)
         Exhibit 10.15     Series A Preferred Conversion Restriction Agreement
                           (11)
         Exhibit 10.16     Warrant issued in June 2004 (11)
         Exhibit 10.17     Employment Agreement with John Burns (11)
         Exhibit 20.1      List of Subsidiaries (11)
         Exhibit 23.1      Independent Auditors' Consent

         ----------
         (1) Incorporated by reference from the Form 10-QSB for September 30, 2004;
         (2) Incorporated by reference from the Form 10-QSB for June 30,
         2004;
         (3) Incorporated by reference from the Form 8-K for May 28, 2004;
         (4) Incorporated by reference from the Form S-8 filed December 29,
         2004;
         (5) Incorporated by reference from the Form 10-KSB filed April 15,
         2005;
         (6) Incorporated by reference from the Form 10-KSB/A - Amendment No. 1 filed on August 29, 2005;
         (7) Incorporated by reference from the Form 10-QSB for March 31,
         2005;
         (8) Incorporated by reference from the Form 10-QSB/A - Amendment
         No. 1;
         (9) Incorporated by reference from the Form 8-K for September 19,
         2005;
         (10) Incorporated by reference from the Form 8-K for August 12,
         2005;
         (11) Incorporated by reference from the SB-2 filed on December 12, 2005;

ITEM 28.     UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

                  iii. To include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) We further undertake that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on October 5, 2006.


                                                    ERF Wireless, Inc..



                                                    By: /s/ Greg Smith
                                                    ----------------------------
                                                    R. Greg Smith
                                                    Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:


         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     Signature                Title                                  Date


/s/ Greg Smith           CEO, CFO, Principal
---------------------    Accounting Officer and Director        October 5, 2006
R. Greg Smith

/s/ Dean Cubley          Chairman of the Board                  October 5, 2006
---------------------
Dr. Dean Cubley

/s/ Bartus H. Batson     Director                               October 5, 2006
---------------------
Dr. Bartus H. Batson


/s/ John Adrian Burns    Director                               October 5, 2006
---------------------
John Adrian Burns

INDEX TO EXHIBITS
         Exhibit 2.1 Agreement and Plan of Merger between Fleetclean Systems, Inc. and ERF Wireless, Inc. (1)
         Exhibit 2.2       Articles of Merger (1)
         Exhibit 3.1       Articles of incorporation of ERF Wireless, Inc. (1)
         Exhibit 3.1.1 Certificate of Amendment to Articles of incorporation of ERF Wireless, Inc. (1)
         Exhibit 3.2       Bylaws of ERF Wireless, Inc. (1)
         Exhibit 4.1       Designation of Preferences (1)
         Exhibit 4.2       Amendment to Designation of Preferences (7)
         Exhibit 4.3       Amended and Restated Designation of Series A
                           Preferred Stock
         Exhibit 5.1       Legal Opinion (to be filed by amendment)
         Exhibit 10.1      R. Greg Smith Amended and Restated Employment
                           Agreement (5)
         Exhibit 10.2 Addendum to Debt Conversion and Funding Agreement effective September 30, 2004 between ERF Wireless, Inc., Eagle R.F. International and Investors. (6)
         Exhibit 10.3 Asset and Liability Contribution Agreement dated March 31, 2004 between Fleetclean Systems, Inc. and Fleetclean Chemicals, Inc. (2)
         Exhibit 10.4 Stock Purchase Agreement dated May 15, 2004 between Systom Trust Joint Venture and Kenneth A. Phillips et. al. (3)
         Exhibit 10.5 Subscription Agreement dated May 11, 2004 between Fleetclean Systems, Inc. and Systom Trust Joint Venture (3)
         Exhibit 10.6 Acquisition Agreement dated May 15, 2004 between Kenneth A. Phillips and Fleetclean Systems, Inc. (3)
         Exhibit 10.7      2004 Non-Qualified Stock Compensation Plan (4)
         Exhibit 10.8 Second Addendum to Debt Conversion and Funding Agreement effective July 1, 2005 between ERF Wireless, Inc., Eagle R.F. International and Investors. (8)
         Exhibit 10.9 Form of Common Stock Purchase Warrant Agreement, by and between ERF Wireless, Inc. and Investor (9)
         Exhibit 10.10 Form of Convertible Term Note, by and between the ERF Wireless, Inc. and Investor (9)
         Exhibit 10.11 Form of Registration Rights Agreement, by and between the ERF Wireless, Inc. and Investor (9)
         Exhibit 10.12 Form of Stock Purchase Agreement, by and between ERF Wireless, Inc. and Investor.(9)
         Exhibit 10.13 Asset Purchase Agreement dated August 8, 2005, by and among ERF Wireless, Inc., a Nevada corporation, ERF Enterprise Network Services, Inc., a Texas corporation, and Skyvue USA East Central Texas, Inc., a Texas corporation (10)
         Exhibit 10.14     Form of Skyvue Note (11)
         Exhibit 10.15     Series A Preferred Conversion Restriction Agreement
                           (11)
         Exhibit 10.16     Warrant issued in June 2004 (11)
         Exhibit 10.17     Employment Agreement with John Burns (11)
         Exhibit 20.1      List of Subsidiaries (11)
         Exhibit 23.1      Independent Auditors' Consent

         ----------
         (1) Incorporated by reference from the Form 10-QSB for September 30, 2004;
         (2) Incorporated by reference from the Form 10-QSB for June 30,
         2004;
         (3) Incorporated by reference from the Form 8-K for May 28, 2004;
         (4) Incorporated by reference from the Form S-8 filed December 29,
         2004;
         (5) Incorporated by reference from the Form 10-KSB filed April 15,
         2005;
         (6) Incorporated by reference from the Form 10-KSB/A - Amendment No. 1 filed on August 29, 2005;
         (7) Incorporated by reference from the Form 10-QSB for March 31,
         2005;
         (8) Incorporated by reference from the Form 10-QSB/A - Amendment
         No. 1;
         (9) Incorporated by reference from the Form 8-K for September 19,
         2005;
         (10) Incorporated by reference from the Form 8-K for August 12,
         2005;
         (11) Incorporated by reference from the SB-2 filed on December 12, 2005;